EXHIBIT 10.46

BMC INDUSTRIES, INC.

$185,000,000

SECOND AMENDMENT AND RESTATEMENT AGREEMENT

dated as of October 12, 2001

BANKERS TRUST COMPANY,

as Administrative Agent

BANK ONE, NA,

as Documentation Agent

and

VARIOUS LENDING INSTITUTIONS

TABLE OF CONTENTS

ARTICLE I
1.1 Defined Terms.
1.2 Accounting Terms, Financial Statements.
1.3 Other Definitional Terms.
ARTICLE II
2.1 The Commitments.
(a) Term Loans.
(b) Revolving Loans.
(c) Swing Line Loans.
2.2 Notes.
(a) Evidence of Indebtedness.
(b) Notation of Payments.
2.3 Minimum Amount of Each Borrowing; Maximum Number of Borrowings.
2.4 Borrowing Options.
2.5 Notice of Borrowing.
2.6 Conversion or Continuation.
2.7 Disbursement of Funds; Funding Assumptions.
2.8 Pro Rata Borrowings.
2.9 Amount and Terms of Letter of Credit.
(a) Letter of Credit Commitments, Terms of Letters of Credit.
(b) Procedure for Issuance of Letters of Credit.
(c) Draws upon Letters of Credit; Reimbursement Obligation.
(d) Lenders’ Participation in Letters of Credit.
(e) Fees for Letters of Credit.
(f) LC Obligations Unconditional.
(g) Indemnification.
(h) Stated Amount.
ARTICLE III
3.1 Interest.
(a) Base Rate Loans.
(b) Eurodollar Loans.
(c) Payment of Interest.
(d) Notification of Rate.
(e) Default Interest.
(f) Maximum Interest.
3.2 Fees.
(a) Commitment Fee.
(b) Agency Fees.
3.3 Computation of Interest and Fees.
3.4 Interest Periods.
3.5 Compensation for Funding Losses.
3.6 Increased Costs, Illegality, Etc.
(a) Generally.
(b) Eurodollar Loans.
(c) Capital Requirements.
(d) Change of Lending Office.
3.7 Replacement of Affected Lenders.
ARTICLE IV
4.1 Voluntary Reduction of Commitments.
4.2 Voluntary Prepayments.
4.3 Mandatory Prepayments.
(a) Prepayment Upon Overadvance.
(b) Payment at Termination Date.
(c) Mandatory Prepayment Upon Asset Disposition.
(d) Mandatory Prepayment Upon Incurrence of Indebtedness.
(e) Scheduled Term Repayments.
(f) Mandatory Prepayment With Excess Cash Flow.
4.4 Application of Prepayments.
4.5 Method and Place of Payment.
4.6 Net Payments.
ARTICLE V
5.1 Corporate Existence; Compliance with Law.
5.2 Corporate Power; Authorization; No Violation.
5.3 Binding Effect.
5.4 Purpose of Loans.
5.5 Subsidiaries.
5.6 Indebtedness.
5.7 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections, etc.
(a) Financial Statements.
(b) Solvency.
(c) No Undisclosed Liabilities.
(d) Projections.
5.8 No Material Litigation.
5.9 Performance of Agreements.
5.10 Taxes.
5.11 Governmental Regulation.
5.12 Ownership of Property; Liens.
5.13 Intellectual Property.
5.14 Disclosure.
5.15 ERISA.
5.16 Labor Relations.
5.17 Insurance.
5.18 Public Utility Holding Company Act.
5.19 Security Documents.
(a) Security Agreement Collateral.
(b) Real Estate Collateral.
ARTICLE VI
6.1 Conditions Precedent to Effectiveness.
(a) Loan Documents.
(b) Corporate Proceedings.
(c) Corporate Documents.
(d) Incumbency Certificate.
(e) Fees and Amendment Fee.
(f) Legal Opinions.
(g) Approvals.
(h) Litigation.
(i) Officer’s Certificate.
(j) Adverse Change.
6.2 Certain Conditions Precedent to Each Loan.
(a) Representations and Warranties.
(b) No Events of Default.
(c) Available Revolving Commitment.
(d) Other Matters.
ARTICLE VII
7.1 Financial Statements.
7.2 Certificates; Other Information.
(a) Accountant’s Certificates.
(b) Officer’s Certificate.
(c) Budgets; Projections.
(d) Audit Reports and Statements.
(e) Public Filings.
(f) Status.
(h) Other Requested Information
7.3 Notices.
(a) Event of Default or Unmatured Event of Default.
(b) Litigation and Related Matters.
(c) Notice of Change of Control.
7.4 Conduct of Business and Maintenance of Existence.
7.5 Payment of Obligations.
7.6 Inspection of Property, Books and Records.
7.7 ERISA.
7.8 Insurance.
7.9 Environmental Laws.
7.10 Additional Subsidiary Guarantors.
7.11 Intentionally Omitted.
7.12 Additional Security; Further Assurances.
(b) Additional Subsidiary Guarantors.
(c) Pledge of New Subsidiary Stock.
(d) Grant of Security by New Domestic Subsidiaries.
(e) Documentation for Additional Security.
(f) Foreign Subsidiaries Security.
ARTICLE VIII
8.1 Financial Condition Covenants.
(a) Maintenance of Consolidated Net Worth.
(b) Leverage Ratio.
(c) Interest Coverage Ratio.
(d) Capital Expenditures.
8.2 Indebtedness.
8.3 Liens.
8.4 Fundamental Changes.
8.5 Restricted Payments.
8.6 Distributions from Subsidiaries.
8.7 Sales of Assets and Subsidiary Stock.
8.8 Investments.
8.9 Transactions with Affiliates.
8.10 Sale-Leasebacks.
8.11 Fiscal Year.
8.12 Amendments to Organizational Documents.
8.13 Accounting Changes.
8.14 Lines of Business.
ARTICLE IX
9.1 Events of Default.
(a) Failure to Make Payments When Due.
(b) Representations.
(c) Breach of Certain Covenants.
(d) Other Defaults Under Agreement or Loan Documents.
(e) Default Under Other Agreements.
(f) Judgments.
(g) Voluntary Insolvency, Etc.
(h) Involuntary Insolvency, Etc.
(i) Unenforceability.
(j) ERISA.
(k) Change of Control.
(l) Environmental Default.
(m) Security Documents.
9.2 Rescission of Acceleration.
9.3 Rights Not Exclusive.
ARTICLE X
10.1 Appointment and Authorization.
10.2 Nature of Duties.
10.3 Liability of Agent.
10.4 Reliance by Agent.
10.5 Notice of Default.
10.6 Credit Decision.
10.7 Indemnification.
10.8 Agent in Individual Capacity.
10.9 Resignation by Agent.
10.10 Documentation Agent.
ARTICLE XI
11.1 No Waiver; Modifications in Writing.
11.2 Intentionally omitted.
11.3 Notices, Etc.
11.4 Costs, Expenses and Taxes; Indemnity.
(a) Generally.
(b) Indemnification.
11.5 Confirmations.
11.6 Transfer of Notes.
11.7 Adjustments; Setoff.
11.8 Execution in Counterparts.
11.9 Binding Effect; Assignment; Addition and Substitution of Lenders.
11.10 CONSENT TO JURISDICTION; MUTUAL WAIVER OR JURY TRIAL.
11.11 Governing Law.
11.12 Registry.
11.13 Severability of Provisions.
11.14 Headings.
11.15 Independent Nature of Lenders’ Rights.
11.16 Survival of Representations.
11.17 Confidentiality.
11.18 Effectiveness.
11.19 Waiver of Immunities.
11.20 Concerning the Collateral and the Loan Documents.
(a) Authority.
(b) Release of Collateral.
(c) No Obligation.

Schedules

Schedule 2.1(a)                     --             Converted Term Loan Amounts

Schedule 2.1(b)                     --             Revolving Commitments

Schedule 2.1(c)                     --             Aggregate Converted Term Loan Amount

Schedule 5.5                          --             Subsidiaries

Schedule 5.6                          --             Indebtedness

Schedule 5.7(c)                     --             Liabilities

Schedule 5.7(d)                     --             Projections

Schedule 5.8                          --             Litigation

Schedule 6.1(o)                     --             Waiver of Acquisition Agreement Terms

Schedule 8.2(c)                     --             Outstanding Subsidiary Indebtedness

Schedule 8.3                          --             Permitted Liens

Schedule 8.6(a)                     --             Certain Restrictions

Schedule 11.3                        --             Addresses for Notice; Payment and Lending Offices

Exhibits

Exhibit 2.1(b)(iii)                   --             Form of Swing Line Loan Participation Certificate

Exhibit 2.2(a)-1                      --             Form of Term Note

Exhibit 2.2(a)-2                      --             Form of Revolving Note

Exhibit 2.2(a)-3                      --             Form of Swing Line Note

Exhibit 2.5                              --             Form of Notice of Borrowing

Exhibit 2.6                              --             Form of Notice of Conversion or Continuation

Exhibit 2.9                              --             Form of Letter of Credit Report

Exhibit 4.6(d)                         --             Form of Section 4.6(d)(ii) Certificate

Exhibit 6.1(a)(iii)(x)               --             Form of Borrower Security Agreement

Exhibit 6.1(a)(iii)(y)               --             Form of Subsidiary Guarantor Security Agreement

Exhibit 6.1(a)(iv)                   --             Form of Pledge Agreement

Exhibit 6.1(a)(v)                    --             Form of Subsidiary Guarantee Agreement

Exhibit 6.1(a)(vi)(i)                --             Form of Mortgage

Exhibit 6.1(a)(vi)(ii)(1)          --             Certain Mortgage-Related Exceptions

Exhibit 6.1(a)(vi)(ii)(2)          --             Form of Mortgage Policy

Exhibit 6.1(f)(i)                      --             Form of Opinion of Borrower’s outside counsel

Exhibit 6.1(f)(ii)                     --             Form of Opinion of Borrower's general counsel

Exhibit 6.1(i)                          --             Form of Officer’s Certificate

Exhibit 7.2(b)                         --             Form of Certificate of Financial Officer

Exhibit 11.9                            --             Form of Assignment and Assumption Agreement

Exhibit 11.10                          --             Form of Term Loan Conversion Notice

SECOND AMENDMENT AND RESTATEMENT AGREEMENT

THIS AMENDMENT TO THAT CERTAIN FIRST AMENDED AND RESTATED CREDIT AGREEMENT (the "Second Amendment and Restatement Agreement"), dated as of October 12, 2001, among BMC Industries, Inc., a Minnesota corporation (“Borrower”), the several banks and other financial institutions set forth on the signature pages hereto, BANKERS TRUST COMPANY, a New York banking corporation, as administrative agent for the Lenders hereunder (in such capacity, the “Agent”) and as a Lender, and Bank One, NA, as Documentation Agent and a Lender.

W I T N E S S E T H:

WHEREAS, Borrower, Agent and NBD Bank, as Documentation Agent, have entered into that certain Credit Agreement dated as of May 15, 1998 (the “Original Credit Agreement”) providing for revolving credit facilities for working capital and other corporate purposes to Borrower as the same was amended and restated as of June 25, 1998 (as the same was previously amended prior to the date hereof, the “First Amended and Restated Credit Agreement”);

WHEREAS, the parties hereto wish to amend the First Amended and Restated Credit Agreement in the manner set forth in each corresponding or new section below to (i) convert certain outstanding Revolving Loans thereunder to term loans with a corresponding permanent reduction in the Revolving Commitment; and (ii) to further permanently reduce the Revolving Commitment by $35,000,000 and to make certain other modifications as set forth below;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree that the First Amended and Restated Credit Agreement is hereby further amended by the modifications or additions in each corresponding or new section, schedule or exhibit set forth below:

ARTICLE I

DEFINITIONS

1.1           Defined Terms.  As used in this Agreement, the following terms shall have the following meanings, such meanings to be equally applicable to both the singular and plural forms of the terms defined:

“1997 Expansion Charge”: an amount equal to (i) $6,400,000 from the Restatement Date to June 30, 1998, (ii) $3,100,000 from July 1, 1998 to September 30, 1998 and (iii) $0 after September 30, 1998.

“Acquisition”: any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or the Subsidiary is the surviving entity.

 “Additional Security Documents”: all mortgages, pledge agreements, security agreements and other security documents entered into pursuant to Section 7.12 and the Security Agreement.

“Adjusted Working Capital”: the difference between (i) Consolidated Current Assets and (ii) Consolidated Current Liabilities excluding from Consolidated Current Liabilities all short-term borrowings, the current portion of long-term indebtedness and the current portion of Capitalized Lease Obligations.

“Adjustment Date”: the earlier of (i) the second Business Day after receipt by Agent of the financial statements required to be delivered by Borrower pursuant to Section 7.1 and (ii) the date five days after notice from Agent to Borrower that Borrower has failed to deliver such financial statements; provided that if an Adjustment Date pursuant to clause (ii) occurs, the date which is the Second Business Day after Agent does receive such financial statements shall also be an Adjustment Date.

“Agent”: as defined in the preamble.

“Agents”: the Agent and the Documentation Agent.

“Affiliate”: with respect to any Person, any Person or group acting in concert in respect of the Person in question that, directly or indirectly, controls or is controlled by or is under common control with such Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent–Related Persons”: as defined in Section 10.3.

“Aggregate Commitment”: the sum of (a) the Total Revolving Commitment, and (b) the aggregate outstanding Term Loans of the Term Lenders.

“Aggregate Consideration”: the aggregate value of all cash, securities and other property paid in connection with an Acquisition, including all Indebtedness of the acquired Person repaid or assumed, directly or indirectly (by operation of law or otherwise) in connection with the Acquisition.

"Aggregate Converted Term Loan Amount"  means the sum of the Converted Term Loan Amounts of all Converting Lenders on the Restatement Date.

“Agreement”: this Agreement, as amended, supplemented or otherwise modified from time to time.

 “Applicable Commitment Fee”: at any date, the applicable percentage amount of the aggregate Revolving Commitments of the Lenders as such percentage amount is set forth in the table below based upon the Most Recent Ratio of Consolidated Debt to Consolidated EBITDA on such date, provided that until the date Borrower delivers the financial statements for the fiscal quarter ended September 30, 2001, the Applicable Commitment Fee shall not be less than .500%:

Most Recent Ratio of Consolidated Debt to Consolidated EBITDA	Applicable Commitment Fee
Less than or equal to 2.75 to 1.0	.375%
Less than or equal to 3.00 to 1.0 but greater than 2.75 to 1.0	.425%
Less than or equal to 3.25 to 1.0 but greater than 3.00 to 1.0	.475%
Less than or equal to 3.50 to 1.0 but greater than 3.25 to 1.0	.500%
Greater than 3.50 to 1.0	.500%

“Applicable Margin”: with respect to each Loan at any date shall be the applicable percentage amount set forth in the table below based upon the Type of such Loan and the Most Recent Ratio of Consolidated Debt to Consolidated EBITDA on such date, provided that until the date Borrower delivers the financial statements for the fiscal quarter ended September 30, 2001, the Applicable Margin for Eurodollar Loans shall not be less than 3.000% and the Applicable Margin for Base Rate Loans shall not be less than 2.000%:

Most Recent Ratio of Consolidated Debt to Consolidated EBITDA	Eurodollar Loans	Base Rate Loans
Less than or equal to 2.75 to 1.0	1.500%	0.500%
Less than or equal to 3.00 to 1.0 but greater than 2.75 to 1.0	1.750%	0.750%
Less than or equal to 3.25 to 1.0 but greater than 3.00 to 1.0	2.250%	1.250%
Less than or equal to 3.50 to 1.0 but greater than 3.25 to 1.0	2.750%	1.750%
Greater than 3.50 to 1.0	3.000%	2.000%

“Asset Acquisition”: the purchase by Borrower of the assets of the Orcolite business unit, an operating division of the Monsanto Corporation in 1998.

“Asset Acquisition-Related and Other Special Charges”: means charges taken in 1998 for accounting purposes in connection with the Asset Acquisition to reflect write-offs, costs, expenses or other charges related to the Asset Acquisition and other special non-recurring non cash accounting charges (provided that no more than $2,000,000 may be cash severance payments) in 1998 not to exceed $65,000,000 in the aggregate.

“Asset Disposition”: any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Subsidiary of Borrower (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by Borrower or any of its Subsidiaries the fair market value of which, as determined in good faith by the board of directors of Borrower or such Subsidiary, as the case may be, exceeds $1,000,000 (other than (i) a disposition by a Subsidiary to Borrower or by Borrower or a Subsidiary to a Wholly-Owned Subsidiary, (ii) a disposition of property or other assets at fair market value in the ordinary course of business, including non-exclusive licenses to use trademarks, trade names or other similar property of Borrower or its Subsidiaries and (iii) a disposition of obsolete property or other assets in the ordinary course of business).

“Assignee”: an Eligible Assignee which is an “Assignee” party to an Assignment and Assumption Agreement pursuant to Section 11.9.

“Assignment and Assumption Agreement”: an Assignment and Assumption Agreement substantially in the form of Exhibit 11.9 annexed hereto and made a part hereof made by any applicable Lender, as assignor and such Lender’s assignee in accordance with Section 11.9, with such modifications (including, without limitation, additional representations, warranties and covenants by the assignor Lender or assignee Lender) as such assignor Lender and assignee Lender may agree to from time to time which solely affect the relative rights and/or obligations of the assignor Lender and assignee Lender as between themselves.

“Attorney Costs”: all reasonable fees and disbursements of any law firm or other external counsel and the reasonable allocated cost of internal legal services, including all reasonable disbursements of internal counsel.

“Attributable Debt”: as of the date of determination thereof in connection with a Sale and Leaseback Transaction occurring after the Closing Date, the greater of (1) the fair value of the assets subject to such transaction (as determined in good faith by the applicable lessee) and (2) the present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during the term of any applicable lease.

“Available Revolving Commitment”: as to any Lender at any time, an amount in Dollars equal to the excess, if any, of (a) such Lender’s Revolving Commitment over (b) the sum of (i) the aggregate principal amount then outstanding of Revolving Loans made by such Lender and (ii) such Lender’s Commitment Percentage of the LC Obligations and Commitment Percentage of the Swing Line Loans then outstanding.

“Bankruptcy Code”: Title 11 of the United States Code entitled Bankruptcy as now or hereafter in effect or any successor thereto.

“Base Rate”: the higher of (i) the Prime Lending Rate and (ii) the Federal Funds Effective Rate plus one–half of one percent (½%).

“Base Rate Loans”: Loans bearing interest at a rate determined by reference to the Base Rate, or Swing Line Loans, as the context shall require.

“Board”: the Board of Governors of the Federal Reserve System (or any successor thereto).

“Borrower”: as defined in the preamble.

"Borrower Security Agreement": as defined in Section 6.1(a)(iii).

“Borrowing”: a group of Loans of a single Type made by the Lenders or the Swing Line Lender, as appropriate, on a single date and as to which a single Interest Period is in effect.

“BT”: Bankers Trust Company, a New York banking corporation.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures”: without duplication, with respect to any Person, any amounts expended or Indebtedness incurred during or in respect of a period for any purchase or other acquisition for value of any asset that should be classified on a consolidated balance sheet of such Person prepared in accordance with GAAP as a fixed or capital asset including, without limitation, the direct or indirect acquisition of such assets or improvements by way of increased product or service charges, offset items or otherwise, and shall include Capitalized Lease Obligations and shall include amounts expended, incurred or obligated to be expended during or in respect of a period for any Permitted Acquisition or Permitted Investment regardless of whether such Permitted Acquisition or Permitted Investment would be classified as fixed or capital assets on a consolidated balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease”: as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock”: with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock or such interests), warrants or options exchangeable for or convertible into such capital stock or other interests.

“Capitalized Lease Obligation”: at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease which would at such time be so required to be capitalized on such a balance sheet in accordance with GAAP.

“Cash Equivalents”: Investments of the type specified in clauses (i), (ii), (iii), (iv)  and (ix) of the definition of “Permitted Investments”.

“Change of Control”: (i) the sale, lease or transfer of all or substantially all of Borrower’s assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the liquidation or dissolution of Borrower, (iii) any person or group of persons (within the meaning of the Exchange Act) acquiring beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 20% or more of the issued and outstanding shares of Borrower’s Voting Securities; or (iv) a majority of the directors of the Borrower are Persons other than Persons (A) for whose election proxies have been solicited by Borrower’s board of directors or (B) who are then serving as directors appointed by Borrower’s board of directors to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill new created directorships.

“Closing Date” May 15, 1998.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

"Collateral" means all "Collateral" as defined in each of the Security Documents.

“Collateral Account”: as defined in Section 4.3(a).

“Collateral Agent”: the Agent acting as collateral agent for the Secured Creditors.

 “Committed Loan”: any Revolving Loan, Term Loan or Swing Line Loan.

“Commitment”: as to any Lender at any time, the aggregate of such Lender’s outstanding Revolving Commitment and its Swing Line Commitment.

“Commitment Percentage”: means, as to any Lender, (a) in respect of a particular Loan and/or Commitment, (i) at any time at which the Commitments in respect of such Loan remain outstanding, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender’s Commitment in respect of such Loan divided by the combined Commitments in respect of such Loan; and (ii) after the termination of the Commitments in respect of such Loan or in respect of any Term Loan, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of the principal amount outstanding of such Loans held by such Lender divided by the aggregate principal amount outstanding of such Loans held by all Lenders, and (b) in respect of all Loans and/or Commitments, (i) at any  time at which the Aggregate Commitments (or any portion thereof) remains outstanding, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of the sum of such Lender’s Revolving Commitments and such Lender's outstanding Term Loans divided by the Aggregate Commitment, and (ii) after the termination of the Revolving Commitments, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of the principal amount of such Lender’s outstanding Loans and LC Obligations divided by the aggregate principal amount of the outstanding Loans and LC Obligations of all of the Lenders.

“Commitment Period”: the period from and including the date hereof to but not including the Termination Date.

“Commodity Price Protection Agreement”: any Contractual Obligation or other arrangement designed to protect Borrower or any of its Subsidiaries from fluctuations in the price of commodities.

 “Consolidated Capital Expenditures”: for any period, the aggregate of all Capital Expenditures by Borrower and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries.

“Consolidated Current Assets”: with respect to any Person, as at the time any determination thereof is to be made, the amount, without duplication, that is classified on a consolidated balance sheet of such Person and its Subsidiaries as the consolidated current assets of such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Current Liabilities”: with respect to any Person, as at the time any determination thereof is to be made,  any indebtedness (other than the Indebtedness hereunder) that is classified as consolidated current liabilities on a consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Debt”: indebtedness for money borrowed of Borrower and its Subsidiaries that should be shown as a liability on a consolidated balance sheet of Borrower and its Subsidiaries prepared in accordance with GAAP plus, without duplication, the amount of Indebtedness of the type described in clauses (iii), (v), (ix) and (x) of the definition thereof plus, without duplication, Attributable Debt.

“Consolidated EBITDA”: without duplication for any Person for any period for which such amount is being determined, Consolidated Net Income or Consolidated Net Loss for such period minus Second Quarter 2001 Deferred Tax Charges for such period, if any, plus the sum of the amounts for such period of (i) Consolidated Interest Expense, (ii) provision for taxes based on income, (iii) depreciation expense, and (iv) amortization expense minus any non-cash non-operating income for such period to the extent included in Consolidated Net Income or Consolidated Net Loss and excluding any gain or loss recognized in respect of post-retirement benefits as a result of the application of FASB 106 and any foreign currency translation adjustments as a result of the application of FASB 52, all as determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP.  For purpose of this definition, “Consolidated EBITDA” shall be calculated after giving effect on a pro forma basis to any Acquisition as if such Acquisition occurred on the first day of the applicable period on the same basis as is required in clauses (A) through (C) for the pro forma test under clause (iii) of the definition of Permitted Acquisition.

“Consolidated Interest Expense”: with respect to any Person, for any period for which such amount is being determined, total interest expense of such Person and its Subsidiaries on a consolidated basis in accordance with GAAP for such period.

“Consolidated Net Income” and “Consolidated Net Loss”: for any Person for any period for which such amount is being determined, the net income (loss) of such Person and its consolidated Subsidiaries during such period determined on a consolidated basis for such period taken as a single accounting period in accordance with GAAP, provided that in making such determination there shall be excluded any effect of (i) income (or loss) of any Person (other than a consolidated Subsidiary of such Person) in which any other Person (other than such Person or any of its consolidated Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its consolidated Subsidiaries by such other Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a consolidated Subsidiary of such Person or is merged into or consolidated with such Person or any of its consolidated Subsidiaries or the Person’s assets are acquired by such Person or any of its consolidated Subsidiaries, (iii) the income of any consolidated Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by that consolidated Subsidiary of the income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that consolidated Subsidiary, (iv) Asset Acquisition-Related and Other Special Charges, (v) Third Quarter 2001 Non-Recurring Charges; (vi) Restructuring Charges; (vii) the Second Quarter 2001 Deferred Tax Charges; and (viii) to the extent deducted from determining Consolidated Net Income, any non-cash charge required as a result of the application of FASB 142.

“Consolidated Net Worth”: of a Person means total stockholders’ equity of such Person and its Subsidiaries on a consolidated basis in accordance with GAAP plus, without duplication, Asset Acquisition-Related and Other Special Charges plus, without duplication, the Second Quarter 2001 Deferred Tax Charges plus, without duplication, Third Quarter 2001 Non-Recurring Charges plus, without duplication, Restructuring Charges plus, without duplication and only to the extent deducted in the determination of stockholder's equity, any non-cash charge required as a result of the application of FASB 142.

“Contaminant”: any material with respect to which any Environmental Law imposes a duty or obligation, including without limitation any pollutant, contaminant (as those terms are defined in 42 U.S.C. §9601(33)), toxic pollutant (as that term is defined in 33 U.S.C. §1362(13)), hazardous substance (as that term is defined in 42 U.S.C. §9601(14)), hazardous chemical (as that term is defined by 29 CFR § 1910.1200(c)), hazardous waste (as that term is defined in 42 U.S.C. § 6903(5)), or any state or local equivalent of such laws and regulations, including, without limitation, radioactive material, special waste, polychlorinated biphenyls, asbestos, petroleum, including crude oil or any petroleum-derived substance, (or any fraction thereof), waste, or breakdown or decomposition product thereof, or any constituent of any such substance or waste, including but not limited to polychlorinated biphenyls and asbestos.

“Contractual Obligation”: as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or to which it is subject.

“Converted Term Loan Amount”: as defined in Section 2.1(a).

"Converting Lender" means each Lender executing this Agreement on or before the Restatement Date and each Lender who delivers a Term Loan Conversion Notice to the Agent on or before the Restatement Date.

“Credit Event”: the making of any Loan or the issuance of any Letter of Credit.

“Credit Party”: Borrower, each Subsidiary Guarantor and any guarantor which may hereafter enter into a guarantee agreement with respect to the Obligations.

“Currency Protection Agreement”: any foreign exchange contract, currency swap agreement, or other financial agreement or arrangement to which Borrower or any of its Subsidiaries is a party that is designed to protect Borrower or any of its Subsidiaries against fluctuations in currency values.

“Debts”: all liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent.

“Default Rate”: a variable rate per annum which shall be two percent (2%) per annum plus either (i) the then applicable interest rate hereunder in respect of the amount on which the Default Rate is being assessed, or (ii) if there is no such applicable interest rate, the Base Rate plus the Applicable Margin, but in no event in excess of that permitted by applicable law.

“Defaulting Lender”: any Lender with respect to which a Lender Default is in effect.

 “Documents”: the Loan Documents.

“Dollars” and “$”: dollars in lawful currency of the U.S.

 “Domestic Overdraft Facility”: means an unsecured overdraft line of credit in a maximum principal amount of not more than $10,000,000 which may contain a subfacility for letters of credit which line of credit shall be on terms and conditions and pursuant to documentation no more restrictive than this Agreement and otherwise satisfactory in form and substance to the Agent.

“Domestic Subsidiary”: any Subsidiary of Borrower that is not a Foreign Subsidiary.

“Drawing”: as defined in Section 2.9(d)(ii).

“Effective Date”: the effective date of the applicable Assignment and Assumption Agreement, as defined therein.

“Eligible Assignee”: (i) a commercial bank organized under the laws of the U.S., or any State thereof, (ii) a commercial bank organized under the laws of any other country which is a member of OECD, or a political subdivision of any such country; provided, however, that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD or the Cayman Islands, (iii) the central bank of any country which is a member of the OECD, (iv) a finance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, (v) an insurance company organized under the laws of the U.S. (or any State thereof), (vi) a savings bank or savings and loan association organized under the laws of the U.S., or any State thereof, (vii) any Lender party to this Agreement, (viii) any Affiliate of any Lender party to this Agreement, and (ix) any other Person approved by Agent and Borrower, such approval not to be unreasonably withheld; provided, however, that an affiliate of Borrower shall not qualify as an Eligible Assignee.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes or decrees of any Governmental Authority or other Requirements of Law regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect that are applicable to the Borrower or its Subsidiaries.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: each trade or business (whether or not incorporated) which together with Borrower or a Subsidiary of Borrower would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or would be included in a “controlled group of corporations,” a group of “trades or businesses under common control” or an “affiliated service group” within the meaning of Section 414(b), (c), (m) or (o) of the Code.  Unless otherwise qualified, all references to an “ERISA Affiliate” in this Agreement shall refer to an ERISA Affiliate of Borrower or any Subsidiary.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Borrowing”: a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan”: any Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Rate”: the arithmetic average (rounded upwards to the nearest 1/16 of 1%) of the offered quotations, if any, to first class banks in the Eurodollar market by BT for Dollar deposits of amounts in immediately available funds comparable to the principal amount of the applicable Eurodollar Loan for which the Eurodollar Rate is being determined with maturities comparable to the Interest Period for which such Eurodollar Rate will apply, as of approximately 10:00 A.M. (New York City time) on the applicable Interest Rate Determination Date.  The determination of the Eurodollar Rate by Agent shall be conclusive and binding on Borrower absent demonstrable error.

“Eurodollar Reserve Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Rate
1.00 – Eurocurrency Reserve Requirements

"European Reorganization" has the meaning assigned to that term in that certain Consent, Waiver and Fourth Amendment to Credit Agreement dated as of December 21, 1999 by and among the Borrower, the Agent and the Lenders signatory thereto.

“Event of Default”: any of the events specified in Section 9.1; provided, however, that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Cash Flow”: for any period, the excess of (i) the sum of (without duplication) (A) Consolidated Net Income for such period, plus (B) the amount of all non-cash charges (including, without limitation or duplication, depreciation, amortization and non-cash (including without limitation any original issue discount or pay-in-kind interest expense) interest expense) included in determining Consolidated Net Income for such period, plus (C) the decrease, if any, in Adjusted Working Capital from the first day to the last day of such period, plus (D) provisions for taxes appearing on an income statement of Borrower and its Subsidiaries for such period, over (ii) the sum (without duplication) of (A) any non-cash credits (including from sales of assets) included in determining Consolidated Net Income for such period, plus (B) gains from sales of assets included in determining Consolidated Net Income for such period, plus (C) the aggregate amount of Capital Expenditures (excluding Capital Expenditures made utilizing insurance proceeds from Recovery Events or financed through Indebtedness (other than Indebtedness under this Agreement)), plus (D) the aggregate principal amount of permanent principal payments of Indebtedness for borrowed money of Borrower and its Subsidiaries (other than (1) repayment of Indebtedness with proceeds of issuance of other Indebtedness or equity or equity contributions or with Net Sale Proceeds or Recovery Events and (2) repayment of Loans, provided that repayments of Loans shall be deducted in determining Excess Cash Flow if such repayments were (x) repayments of Loans on the Termination Date, (y) made as a voluntary prepayment with internally generated funds (but in the case of a voluntary prepayment of Revolving Loans or Swing Line Loans, only to the extent accompanied by a voluntary permanent reduction to the Total Revolving Commitment) or (z) made with Net Sale Proceeds from any Asset Disposition but only to the extent that any gain from such Asset Disposition has been included in the determination of Consolidated Net Income for such period) during such period, plus (E) non-cash charges added back in a previous period pursuant to clause (i)(B) above to the extent any such charge has become a cash item in the current period, plus (F) the increase, if any, in Adjusted Working Capital from the first day to the last day of such period, plus (G) taxes paid by Borrower and its Subsidiaries during such period, plus (H) the principal portion of Capitalized Lease Obligations paid by Borrower and its Subsidiaries during such period.

“Excess Cash Flow Period”: with respect to the repayment required on each Excess Cash Payment Date, the immediately preceding Fiscal Year of Borrower.

“Excess Cash Payment Date”: the date occurring 95 days after the last day of a Fiscal Year of Borrower (beginning with its Fiscal Year ending on December 31, 2002).

“Exchange Act”: the Securities Exchange Act of 1934, as amended and codified in U.S.C. 78a et seq. and as hereafter amended from time to time.

“Exchangeable Stock”: any Capital Stock which is exchangeable or convertible into another security (other than Capital Stock of Borrower which is neither Exchangeable Stock nor Redeemable Stock).

“Existing Credit Agreements”: that certain Credit Agreement among BMC Industries, Inc., various Banks and Norwest Bank Minnesota, National Association, dated June 5, 1996, as amended to date, and all agreements relating to such loan agreement, including, without limitation, any and all guarantees, pledge agreements and security agreements.

 “Facility”: any of the credit facilities established under this Agreement.

“Facing Agent”: as defined in Section 2.9(a).

“Federal Funds Effective Rate”: for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by BT, as Agent, from three Federal funds brokers of recognized standing selected by it.

“Financial Officer”: with respect to any Person, the chief financial officer, principal accounting officer, a financial vice president, treasurer or assistant treasurer of such Person.

“Foreign Subsidiary”: a Subsidiary of Borrower that is incorporated under the laws of a jurisdiction other than any State of the U.S. or the District of Columbia.

“GAAP”: generally accepted accounting principles in the U.S. as in effect from time to time.  If any changes in GAAP or the application thereof from that used in the preparation of the financial statements referred to in Section 7.1(a) hereof occur after the Closing Date and such changes result in a material change in the calculation of any financial covenants or restrictions set forth in this Agreement, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants and restrictions so as to equitably reflect such changes, with the desired result that the criteria for evaluating the financial condition and results of operations of Borrower and its Subsidiaries shall be the same after such changes as if such changes had not been made.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Guarantee Obligations”: as to any Person, without duplication, any direct or indirect obligation of such Person guaranteeing or intended to guarantee any Indebtedness, Capital Lease or operating lease, dividend or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:  (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include any endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any Person at any time shall be deemed to be an amount equal to the lesser at such time of (y) the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made or (z) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Indebtedness”: as applied to any Person (without duplication):

(i)            all indebtedness of such Person for borrowed money;

(ii)           the deferred and unpaid balance of the purchase price of assets or services (other than trade payables and other accrued liabilities incurred in the ordinary course of business that are not overdue by more than 90 days unless being contested in good faith) which purchase price is (y) due more than six months from the date of incurrence of the obligation in respect thereof or (z) evidenced by a note or a similar written instrument;

(iii)          that portion of obligations of such Person with respect to Capital Leases which is required to be classified as a liability on a balance sheet in accordance with GAAP;

(iv)          all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is nonrecourse to such Person;

(v)           notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than such notes or drafts for the deferred purchase price of assets or services which does not constitute Indebtedness pursuant to clause (ii) above);

(vi)          indebtedness or obligations of such Person, in each case, evidenced by bonds, notes or similar written instrument;

(vii)         the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder other than, in each case, commercial or standby letters of credit or the functional equivalent thereof issued in connection with performance, bid or advance payment obligations incurred in the ordinary course of business, including, without limitation, performance requirements  under workers compensation or similar laws;

(viii)        all obligations of such Person under Interest Rate Protection Agreements or Currency Protection Agreements;

(ix)           Guarantee Obligations of such Person; and

(x)            the principal balance outstanding under any synthetic lease, tax retention operation lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Insolvent”: with respect to any Person, that the present fair saleable value of the assets of such Person is less than the amount that will be required to pay the probable liability on existing Debts of such Person or such Person is unable to pay its Debts, as such Debts become absolute and matured.

“Intellectual Property”: as defined in Section 5.13.

“Intercompany Indebtedness”: Indebtedness of Borrower or any of its Subsidiaries which, in the case of Borrower, is owing to any such Subsidiary and which, in the case of any Subsidiary of Borrower, is owing to Borrower or any of its other Subsidiaries.

“Interest Payment Date”: (a)  as to any Base Rate Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the date on which all of the Loans hereunder are paid in full, (b) as to any Eurodollar Loan, the last day of the Interest Period applicable thereto and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months after the first day of the Interest Period applicable thereto; provided, however, that, in addition to the foregoing, each of (x) the date upon which the Commitments have been terminated and the Loans have been paid in full and (y) the Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest which is then accrued hereunder.

“Interest Period”: as defined in Section 3.4.

“Interest Rate Determination Date”: the date for calculating the Eurodollar Rate for an Interest Period, which date shall be the second Business Day prior to the first day of the related Interest Period for such Eurodollar Loan.

“Interest Rate Protection Agreement”: any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect Borrower or any of its Subsidiaries against fluctuations in interest rates.

“Investment”: as applied to any Person, any direct or indirect purchase or other acquisition for value by that Person of stock or other securities of any other Person (or a beneficial interest therein), or a capital contribution by that Person to any other Person, or any direct or indirect loan or advance to any other Person, or any purchase by that Person of all or a significant part of the assets of a business conducted by another Person or any purchase by that Person of a futures contract or such person otherwise becoming liable for the purchase or sale of currency or other commodity at a future date in the nature of a futures contract.  The amount of any Investment by any Person shall be the original Investment (including the amount of any liability assumed to the extent that such liability would be reflected on a balance sheet prepared in accordance with GAAP) plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IRS”: the United States Internal Revenue Service, or any successor or analogous U.S. Governmental Authority.

 “LC Commission”: as defined in Section 2.9(e)(ii).

“LC Obligations”: at any time, an amount equal to the sum of (a) the aggregate Stated Amount of the then outstanding Letters of Credit and (b) the aggregate amount of Unpaid Drawings (in each case without duplication).  The LC Obligation of any Lender at any time shall mean its Pro Rata Share of the aggregate LC Obligations outstanding at such time.

“LC Participant”: as defined in Section 2.9(e).

“LC Supportable Indebtedness”: (i) obligations of Borrower or its Subsidiaries incurred in the ordinary course of business with respect to insurance obligations and workers’ compensation, surety bonds and other similar statutory obligations and (ii) such other obligations of Borrower or any of its Subsidiaries as are reasonably acceptable to Agent and the respective Facing Agent and otherwise permitted to exist pursuant to the terms of this Agreement.

“Lender Default”: (i) the refusal (which has not been retracted) of a Lender to meet its obligation to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 2.1(b)or (ii) a Lender having notified in writing Borrower and/or Agent that it does not intend to comply with its obligations under Section 2.1 (whether or not as a result of any takeover of such Lender by any regulatory authority or agency).

“Lenders”: means those financial institutions from time to time party to the Agreement.

“Lending Office”: with respect to each Lender, the office specified on such Lender’s signature page or in the applicable Assignment and Assumption Agreement with respect to each Type of Loan, or such other office as such Lender may designate in writing from time to time to Borrower and Agent with respect thereto.

“Letter of Credit”: means any letter of credit issued by Facing Agent hereunder, and any amendments thereto or replacements thereof, pursuant to Section 2.9.

“Letter of Credit Payment”: as applicable (a) all payments made by the Facing Agent pursuant to either a draft or demand for payment under a Letter of Credit or (b) all payments made by the Lenders to the Facing Agent in respect thereof.

“Letter of Credit Request”: as defined in Section 2.9(c).

“Lien”: any judgment lien or execution, attachment, levy, distraint or similar legal process and any mortgage, pledge, security interest, encumbrance, lien, charge or deposit arrangement (other than a deposit in the ordinary course of business and not intended as security) of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale of receivables with recourse (in whole or in part) against the seller or any other Person except the account debtors, any filing or agreement to file a financing statement as debtor under the UCC or any similar statute other than to reflect ownership by a third party of property leased to Borrower or any of its Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person).

“Liquidity”: as of any date of determination, all cash and Cash Equivalents of the Borrower (determined on a consolidated basis) plus the Total Available Revolving Commitments.

“Loan”: a Revolving Loan, Term Loan or a Swing Line Loan, as the context shall require; collectively, the “Loans.”

“Loan Documents”: this Agreement, the Notes, each Letter of Credit, each Security Document and any other instruments, documents and agreements delivered to Agent in favor of the Lenders or for the benefit of the Lenders.

“Majority Lenders”: at any time, Lenders then holding at least 51% of the sum of (a) the then aggregate unpaid principal amount of the Term Loans,  plus (b) the amount of the Total Revolving Commitment (or if the Total Revolving Commitment has been terminated, then the aggregate principal amount outstanding of Revolving Loans, plus the outstanding amount of LC Obligations); provided, that, if no principal amount of any Loan is then outstanding, then “Majority Lenders” shall mean Lenders then having at least 51% of the Total Revolving Commitment.

 “Material Adverse Effect”: a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities, property or operations of Borrower and its Subsidiaries taken as a whole, (b) the ability of Borrower or any Subsidiary to perform its obligations under any Loan Document to which it is a party, or (c) the validity or enforceability of this Agreement, any Note, any Security Document or the material rights or remedies of Agent and the Lenders hereunder or thereunder.

“Material Asset Disposition”: any Asset Disposition of all or any substantial part of the assets of Borrower and its Subsidiaries, taken as a whole, to any Person (other than Borrower or any of its Subsidiaries).  For purposes of this definition, any subsidiary or the assets of a business operation which, in each case, if separately counted would constitute a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X promulgated by the United States Securities and Exchange Commission shall be deemed to constitute a “substantial part of the assets” of such Borrower and its Subsidiaries, taken as a whole.

“Material Subsidiary”: a Subsidiary, including its subsidiaries, which meets any of the following conditions:

(i)            the Borrower’s and its Subsidiaries’ advances to and other investments in the Subsidiary exceed 10 percent of the total assets of the Borrower and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

(ii)           the Borrower’s and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10 percent of the total assets of the Borrower and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

(iii)          the EBITDA of the Subsidiary exceeds 10 percent of the EBITDA of the Borrower and its Subsidiaries consolidated for the most recently completed fiscal year.

“Minimum Borrowing Amount”: with respect to Base Rate Loans, $5,000,000, and with respect to Eurodollar Loans, $5,000,000, and with respect to Swing Line Loans, $1,000,000.

“Modification”: as defined in Section 11.1.

“Moody’s”: Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage”: the form of Mortgage attached hereto as Exhibit 6.1(a)(vi) covering the Ramsey, Minnesota property of the Borrower's Subsidiary as amended, restated, supplemented or otherwise modified from time to time.

“Mortgage Policy”: any mortgage insurance policies, "marked up" mortgage title insurance commitment, items described in Exhibit 6.1(a)(vi)(ii)(1) hereto or similar documents executed pursuant to Section 5.19(b).

“Mortgaged Property”: any real property subject to the Mortgage pursuant to Section 5.19(b).

“Most Recent Ratio of Consolidated Debt to Consolidated EBITDA”: at any date, the ratio of Consolidated Debt as of the end of the most recently ended fiscal quarter of Borrower for which financial statements have been delivered pursuant to Section 7.1 (after giving effect to all payments made on or before such date) to Consolidated EBITDA for the period of four consecutive fiscal quarters ending on the last day of the most recently ended fiscal quarter of Borrower for which financial statements have been delivered pursuant to Section 7.1; provided, however, that on the date of any Acquisition, the “Most Recent Ratio of Consolidated Debt to Consolidated EBITDA” shall be recalculated effective until the date of delivery of the next quarterly financial statements as the ratio of Consolidated Debt as of the date of any such Acquisition (and after giving effect to any Indebtedness incurred or assumed in connection therewith) to Consolidated EBITDA for the four fiscal quarter period ending as of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 7.1 (calculated on a pro forma basis as set forth in the definition of Consolidated EBITDA after giving effect to the Acquisition); provided, further, however, that if Borrower fails to deliver such financial statements as required by Article VII and further fails to remedy such default within five days of notice thereof from Agent, then, without prejudice to any other rights of any Lender hereunder, the Most Recent Ratio of Consolidated Debt to Consolidated EBITDA” shall be deemed to be greater than 3.50 to 1.0 as of the date such financial statements were required to be delivered under Section 7.1.

“Multiemployer Plan”: any plan described in Section 4001(a)(3) of ERISA to which contributions are or, within the immediately preceding six years, have been made or required by Borrower or any of its Subsidiaries or ERISA Affiliates.

“Net Offering Proceeds”: the proceeds received from (a) the issuance of any Capital Stock or (b) the incurrence of any Indebtedness net of the actual liabilities for reasonably anticipated cash taxes in connection with such issuance or incurrence, if any, any underwriting, brokerage and other customary selling commissions incurred in connection with such issuance or incurrence, and reasonable legal, advisory and other fees and expenses, including title and recording tax expenses, if any, incurred in connection with such issuance or incurrence.

“Net Sale Proceeds”: means the aggregate cash proceeds received from any Asset Disposition (including, without limitation, cash received by way of deferred payment pursuant to a note receivable, conversion of non-cash consideration, cash payments in respect of purchase price adjustments or otherwise, but only as and when such cash is received) by Borrower or any Subsidiary minus the reasonable costs and expenses incurred in connection therewith and any provision for taxes in respect thereof made in accordance with GAAP.

“New Domestic Subsidiary”: as defined in Section 7.12(a).

“Non-Convertible Capital Stock”: with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible common stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

“Non-Defaulting Lender”: each Lender which is not a Defaulting Lender.

“Notes”: respectively (i) individually, each Revolving Note, Term Note or Swing Line Note and (ii) collectively, all Revolving Notes, all Term Notes and all Swing Line Notes.

“Notice of Borrowing”: as defined in Section 2.5.

“Notice of Conversion or Continuation”: as defined in Section 2.6.

“Obligations”: all Loans and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, any Agent or any other Person required to be indemnified under any Loan Document, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement or under any other Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“OECD”: the Organization for Economic Cooperation and Development.

“Original Credit Agreement”: has the meaning assigned to that term in the recitals hereto.

“Payment Office”: the address for such payments for such Loans set forth on Schedule 11.3 hereto in relation to Agent, or such other address as Agent may from time to time specify in accordance with Section 11.3.

“PBGC”: the Pension Benefit Guaranty Corporation created by Section 4002(a) of ERISA or any successor thereto.

 “Permitted Acquisition”: any Acquisition where the Person acquired is a Wholly-Owned Subsidiary or the assets acquired are owned by Borrower or a Wholly-Owned Subsidiary or where (i) the Person acquired becomes a Credit Party or the assets acquired are owned by a Credit Party and (a) Aggregate Consideration paid by Borrower and its Subsidiaries is less than $25,000,000; or (b) Aggregate Consideration paid by Borrower and its Subsidiaries is less than $75,000,000 and (1) the Person or assets to be acquired are in a business which is reasonably related to the business the Borrower or any Subsidiary of the Borrower is engaged in on the date hereof (2) after giving effect thereto on a pro forma basis for the period (the “Pro Forma Period”) of four fiscal quarters ending with the fiscal quarter for which financial statements have most recently been delivered (or were required to be delivered) under Section 7.1 (on the basis that (A) Indebtedness incurred or assumed in connection with such Acquisition was incurred or assumed at the beginning of the Pro Forma Period, (B) if such Indebtedness bears interest at a floating rate, interest expense for the Pro Forma Period shall be calculated at the rate in effect on the date of such Acquisition, and (C) all income and expenses associated with the assets or entity acquired in connection with such Acquisition for the most recently ended four fiscal quarter period for which such income and expense amounts are available (with good faith estimates thereof being permitted if financial statements indicating such amounts are not available) shall be treated as being earned or incurred by Borrower over the Pro Forma Period on a pro forma basis), no Event of Default or Unmatured Event of Default would exist hereunder (including, without limitation, under Section 8.1(d)); (3) the ratio of Consolidated Debt to Consolidated EBITDA of Borrower on the pro forma basis described above would be less than 2.75 to 1.0; and (4) after giving effect thereto the Borrower’s Liquidity shall not be less than $35,000,000; and (ii) Borrower and its Subsidiaries have complied with the requirement of Section 7.12 hereof with respect to any required execution of the Subsidiary Guarantee Agreement; and (iii) such Acquisition has been approved by the board of directors of the Person to be acquired.

“Permitted IDB/Community Development Indebtedness”: (a) Indebtedness related to municipal bonds or similar obligations of a state or political subdivision thereof, issued in connection with an industrial development or related facilities, and (b) Indebtedness owed to or for the benefit of any community development agency, state or local economic development authority or similar entity providing loans, grants or other economic assistance to encourage employment, construction, local investment or other activity deemed beneficial for the community (including without limitation such indebtedness having terms calling for reduced interest rates, debt forgiveness and similar benefits) not exceeding in the aggregate $10,000,000 outstanding at any time.

“Permitted Investments”:

(i)            any demand deposits with any bank or trust company maintained in the ordinary course of business or shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s, including, without limitation, any such mutual fund managed or advised by any Lender or Agent;

(ii)           any evidence of Indebtedness, maturing not more than two (2) years after the date of acquisition thereof, issued by the U.S., or an instrumentality or agency thereof and guaranteed fully as to principal, interest and premium, if any, by the U.S.;

(iii)          any certificate of deposit that is denominated in Dollars, maturing not more than six (6) months after the date of purchase, issued by a Lender or a commercial banking institution which is a member of the Federal Reserve System and which has a combined capital and surplus and undivided profits of not less than $200,000,000;

(iv)          commercial paper, maturing not more than ninety (90) days after the date of acquisition, issued by a corporation organized and existing under the laws of any State of the U.S. or the District of Columbia or Canada, which is denominated in Dollars, with a rating, at any date of determination, of “Prime–2” (or better) according to Moody’s, or “A–2” (or better) according to S & P;

(v)           any Investments in any Credit Party (other than an Investment in connection with an Acquisition which shall be governed by clause (vii));

(vi)          any Investments made after the Closing Date by Borrower or any Credit Party in any Subsidiary which is not a Credit Party or any Permitted Unconsolidated Venture in an aggregate amount outstanding at any time not in excess of $20,000,000 or, in the case of any Subsidiary which is not a Credit Party, any Investment in any Subsidiary which is not a Credit Party;

(vii)         Investments made solely as a result of mergers, acquisitions or consolidations permitted under Section 8.4;

(viii)        loans or advances to employees made in the ordinary course of business;

(ix)           Investments in overnight Nassau time deposits and Eurodollar deposits in branches or offices of banking institutions described in clause (ii) of this definition of the term “Permitted Investments”;

(x)            Investments outstanding as of the Closing Date in Subsidiaries (as such Investments may be adjusted due to appreciation, repayment of principal, payment of interest, return of capital and similar circumstances);

(xi)           Investments not otherwise permitted hereunder not to exceed $5,000,000 in the aggregate outstanding at any time;

(xii)          Investments by Buckbee-Mears European Holding Company B.V. ("BV2") in that certain Note A  dated as of December 22, 1999 by Buckbee-Mears Deutschland Holding GmbH in favor of the Borrower and assigned to BV2 in the original principal amount of 77,000,000 Euro;

(xiii)         Investments by the Borrower in that certain Note B dated as of December 22, 1999 by Buckbee-Mears Holding Company B.V. in favor of the Borrower in the original principal amount of 77,000,000 Euro ("Note B");

provided that if a Permitted Unconsolidated Venture or a Subsidiary which is not a Credit Party shall thereafter become a Credit Party, the foregoing limitations shall thereafter be determined as though any Investment made in such Permitted Unconsolidated Venture or Subsidiary was originally made as an Investment in a Credit Party permitted under clause (v) above; provided, further, that Permitted Investments shall not include cash or Cash Equivalents exceeding $10,000,000 held by Borrower or its Subsidiaries for more than five (5) consecutive Business Days.

“Permitted Liens”: The following Liens:

(i)            Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen; provided, however, payment thereof is not later than the time required by Section 7.5;

(ii)           Liens in an aggregate amount not to exceed $10,000,000 at any time of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which Borrower or a Subsidiary of Borrower shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

(iii)          Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker’s compensation, unemployment insurance and other like laws, warehousemen’s and attorneys’ liens and statutory landlords’ liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money; provided, however, in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

(iv)          minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights–of–way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of Borrower and its Subsidiaries;

(v)           Liens securing Indebtedness of a Subsidiary of Borrower to Borrower;

(vi)          Liens existing as of the Restatement Date and reflected on Schedule 8.3 hereto and Liens incurred in connection with the refinancing of Indebtedness secured thereby so long as no such Lien extends to any property not subject thereto as of the Restatement Date (other than improvements thereto or, if required by the terms of the document or instrument creating or governing such Lien as in effect on the Restatement Date, additions thereto and replacements and substitutions therefor);

(vii)         customary rights of setoff, revocation, refund or chargeback under deposit agreements or under the UCC of banks or other financial institutions where Borrower or its Subsidiaries maintain deposits in the ordinary course of business;

(viii)        Liens securing Permitted IDB/Community Development Indebtedness;

(ix)       additional Liens incurred by Borrower and its Subsidiariesso long as the aggregate amount of the obligations secured by such Liens does not exceed $7,500,000 less the amount of Liens securing Permitted IDB/Community Development Indebtedness permitted by clauses (viii) above; and

(x)        Permitted Real Property Encumbrances.

“Permitted Real Property Encumbrances”: (i) those liens, encumbrances and other matters affecting title to any Mortgaged Property listed in the Mortgage Policies on the date of delivery of such Mortgage Policies to Agent in accordance with the terms hereof,  (ii) as to any particular parcel of real property at any time, such easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which do not materially impair such parcel of real property for the purpose for which it is held by the user thereof, or the Lien held by Agent, (iii) municipal and zoning ordinances and environmental regulations, which are not violated in any material respect by the existing improvements and the present use made by the mortgagor thereof of the premises (as defined in the respective Mortgage), (iv) general real estate taxes and assessments not yet delinquent, and (v) such other items as to which Agent may consent which do not materially impair such parcel of real property for the purpose for which it is held by the user thereof, or the Lien held by the Agent.

“Permitted Subordinated Indebtedness”: up to $100,000,000 in aggregate initial principal amount of indebtedness of the Borrower which (i) by its terms is expressly subordinated to this Agreement, as from time to time amended, restated, supplemented, modified, refinanced, refunded or replaced, (ii) has a maturity date not less than one year after the Termination Date, (iii) is in all respects in form and substance satisfactory to Agent and (iv) is rated no lower than BB by S&P and no lower than Ba2 by Moody’s.

“Permitted Unconsolidated Venture”: an Investment in a Person not constituting a Subsidiary of Borrower which Person is engaged in the same or related business as Borrower or any of its Subsidiaries is engaged on the Closing Date.

“Person”: an individual or a corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind provided; however, that references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

“Plan”: any plan described in Section 4021(a) of ERISA and not excluded pursuant to Section 4021(b) thereof, which may hereafter be or has been established or maintained, within the immediately preceding six years, or to which contributions are or, within the immediately preceding six years, have been made, by Borrower or any of its Subsidiaries or ERISA Affiliates, but not including any Multiemployer Plan.

“Plan Administrator”: has the meaning assigned to the term “administrator” in Section 3(16)(A) of ERISA.

“Plan Sponsor”: has the meaning assigned to the term “plan sponsor” in Section 3(16)(B) of ERISA.

“Pledge Agreement”: has the meaning assigned to that term in Section 6.1(a)(iv).

 “Pledged Stock”: as defined in the Security Documents.

“Prime Lending Rate”: the rate which BT announces from time to time as its prime lending rate, base rate or equivalent, as in effect from time to time.  The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.  The Prime Lending Rate shall change automatically and without notice from time to time as and when BT changes its prime lending rates, base rates or equivalent.

“Pro Rata Share”: when used with reference to any Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Lender’s Revolving Commitment and the denominator of which shall be the Total Revolving Commitment or, if no Revolving Commitments are then outstanding, such Lender’s aggregate outstanding principal amount of Revolving Loans and LC Obligations to the total outstanding principal balance of all Revolving Loans and LC Obligations hereunder.

“Quarterly Payment Date”: the last Business Day of each March, June, September and December of each year.

“Recovery Event”: the receipt by Borrower (or any of its Affiliates) of any insurance or condemnation proceeds payable (i) by reason of any theft, physical destruction or damage or any other similar event with respect to any properties or assets of Borrower or any of its Subsidiaries, (ii) by reason of any condemnation, taking, seizing or similar event with respect to any properties or assets of Borrower or any of its Subsidiaries and (iii) under any policy of insurance required to be maintained under Section 5.17.

“Redeemable Stock”: any Capital Stock that by its terms or otherwise is required to be redeemed on or prior to the first anniversary of the Termination Date (as the same may be extended pursuant to the terms hereof) or is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of such Termination Date.

“Refunded Swing Line Loans”: as defined in Section 2.2(d).

“Register”: as defined in Section 11.9(c).

“Regulation D”, “Regulation T”, “Regulation U” and “Regulation X”: respectively, Regulation D, T, U and X of the Board as from time to time in effect and any successor to all or a portion of any thereof.

“Release”: any release, spill, emission, leaking, pumping, pouring, emptying, dumping, injection, deposit, disposal, discharge, dispersal, escape, leaching or migration in violation of any Environmental Law into the indoor or outdoor environment or into or out of any property of Borrower or its Subsidiaries, or at any other location, including any location to which Borrower or any Subsidiary has transported or arranged for the transportation of any Contaminant, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property of Borrower or its Subsidiaries or at any other location, including any location to which Borrower or any Subsidiary has transported or arranged for the transportation of any Contaminant.

“Remedial Action”: actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment, (ii) prevent or minimize the Release or threat of Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre-remedial or post-remedial studies and investigations and post-remedial monitoring and care or any other studies, reports or investigations relating to Contaminants.

 “Reportable Event”: a “reportable event” described in Section 4043(c) of ERISA or in the regulations thereunder or receipt of a notice of withdrawal liability with respect to a Multiemployer Plan pursuant to Section 4202 of ERISA.

“Requirement of Law”: as to any Person, any law (including common law), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, including without limitation, any Environmental Law, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: means any of the President, any Executive Vice President, the Chief Financial Officer, Controller or the Treasurer of Borrower.

“Restatement Date”: the date on which the conditions specified in Section 6.1 are satisfied (or waived in accordance with Section 11.1).

“Restructuring Charges”: for any period of four consecutive fiscal quarters that includes the first fiscal quarter of Fiscal Year 2002, any actual restructuring charges recorded by the Borrower and its Subsidiaries during such period but no later than the first quarter of Fiscal Year 2002 in an aggregate amount for all such Restructuring Charges not to exceed $15,000,000, of which up to $4,000,000 may be in cash, in connection with the restructuring of the Borrower and its Subsidiaries.

"Revolver Commitment Reduction" means a permanent reduction of the undrawn Revolving Commitments of the Lenders on the Restatement Date by $35,000,000.

“Revolving Commitment”: as to any Lender, the obligation of such Lender to (a) make Revolving Loans to Borrower, (b) participate in Swing Line Loans made to Borrower and (c) to participate in Letters of Credit, in an aggregate principal and/or Stated Amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1(b) under the heading “Revolving Commitment”, and as such amount may be reduced from time to time in accordance with the terms hereof; collectively, as to all Lenders, the “Revolving Commitments”.

“Revolving Lenders”: any Lender that has a Revolving Commitment or is owed a Revolving Loan.

“Revolving Loans”: as defined in Section 2.1(a).

“Revolving Note”: as defined in Section 2.1(b).

“Sale and Leaseback Transaction”: any arrangement, directly or indirectly, with any Person whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or similar property.

“Scheduled Term Repayments”: the payment of the aggregate principal amount of Term Loans outstanding on the Term Loan Maturity Date.

“Second Quarter 2001 Deferred Tax Charge”: means, with respect to any period of four consecutive fiscal quarters which includes June 30, 2001, the charge against earnings taken for the second quarter of Fiscal Year 2001 for valuation of deferred income taxes in an amount not exceeding $10,000,000.

“Secured Creditors”: as defined in the Security Documents.

“Security Agreements”: as defined in Section 6.1(a)(iii).

“Security Documents”: collectively, the Security Agreements, the Mortgage, each of the Pledge Agreements each Subsidiary Guarantee Agreement, each Additional Security Document and all other agreements, assignments, security agreements, instruments and documents executed in connection therewith, in each case as the same may be amended, supplemented, restated or otherwise modified and in effect.  For purposes of this Agreement, “Security Documents” shall also include all guaranties, security agreements, mortgages, pledge agreements, collateral assignments, subordination agreements and other collateral documents in the nature of any thereof entered into by Borrower or any Subsidiary of Borrower after the date of this Agreement in favor of Agent for the benefit of the Lenders in satisfaction of the requirements of any Loan Document.

“S&P”: Standard & Poor’s Ratings Services, a division of the McGraw Hill Companies, Inc. or any successor to the rating agency business thereof.

“Standby Letter of Credit”: as defined in Section 2.9(a).

“Stated Amount” or “Stated Amounts”: with respect to any Letter of Credit issued in Dollars, the stated or face amount of such Letter of Credit to the extent available at the time for drawing (subject to presentment of all requisite documents), as the same may be increased or decreased from time to time in accordance with the terms of such Letter of Credit.  For purposes of calculating the Stated Amount of any Letter of Credit at any time:

(i)            any increase in the Stated Amount of any Letter of Credit by reason of any amendment to any Letter of Credit shall be deemed effective under this Agreement as of the date Facing Agent actually issues an amendment purporting to increase the Stated Amount of such Letter of Credit, whether or not Facing Agent receives the consent of the Letter of Credit beneficiary or beneficiaries to the amendment, except that if Borrower has required that the increase in Stated Amount be given effect as of an earlier date and Facing Agent issues an amendment to that effect, then such increase in Stated Amount shall be deemed effective under this Agreement as of such earlier date requested by Borrower; and

(ii)           any reduction in the Stated Amount of any Letter of Credit by reason of any amendment to any Letter of Credit shall be deemed effective under this Agreement as of the later of (x) the date Facing Agent actually issues an amendment purporting to reduce the Stated Amount of such Letter of Credit, whether or not the amendment provides that the reduction be given effect as of an earlier date, or (y) the date Facing Agent receives the written consent (including by telex or facsimile transmission) of the Letter of Credit beneficiary or beneficiaries to such reduction, whether written consent must be dated on or after the date of the amendment issued by Facing Agent purporting to effect such reduction.

“Subsidiary”: as to any Person, any corporation, partnership (limited or general), limited liability company, trust or other entity of which a majority of the stock (or equivalent ownership or controlling interest) having voting power to elect a majority of the board of directors (if a corporation) or to select the trustee or equivalent controlling interest, shall, at the time such reference becomes operative, be directly or indirectly owned or controlled by such Person or one or more of the other subsidiaries of such Person or any combination thereof.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subsidiary Guarantee Agreement”: the Subsidiary Guarantee Agreement in substantially the form of Exhibit 6.1(a)(v) hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms and the terms hereof.

“Subsidiary Guarantor”: such Subsidiaries which are parties to the Subsidiary Guarantee Agreement or which pursuant to Section 7.12 from time to time become a party to the Subsidiary Guarantee Agreement and collectively, all of such Subsidiaries.

"Subsidiary Guarantor Security Agreement" as defined in Section 6.1(a)(iii).

“Swing Line Commitment”: of the Swing Line Lender at any date, the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.2 in the amount referred to therein.

“Swing Line Lender”: BT.

“Swing Line Loans”: as defined in Section 2.2(a).

“Swing Line Loan Participation Certificate”: a certificate, substantially in the form of Exhibit 2.2(e).

“Swing Line Note”: as defined in Section 2.2(b).

 “Taxes”: any present or future taxes, levies, imposts, duties or other charges of whatever nature imposed by any government or any political subdivision or taxing authority thereof, other than any tax on, or measured by, the net income of any applicable Lender.

“Term Facility”: the credit facility under this Agreement evidenced by the Term Loans.

“Term Lender”: any Converting Lender that is owed a Term Loan following the Term Loan Conversion.

“Term Loan” and “Term Loans”: as defined in Section 2.1(a).

"Term Loan Conversion": as defined in Section 2.1(a).

"Term Loan Conversion Notice": a Term Loan Conversion Notice substantially in the form of Exhibit 11.10 annexed hereto, delivered on or prior to the Restatement Date and made a part hereof made by any applicable Lender.

“Term Loan Maturity Date”: May 15, 2003 or such earlier date as the outstanding Term Loans shall have been reduced to $0 pursuant to this Agreement.

“Term Note”: as defined in Section 2.2(a).

“Termination Date”: the earlier to occur of

(a)           May 15, 2003; and

(b)           the date on which the Commitments shall otherwise terminate in accordance with the provisions of this Agreement.

“Termination Event”: (i) a Reportable Event (other than a Reportable Event not subject to the provisions for 30-day notice to the PBGC), or (ii) the withdrawal of Borrower or any of its ERISA Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan in a distress termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC, or (v) any other event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the involuntary termination of, or the appointment of a trustee to administer, any Plan, or (vi) the imposition of liability of Borrower or any of its ERISA Affiliates pursuant to Sections 4064 or 4069 of ERISA, which, in the case of any event described in clauses (i) through (vi) above, would cause the sum of Borrower’s and its ERISA Affiliates’ liabilities (after giving effect to the tax consequences thereof) resulting from or otherwise associated with such event to exceed $10,000,000.

“Third Quarter 2001 Nonrecurring Charges” means, with respect to any period of four consecutive fiscal quarters which includes September 30, 2001, actual non-recurring charges of the Borrower and its Subsidiaries in an amount up to $3,500,000.

“Total Available Revolving Commitment”: at the time any determination thereof is made, the sum of the respective Available Revolving Commitments of the Revolving Lenders at such time.

“Total Revolving Commitment”: at any time any determination is to be made, the sum of the respective Revolving Commitments of the Revolving Lenders at such time.

“Transaction”: shall mean and include (i) each of the Credit Events occurring on the Restatement Date, (ii) such other transactions as are contemplated by the Documents, and (iii) the payment of fees and expenses in connection with the foregoing.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“Unmatured Event of Default”: an event, act, condition or occurrence which with the giving of notice or the lapse of time (or both) would become an Event of Default.

“Unpaid Drawing”: as defined in Section 2.9(d).

“U.S.”: the United States of America, its territories, its possessions and all other areas subject to its jurisdiction.

“Voting Securities”: any class of Capital Stock of a Person pursuant to which the holders thereof have, at the time of determination, the general voting power under ordinary circumstances to vote for the election of directors, managers, trustees or general partners of such Person (irrespective of whether or not at the time any other class or classes will have or might have voting power by reason of the happening of any contingency).

“Wholly–Owned Subsidiary”: with respect to any Person, any Subsidiary of such Person, all of the outstanding shares of capital stock of which (other than qualifying shares required to be owned by directors) are at the time owned directly or indirectly by such Person and/or one or more Wholly–Owned Subsidiaries of such Person.

“Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete or partial withdrawal of Borrower or any of its Subsidiaries from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“written” or “in writing”: any form of written communication or a communication by means of a telecopier device or authenticated telex, telegraph or cable.

1.2           Accounting Terms, Financial Statements.  All accounting terms used herein shall have the respective meanings given to them in accordance with GAAP, unless otherwise provided herein.  All computations and determinations for purposes of determining compliance with the financial requirements of this Agreement shall be made in accordance with GAAP, unless otherwise provided herein.

1.3           Other Definitional Terms.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Recital, Schedule, Exhibit and like references are to this Agreement unless otherwise specified.

ARTICLE II

AMOUNT AND TERMS OF CREDIT

2.1           The Commitments.

(a)           Term Loans.  On the Restatement Date, each Converting Lender, severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to convert a portion of its outstanding Revolving Loans in a principal amount equal to the amount set forth opposite each such Lender's name on Schedule 2.1(a) hereto or in any Term Loan Conversion Notice delivered by such Lender to term loans (in each case such Converting Lender's "Converted Term Loan Amount" and each such loan as converted, a "Term Loan" and collectively, the "Term Loans").  Each Lender's Revolving Commitment in effect immediately prior to the Restatement Date shall, on the Restatement Date, be reduced by its Converted Term Loan Amount, if any (collectively, the "Term Loan Conversion").  Except as hereinafter provided, Term Loans may, at the option of Borrower, be maintained as and/or converted into Base Rate Loans or Eurodollar Loans.  No amount of a Term Loan which is repaid or prepaid by Borrower may be reborrowed hereunder.  The maximum amount of Revolving Loans that may be converted to Term Loans shall be an aggregate principal amount of $125,000,000.

(b)           Revolving Loans.

(i)            Revolving Loan Commitment.  Each Lender severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make loans to Borrower on a revolving basis from time to time during the Commitment Period, in an amount not to exceed its Commitment Percentage of the Total Available Revolving Commitment (each such loan by any Lender, a “Revolving Loan” and collectively, the “Revolving Loans”).  All Revolving Loans comprising the same Borrowing hereunder shall be made by the Revolving Lenders simultaneously and in proportion to their respective Revolving Commitments.  Prior to the Termination Date, Revolving Loans may be repaid and reborrowed by Borrower in accordance with the provisions hereof and, except as otherwise specifically provided in Section 3.6, all Revolving Loans comprising the same Borrowing shall at all times be of the same Type.  Notwithstanding anything else herein to the contrary, the parties hereby acknowledge that upon the effectiveness of this Agreement on the Restatement Date, the Total Revolving Commitment in effect immediately prior to the Restatement Date (which, for the avoidance of doubt, is acknowledged to be $220,000,000) shall be permanently reduced by (A) the Aggregate Converted Term Loan Amount; and (B) the Revolver Commitment Reduction.

(c)           Swing Line Loans.

(i)            Swing Line Commitment.  Subject to the terms and conditions hereof, the Swing Line Lender in its individual capacity agrees to make swing line loans in Dollars (“Swing Line Loans”) to Borrower on any Business Day from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $10,000,000; provided, however, that in no event may the amount of any Borrowing of Swing Line Loans (A) exceed the Total Available Revolving Commitment immediately prior to such Borrowing (after giving effect to the use of proceeds thereof) or (B) cause the outstanding Revolving Loans of any Lender, when added to such Lender’s Commitment Percentage of the then outstanding Swing Line Loans and Commitment Percentage of the aggregate LC Obligations (exclusive of Unpaid Drawings relating to LC Obligations which are repaid with the proceeds of, and simultaneously with the incurrence of, Revolving Loans or Swing Line Loans) to exceed such Lender’s Revolving Commitment.  Amounts borrowed by Borrower under this Section 2.1(c)(i) may be repaid and, at any time prior to the Termination Date, reborrowed.  The Swing Line Loans shall be made in Dollars and maintained as Base Rate Loans and, notwithstanding Section 2.6, shall not be converted into any other Type of Loan.

(ii)           Refunding of Swing Line Loans.  The Swing Line Lender, at any time in its sole and absolute discretion, may on behalf of Borrower (which hereby irrevocably directs the Swing Line Lender to so act on its behalf) notify each Lender (including the Swing Line Lender) to make a Revolving Loan in an amount equal to such Lender’s Commitment Percentage of the principal amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given, provided, however, that such notice shall be deemed to have automatically been given upon the occurrence of an Event of Default under Sections 9.1(g) or 9.1(h) or upon the occurrence of a Change of Control.  Unless any of the events described in Sections 9.1(g) or 9.1(h) shall have occurred (in which event the procedures of Section 2.1(c)(iii) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied, each Lender shall make the proceeds of its Revolving Loan available to the Swing Line Lender at the Payment Office prior to 11:00 A.M., New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given.  The proceeds of such Revolving Loans shall be immediately applied to repay the Refunded Swing Line Loans.

(iii)          Participation in Swing Line Loans.  If, prior to refunding a Swing Line Loan with a Revolving Loan pursuant to Section 2.1(c)(ii), one of the events described in Sections 9.1(g) or 9.1(h) shall have occurred, or if for any other reason a Revolving Loan cannot be made pursuant to Section 2.1(c)(ii), then, subject to the provisions of Section 2.1(c)(iv) below, each Lender will, on the date such Revolving Loan was to have been made, purchase (without recourse or warranty) from the Swing Line Lender an undivided participation interest in the Swing Line Loans in an amount equal to its Commitment Percentage of such Swing Line Loans.  Upon request, each Lender will immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

(iv)          Lenders’ Obligations Unconditional.  Each Lender’s obligation to make Revolving Loans in accordance with Section 2.1(c)(ii) and to purchase participating interests in accordance with Section 2.1(c)(iii) above shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Event of Default or Unmatured Event of Default; (C) any adverse change in the condition (financial or otherwise) of Borrower or any other Person; (D) any breach of this Agreement by Borrower or any other Person; (E) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such participating interest is to be purchased or (F) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If any Lender does not make available to the Swing Line Lender the amount required pursuant to Section 2.1(c)(ii) or (iii) above, as the case may be, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Base Rate thereafter.  Notwithstanding the foregoing provisions of this Section 2.1(c)(iv), no Lender shall be required to make a Revolving Loan to Borrower for the purpose of refunding a Swing Line Loan pursuant to Section 2.1(c)(ii) above or to purchase a participating interest in a Swing Line Loan pursuant to Section 2.1(c)(iii) if an Event of Default or Unmatured Event of Default has occurred and is continuing and, prior to the making by the Swing Line Lender of such Swing Line Loan, the Swing Line Lender had received written notice from such Lender specifying that such Event of Default or Unmatured Event of Default has occurred and is continuing, describing the nature thereof and stating that, as a result thereof, such Lender shall cease to make such Refunded Swing Line Loans and purchase such participating interests, as the case may be; provided, however, that the obligation of such Lender to make such Refunded Swing Line Loans and to purchase such participating interests shall be reinstated upon the earlier to occur of (y) the date upon which such Lender notifies the Swing Line Lender that its prior notice has been withdrawn and (z) the date upon which the Event of Default or Unmatured Event of Default specified in such notice no longer is continuing.

2.2           Notes.

(a)           Evidence of Indebtedness.  Borrower’s obligation to pay the principal of and interest on all the Loans made to it by each Lender shall be evidenced, (x) if Term Loans, by a promissory note (each, a “Term Note” and collectively, the “Term Notes”) duly executed and delivered by Borrower substantially in the form of Exhibit 2.2(a)-1 hereto, with blanks appropriately completed in conformity herewith, (y) if Revolving Loans, by a promissory note (each, a “Revolving Note” and, collectively, the “Revolving Notes”) duly executed and delivered by Borrower substantially in the form of Exhibit 2.2(a)-2 hereto, with blanks appropriately completed in conformity herewith and (z) if Swing Line Loans, by a promissory note (the ”Swing Line Note”) duly executed and delivered by Borrower substantially in the form of Exhibit 2.2(a)-3 hereto, with blanks appropriately completed in conformity herewith.

(i)            Provisions of the Term Notes.  The Term Note issued to each Term Lender shall (A) be executed by Borrower, (B) be payable to the order of such Term Lender and be dated the Restatement Date, (C) be in a stated principal amount equal to the Converted Term Loan Amount of such Term Lender and be payable in the aggregate principal amount of the Term Loan evidenced thereby, (D) mature, with respect to each Term Loan evidenced thereby, on the Term Loan Maturity Date, (E) be subject to mandatory prepayment as provided in Section 4.3, (F) bear interest as provided in Section 3.1 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby and (G) be entitled to the benefits of this Agreement and the other applicable Loan Documents.

(ii)           Provisions of the Revolving Notes.  The Revolving Note issued to each Lender shall (A) be executed by Borrower, (B) be payable to the order of such Lender and be dated the Restatement Date, (C) be in a stated principal amount equal to the Revolving Commitment of such Revolving Lender and be payable in the aggregate principal amount of the Revolving Loans evidenced thereby, (D) mature, with respect to each Loan evidenced thereby, on the Termination Date, (E) be subject to mandatory prepayment as provided in Section 4.3, (F) bear interest as provided in the appropriate clause of Section 3.1 in respect of the Base Rate Loans or Eurodollar Loans, as the case may be, evidenced thereby and (G) be entitled to the benefits of this Agreement and the other applicable Loan Documents.

(iii)          Provisions of the Swing Line Note.  The Swing Line Note issued to the Swing Line Lender shall (A) be executed by Borrower, (B) be payable to the order of Swing Line Lender or its registered assigns and be dated the Initial Borrowing Date, (C) be in a stated principal amount equal to the Swing Line Commitment and be payable in the aggregate principal amount of the Swing Line Loans evidenced thereby, (D) mature, with respect to each Loan evidenced thereby, five (5) Business Days prior to the Termination Date, (E) be subject to mandatory prepayment as provided in Section 4.3, (F) bear interest as provided in Section 3.1 in respect of the Base Rate Loans evidenced thereby and (G) be entitled to the benefits of this Agreement and the other applicable Loan Documents.

(b)           Notation of Payments.  Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation shall not affect Borrower’s or any guarantor’s obligations hereunder or under the other applicable Loan Documents in respect of such Loans.

2.3           Minimum Amount of Each Borrowing; Maximum Number of Borrowings.  The aggregate principal amount of each Borrowing by Borrower hereunder shall be not less than (i) in the case of a Base Rate Loan, $5,000,000 and, if greater, shall be in integral multiples of $1,000,000 above such minimum (or, if less, the then Total Available Revolving Commitment) and (ii) in the case of a Eurodollar Loan, $5,000,000 and, if greater, shall be in integral multiples of $1,000,000 above such minimum and (iii) in the case of a Swing Line Loan, $1,000,000 and, if greater, shall be in integral multiples of $500,000 above such minimum.  More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than five (5) Borrowings of Eurodollar Loans.

2.4           Borrowing Options. The Term Loans and the Revolving Loans shall, at the option of Borrower except as otherwise provided in this Agreement, be (i) Base Rate Loans, (ii) Eurodollar Loans, or (iii) part Base Rate Loans and part Eurodollar Loans.  As to any Eurodollar Loan, any Lender may, if it so elects, fulfill its commitment by causing a foreign branch or affiliate to make or continue such Loan, provided that in such event that Lender’s Commitment Percentage of the Loan shall, for the purposes of this Agreement, be considered to have been made by that Lender and the obligation of Borrower to repay that Lender’s Commitment Percentage of the Loan shall nevertheless be to that Lender and shall be deemed held by that Lender, for the account of such branch or affiliate.

2.5           Notice of Borrowing.  Whenever Borrower desires to make a Borrowing of any Loan hereunder, it shall give Agent at its office located at One Bankers Trust Plaza, 130 Liberty Street, New York, New York 10006 (or such other address as the Agent may hereafter designate in writing to the parties hereto) (the “Notice Address”) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing), given not later than 12:00 P.M. (New York City time) of each Base Rate Loan, and at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing), given not later than 12:00 P.M. (New York City time), of each Eurodollar Loan to be made hereunder; provided, however, that a Notice of Borrowing with respect to Borrowings to be made on the date hereof may, at the discretion of Agent, be delivered later than the time specified above.  Whenever Borrower desires that Swing Line Lender make a Swing Line Loan under Section 2.1(c), it shall deliver to Swing Line Lender prior to 11:00 A.M. (New York City time) on the date of Borrowing written notice (or telephonic notice promptly confirmed in writing).  Each such notice (each a “Notice of Borrowing”), which shall be in the form of Exhibit 2.5 hereto, shall be irrevocable, shall be deemed a representation by Borrower that all conditions precedent to such Borrowing have been satisfied and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the Loans being made pursuant to such Borrowing are to be Base Rate Loans or Eurodollar Loans and, with respect to Eurodollar Loans, the Interest Period to be applicable thereto.  Agent shall as promptly as practicable give each Lender written or telephonic notice (promptly confirmed in writing) of each proposed Borrowing, of such Lender’s Commitment Percentage thereof and of the other matters covered by the Notice of Borrowing.  Without in any way limiting Borrower’s obligation to confirm in writing any telephonic notice, Agent or the Swing Line Lender (in the case of Swing Line Loans) may act without liability upon the basis of telephonic notice reasonably believed by Agent in good faith to be from a Responsible Officer of Borrower prior to receipt of written confirmation.  Agent’s records shall, absent demonstrable error, be final, conclusive and binding on Borrower with respect to evidence of the terms of such telephonic Notice of Borrowing.

2.6           Conversion or Continuation.  Borrower may elect (i) on any Business Day occurring on or after the earlier of (i) the 30th day after the Initial Borrowing Date and (ii) the Syndication Date to convert Base Rate Loans or any portion thereof to Eurodollar Loans and (ii) at the end of any Interest Period with respect thereto, to convert Eurodollar Loans or any portion thereof into Base Rate Loans or to continue such Eurodollar Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate principal amount of the Eurodollar Loans for each Interest Period therefor must be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.  Each conversion or continuation of Revolving Loans shall be allocated among the Revolving Loans of the Revolving Lenders in accordance with their respective Commitment Percentages and each conversion or continuation of Term Loans shall be allocated among the Term Loans of the Term Lenders in accordance with their respective Commitment Percentages.  Each such election shall be in substantially the form of Exhibit 2.6 hereto (a “Notice of Conversion or Continuation”) and shall be made by giving Agent at least three Business Days’ prior written notice thereof to the Notice Address specifying (i) the amount and type of conversion or continuation, (ii) in the case of a conversion to or a continuation of Eurodollar Loans, the Interest Period therefor, (iii) whether such conversion or continuation is made with respect to Revolving Loans or Term Loans and (iv) in the case of a conversion, the date of conversion (which date shall be a Business Day and, if a conversion from Eurodollar Loans, shall also be the last day of the Interest Period therefor).  Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurodollar Loans, and no continuation in whole or in part of Eurodollar Loans upon the expiration of any Interest Period therefor, shall be permitted at any time at which an Unmatured Event of Default or an Event of Default shall have occurred and be continuing.  If, within the time period required under the terms of this Section 2.6, Agent does not receive a Notice of Conversion or Continuation from Borrower containing a permitted election to continue any Eurodollar Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the Interest Period therefor, such Loans will be automatically converted to Base Rate Loans.  Each Notice of Conversion or Continuation shall be irrevocable.

2.7           Disbursement of Funds; Funding Assumptions.

(a)           No later than 12:00 P.M. (New York City time) on the date specified in each Notice of Borrowing, each Lender will make available its Commitment Percentage of Revolving Loans of the Borrowing requested to be made on such date in Dollars and in immediately available funds, at the office (the “Payment Office”) of Agent located at One Bankers Trust Plaza, 130 Liberty Street, New York, New York 10006 (for the account of such non-U.S. office of Agent as Agent may direct in the case of Eurodollar Loans) and Agent will make available to Borrower at its Payment Office the aggregate of the amounts so made available by the Lenders.

(b)           Unless Agent shall have been notified by any Lender at least one Business Day prior to the date of Borrowing that such Lender does not intend to make available to Agent such Lender’s portion of the Loans to be purchased or Borrowing to be made on such date, Agent may assume that such Lender has made such amount available to Agent on such date of Borrowing and Agent may, but shall not be required to, in reliance upon such assumption, make available to Borrower a corresponding amount.  If such corresponding amount is not in fact made available to Agent by such Lender on the date of Borrowing, Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon Agent’s demand therefor, Agent shall promptly notify Borrower and, if so notified, Borrower shall immediately pay such corresponding amount to Agent.  Agent shall also be entitled to recover from Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Agent to Borrower to the date such corresponding amount is recovered by Agent, at a rate per annum equal to the rate for Base Rate Loans or Eurodollar Loans, as the case may be, applicable during the period in question, provided, however, that any interest paid to Agent in respect of such corresponding amount shall be credited against interest payable by Borrower to such lender under Section 3.1 in respect of such corresponding amount.  Any amount due hereunder to Agent from any Lender which is not paid when due shall bear interest payable by such Lender, from the date due until the date paid, at the Federal Funds Rate for the first three days after the date such amount is due and thereafter at the Federal Funds Rate plus 1%, together with Agent’s standard interbank processing fee.  Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans,  amounts due with respect to its Letters of Credit (or its participations therein) and any other amounts due to it hereunder first to Agent to fund any outstanding Loans made available on behalf of such Lender by Agent pursuant to this Section 2.7 until such Loans have been funded (as a result of such assignment or otherwise) and then to fund Loans of all Lenders other than such Lender until each Lender has outstanding Loans equal to its Commitment Percentage of all Revolving Loans and Term Loans (as a result of such assignment or otherwise).  Such Lender shall not have recourse against Borrower with respect to any amounts paid to Agent or any Lender with respect to the preceding sentence; provided, that such Lender shall have full recourse against Borrower to the extent of the amount of such loans it has in fact made.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitment hereunder or to prejudice any rights which Borrower may have against the Lender as a result of any default by such Lender hereunder.

2.8           Pro Rata Borrowings.  All Borrowings of Revolving Loans under this Agreement shall be loaned by the Lenders pro rata on the basis of their Revolving Commitments.  No Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its Revolving Commitment or make Revolving Loans hereunder.

2.9           Amount and Terms of Letter of Credit.

(a)           Letter of Credit Commitments, Terms of Letters of Credit.

(i)            Subject to and upon the terms and conditions herein set forth and such other conditions as are applicable to its customers generally, at any time and from time to time on or after the Initial Borrowing Date and prior to the 30th Business Day preceding the Termination Date, BT agrees to issue, in its own name (in such capacity, “Facing Agent”), but for the ratable benefit of all Revolving Lenders (including Facing Agent) one or more Letters of Credit, each having a Stated Amount in Dollars, for the account of Borrower in an aggregate undrawn amount at any one time outstanding that together with the aggregate Stated Amount of other Letters of Credit then outstanding, does not exceed $15,000,000; provided, however, that Facing Agent shall not issue or extend the expiration of any Letter of Credit if, immediately after giving effect to such issuance or extension, (A) the aggregate LC Obligations at such time would exceed $15,000,000 or (B) the Available Revolving Commitment of any Revolving Lender would be less than zero.  Each Revolving Lender severally, but not jointly, agrees to participate in each such Letter of Credit issued by Facing Agent to the extent of its Commitment Percentage and to make available to Facing Agent such Revolving Lender’s Commitment Percentage of any payment made to the beneficiary of such Letter of Credit to the extent not reimbursed by Borrower; provided, however, that no Revolving Lender shall be required to participate in any Letter of Credit to the extent that such participation therein would exceed such Revolving Lender’s Available Revolving Commitment then in effect. No Lender’s obligation to participate in any Letter of Credit or to make available to Facing Agent such Revolving Lender’s Commitment Percentage of any Letter of Credit Payment made by Facing Agent shall be affected by any other Revolving Lender’s failure to participate in the same or any other Letter of Credit or by any other Revolving Lender’s failure to make available to Facing Agent such other Revolving Lender’s Commitment Percentage of any Letter of Credit Payment.  Notwithstanding the foregoing, in the event a Lender Default exists, Facing Agent shall not be required to issue any Letter of Credit unless Facing Agent has entered into arrangements satisfactory to it and Borrower to eliminate such Facing Agent’s risk with respect to the participation in Letters of Credit of the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender’s or Lenders’ Commitment Percentage of the LC Obligations.

(ii)           Each Letter of Credit issued or to be issued hereunder shall have an expiration date of one (1) year or less from the issuance date thereof; provided, however, that each Standby Letter of Credit may provide by its terms that it will be automatically extended for additional successive one (1) year periods unless Facing Agent shall have given notice to the applicable beneficiary (with a copy to Borrower) of the election by Facing Agent (such election to be in the sole and absolute discretion of Facing Agent) not to extend such Letter of Credit; provided, further, that no Standby Letter of Credit or extension thereof shall be stated to expire later than the 10th Business Day preceding the Termination Date.

(b)           Procedure for Issuance of Letters of Credit.  Whenever Borrower desires the issuance of a Letter of Credit hereunder, it shall give Agent and Facing Agent at least three (3) Business Days’ prior written notice (or such shorter period as may be agreed to by Borrower, Agent and Facing Agent) specifying the day of issuance thereof (which day shall be a Business Day), such notice to be given prior to 11:00 A.M. (New York City time) on the date specified for the giving of such notice.  Each such notice (each, a “Letter of Credit Request”) shall be in the form of Exhibit 2.9 hereto and shall specify (A) the proposed issuance date and expiration date, (B) the name(s) of each obligor with respect to such Letter of Credit, (C) Borrower as the account party, (D) the name and address of the beneficiary (which Person shall be reasonably acceptable to Facing Agent), (E) the Stated Amount of such proposed Letter of Credit and (F) the purpose of such Letter of Credit and such other information as Facing Agent may reasonably request.  In addition, each Letter of Credit Request shall contain a description of the terms and conditions to be included in such proposed Letter of Credit.  Promptly after the issuance of or amendment to a Standby Letter of Credit, the Facing Agent shall notify the Borrower and the Agent, in writing, of such issuance or amendment, and such notice shall be accompanied by a copy of such issuance or amendment.  Upon receipt of such notice, the Agent shall notify the Revolving Lenders, in writing of such issuance or amendment and if requested to by a Revolving Lender, the Agent shall provide such Revolving Lender with a copy of such issuance or amendment.  Unless otherwise specified, all Letters of Credit will be governed by Uniform Customs and Practice for Documentary Credits (the "UCP").  On the Business Day specified by Borrower and upon fulfillment or waiver of the applicable conditions set forth in Article VI,  Facing Agent will issue the requested Letter of Credit to the applicable beneficiary.

(c)           Draws upon Letters of Credit; Reimbursement Obligation.  In the event of any drawing under any Letter of Credit by the beneficiary thereof, Facing Agent shall give telephonic notice to Borrower and Agent (x) confirming such drawing and (y) of the date on or before which Facing Agent intends to honor such drawing, and Borrower shall reimburse Facing Agent on the day on which such drawing is honored in an amount in same day funds and like currency equal to the amount of such drawing; provided, however, that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Borrower shall have notified Agent and Facing Agent prior to 11:00 A.M. (New York City time) on the Business Day Facing Agent intends to honor such drawing that Borrower intends to reimburse Facing Agent for the amount of such drawing with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have timely given a Notice of Borrowing to Agent requesting each Revolving Lender to make Revolving Loans which are Base Rate Loans on the date on which such drawing is honored in an amount equal to the amount of such drawing and (ii) subject to satisfaction or waiver of the conditions specified in Section 6.2, each such Revolving Lender shall, on the date of such drawing, make Revolving Loans which are Base Rate Loans in the amount of its Commitment Percentage of such drawing, the proceeds of which shall be applied directly by Agent to reimburse Facing Agent for the amount of such drawing; provided, further, that, if for any reason, proceeds of Revolving Loans are not received by Facing Agent on such date in an amount equal to the amount of such drawing, Borrower shall reimburse Facing Agent, on the Business Day immediately following the date of such drawing, in an amount in same day funds equal to the excess of the amount of such drawing over the amount of such Revolving Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in Section 3.1(a).

(d)           Lenders’ Participation in Letters of Credit.  In the event that Borrower shall fail to reimburse Facing Agent as provided in Section 2.9(c) in an amount equal to the amount of any drawing honored by Facing Agent under a Letter of Credit issued by it in accordance with the terms hereof, Facing Agent shall promptly notify Agent and Agent shall promptly notify each Revolving Lender of the unreimbursed amount of such drawing and of such Revolving Lender’s respective participation therein.  Each such Lender shall make available to Facing Agent an amount equal to its Commitment Percentage of such drawing in same day funds, at the office of Facing Agent specified in such notice, not later than 1:00 P.M. (New York City time) on the Business Day after the date such Revolving Lender is notified by Agent.  In the event that any such Revolving Lender fails to make available to Facing Agent the amount of such Revolving Lender’s participation in such Letter of Credit as provided in this Section 2.9(d), Facing Agent shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Effective Rate for two Business Days and thereafter at the Base Rate.  Nothing in this Section 2.9(d) shall be deemed to prejudice the right of any Revolving Lender to recover from Facing Agent any amounts made available by such Revolving Lender to Facing Agent pursuant to this Section 2.9(d) in the event that it is determined that the payment with respect to a Letter of Credit by Facing Agent in respect of which payment was made by such Revolving Lender constituted gross negligence or willful misconduct as determined by a court of competent jurisdiction on the part of Facing Agent.  Facing Agent shall distribute to each other Revolving Lender which has paid all amounts payable by it under this Section 2.9(d) with respect to any Letter of Credit issued by Facing Agent such other Revolving Lender’s Commitment Percentage of all payments received by Facing Agent from Borrower in reimbursement of drawings honored by Facing Agent under such Letter of Credit when such payments are received.  Upon any change in the Revolving Commitments of the Revolving Lenders pursuant to Section 3.7 or 12.8(c) or otherwise, it is hereby agreed that, with respect to all LC Obligations, there shall be an automatic adjustment to the participations pursuant to this Section 2.9(d) to reflect the new Commitment Percentages of the assigning Lender and the Assignee.

(e)           Fees for Letters of Credit.

(i)            Facing Agent Fees.  Borrower agrees to pay the following amount to Facing Agent with respect to Letters of Credit issued by it for the account of Borrower:

(A)          with respect to drawings made under any Letter of Credit, interest, payable on demand, at a rate which is at all times equal to 2% per annum in excess of the Base Rate on the amount paid by Facing Agent in respect of each such drawing from the date of the drawing to the date such amount is reimbursed by Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to Section 2.9(c));

(B)           with respect to the issuance or amendment of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with Facing Agent’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be; and

(C)           a facing fee as agreed to between Borrower and the applicable Facing Bank for the applicable Letter of Credit and unless otherwise agreed, shall be payable with respect to the maximum Stated Amount under such outstanding Letters of Credit payable in arrears on the last Business Day of each fiscal quarter, on the Termination Date and thereafter, on demand together with customary issuance and drawing charges payable pursuant to clause (B) above; provided, however, if calculation of the facing fee in the manner set forth above would result in a facing fee of less than $500 per year per Letter of Credit, Borrower shall be obligated to pay such additional amount to the applicable Facing Bank so as to provide for a minimum facing fee of $500 per year per Letter of Credit.

(ii)           Participating Lender Fees.  Borrower agrees to pay to Agent for distribution to each participating Revolving Lender in respect of all Letters of Credit outstanding such Revolving Lender’s Commitment Percentage of a commission equal to the Applicable Eurodollar Rate Margin with respect to the daily Stated Amount under such outstanding Letters of Credit (the “LC Commission”), payable in arrears on each Quarterly Payment Date, on the Termination Date and thereafter, on demand.  The LC Commission shall be computed from the first day of issuance of each Letter of Credit and on the basis of the actual number of days elapsed over a year of 360 days.

Promptly upon receipt by Facing Agent or Agent of any amount described in clause (ii) of this Section 2.9(e), Facing Agent or Agent shall distribute to each Revolving Lender that has reimbursed Facing Agent in accordance with Section 2.9(d) its Commitment Percentage of such amount.  Amounts payable under clauses (i)(A), (B) and (C) of this Section 2.9(e) shall be paid directly to Facing Agent.

(f)            LC Obligations Unconditional.  Subject to the last paragraph of Section 2.9(g), the obligation of Borrower to reimburse Facing Agent for drawings made under any Letter of Credit issued by it and the obligations of each Revolving Lender under Section 2.9(d) with respect thereto shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)            any lack of validity or enforceability of such Letter of Credit;

(ii)           the existence of any claim, setoff, defense or other right which Borrower or any of its Affiliates may have at any time against a beneficiary or any transferee of such Letter of Credit (or any persons or entities for which any such beneficiary or transferee may be acting), Facing Agent, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary of such Letter of Credit);

(iii)          any draft, demand, certificate or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, provided the same appears on its face to comply with the draw requirements for the Letter of Credit;

(iv)          payment by Facing Agent under such Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit, provided the same appears on its face to comply with the draw requirements for the Letter of Credit;

(v)           the fact that an Event of Default or an Unmatured Event of Default shall have occurred and be continuing.

(g)           Indemnification.  In addition to amounts payable as elsewhere provided in this Agreement, Borrower hereby agrees to protect, indemnify, pay and save Facing Agent harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys fees) (other than for Taxes, which shall be covered by Section 4.7) which Facing Agent may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Letters of Credit, other than as a result of the gross negligence or willful misconduct of Facing Agent as determined by a court of competent jurisdiction or (ii) the failure of Facing Agent to honor a drawing under any Letter of Credit as a result of any act or omissions, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called “Government Acts”).  As between Borrower and Facing Agent, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Facing Agent by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, Facing Agent shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of or any drawing under such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, provided such document appears on its face to comply with the requirements applicable to it; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of Facing Agent, including, without limitation, any Government Acts.  None of the above shall affect, impair, or prevent the vesting of any of Facing Agent’s rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by Facing Agent under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not put Facing Agent under any resulting liability to Borrower.  Notwithstanding anything to the contrary contained in this Agreement, Borrower shall have no obligation to indemnify Facing Agent in respect of any liability incurred by Facing Agent arising solely out of the gross negligence or willful misconduct of Facing Agent.  The right of indemnification in the first paragraph of this Section 2.9(g) shall not prejudice any rights that Borrower may otherwise have against Facing Agent with respect to a Letter of Credit issued hereunder.

(h)           Stated Amount.  The Stated Amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as Facing Agent has agreed to.  For purposes of calculating the Stated Amount of any Letter of Credit at any time:

(i)            any increase in the Stated Amount of any Letter of Credit by reason of any amendment to any Letter of Credit shall be deemed effective under this Agreement as of the date Facing Agent actually issues an amendment purporting to increase the Stated Amount of such Letter of Credit, whether or not Facing Agent receives the consent of the Letter of Credit beneficiary or beneficiaries to the amendment, except that if Borrower has requested that the increase in Stated Amount be given effect as of an earlier date and Facing Agent issues an amendment to that effect, then such increase in Stated Amount shall be deemed effective under this Agreement as of such earlier date requested by Borrower; and

(ii)           any reduction in the Stated Amount of any Letter of Credit by reason of any amendment to any Letter of Credit shall be deemed effective under this Agreement as of the later of (x) the date Facing Agent actually issues an amendment purporting to reduce the Stated Amount of such Letter of Credit, whether or not the amendment provides that the reduction be given effect as of an earlier date, or (y) the date Facing Agent receives the written consent (including by telex or facsimile transmission) of the Letter of Credit beneficiary or beneficiaries to such reduction, which written consent must be dated on or after the date of the amendment issued by Facing Agent purporting to effect such reduction.

(i)            Increased Costs.  If at any time after the Closing Date, Facing Agent or any Lender determines that the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Facing Agent or such Lender with any request or directive by any such authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by Facing Agent or participated in by any Lender, or (ii) impose on Facing Agent or any Lender any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to Facing Agent or any Lender of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by Facing Agent or any Lender hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon demand to Borrower by Facing Agent or any Lender (a copy of which demand shall be sent by Facing Agent or such Lender to Agent), Borrower shall pay to Facing Agent or such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital.  In determining such additional amounts pursuant to the preceding sentence, Facing Agent or such Lender will act reasonably and in good faith and will, to the extent the increased costs or reductions in amounts receivable or reductions in rates of return relate to Facing Agent’s or such Lender’s letters of credit in general and are not specifically attributable to the Letters of Credit hereunder, use averaging and attribution methods which are reasonable and which cover all letters of credit similar to the Letters of Credit issued by or participated in by Facing Agent or such Lender whether or not the documentation for such other Letters of Credit permit Facing Agent or such Lender to receive amounts of the type described in this Section 2.9(i).  Facing Agent or any Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.9(i), will give prompt written notice thereof to Borrower, which notice shall include a certificate submitted to Borrower by Facing Agent or such Lender (a copy of which certificate shall be sent by Facing Agent or such Lender to Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate Facing Agent or such Lender, although failure to give any such notice shall not release or diminish Borrower’s obligations to pay additional amounts pursuant to this Section 2.9(i) provided that Borrower shall not be required to compensate a Lender or Facing Agent pursuant to this section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Facing Agent, as the case may be, notifies Borrower of the additional amounts and of such Lender’s or Facing Agent’s intention to claim compensation therefor; provided further that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The certificate required to be delivered pursuant to this Section 2.9(i) shall, absent demonstrable error, be final, conclusive and binding on Borrower and Facing Agent or the Lender, as applicable.

ARTICLE III

INTEREST AND FEES

3.1           Interest.

(a)           Base Rate Loans.  Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan at a rate per annum equal to the Base Rate plus the Applicable Margin from the date the proceeds thereof are made available to Borrower until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Base Rate Loan or (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 2.6.

(b)           Eurodollar Loans.  Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date the proceeds thereof are made available to Borrower until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Eurodollar Loan or (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 2.6 at a rate per annum equal to the relevant Eurodollar Rate plus the Applicable Margin

(c)           Payment of Interest.  Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided, however, that interest accruing pursuant to Section 3.1(e) shall be payable from time to time on demand.  Interest shall also be payable on all then outstanding Loans on the Termination Date and on all Loans on the date of repayment (including prepayment) thereof (except that voluntary prepayments of Revolving Loans that are Base Rate Loans made pursuant to Section 4.2 on any day other than an Interest Payment Date or the Termination Date need not be made with accrued interest from the most recent Quarterly Payment Date, provided such accrued interest is paid on the next Interest Payment Date) and on the date of maturity (by acceleration or otherwise) of such Loans.  During the existence of any Event of Default, interest on any Loan shall be payable on demand.

(d)           Notification of Rate.  Agent, upon determining in accordance herewith the interest rate for any Borrowing of Eurodollar Loans for any Interest Period, shall promptly notify Borrower and the Lenders thereof.  Such determination shall, absent demonstrable error and subject to Section 3.6, be final, conclusive and binding upon all parties hereto.

(e)           Default Interest.  Notwithstanding the rates of interest specified herein, effective on the date 30 days after the occurrence and continuance during such 30 day period of any Event of Default (other than the failure to pay Obligations when due) and for so long thereafter as any Event of Default shall be continuing, and effective immediately upon any failure to pay any Obligations or any other amounts due under any of the Loan Documents when due, whether by acceleration or otherwise, the principal balance of each Loan then outstanding and, to the extent permitted by applicable law, any interest payment on each Loan not paid when due or other amounts then due and payable shall bear interest payable on demand, after as well as before judgment at a rate per annum equal to the Default Rate.

(f)            Maximum Interest.  If any interest payment or other charge or fee payable hereunder exceeds the maximum amount then permitted by applicable law, Borrower shall be obligated to pay the maximum amount then permitted by applicable law and Borrower shall continue to pay the maximum amount from time to time permitted by applicable law until all such interest payments and other charges and fees otherwise due hereunder (in the absence of such restraint imposed by applicable law) have been paid in full.

3.2           Fees.

(a)           Commitment Fee.  On each Quarterly Payment Date, and on the Termination Date (or, if earlier, on the date upon which the Revolving Commitments are terminated and the Loans are paid in full and the LC Obligations are paid in full or cash collateralized in a manner satisfactory to Agent), Borrower shall pay to Agent, for the ratable benefit of the Lenders, a commitment fee equal to the Applicable Commitment Fee which accrued during the quarterly period most recently ended (or, in the case of the payment due on the Termination Date, the portion thereof ending on such date).  Such commitment fee shall be based upon the average unused Revolving Commitments of the Lenders during the preceding quarter.

(b)           Agency Fees.  Borrower shall pay to Agent for its own account, agency and other Loan fees in the amount and at the times set forth in the letter agreement between Borrower and Agent.

3.3           Computation of Interest and Fees.  Interest on all Loans and fees payable hereunder shall be computed on the basis of the actual number of days elapsed over a year of 360 days; provided that interest on all Base Rate Loans shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be.  Each determination of an interest rate by Agent pursuant to any provision of this Agreement and in accordance therewith shall be conclusive and binding on Borrower, Agent and the Lenders in the absence of demonstrable error.  Agent shall, at any time and from time to time upon request of Borrower, deliver to Borrower a statement showing the quotations used by Agent in determining any interest rate applicable to Loans pursuant to this Agreement.  Each change in the Applicable Margin, the Applicable Commitment Fee or any change in the applicable LC Commission as a result of a change in Borrower’s Most Recent Ratio of Total Debt to EBITDA shall become effective on the Adjustment Date.

3.4           Interest Periods.  At the time it gives any Notice of Borrowing or a Notice of Conversion or Continuation with respect to Eurodollar Loans, Borrower shall elect, by giving Agent written notice, the interest period (each an “Interest Period”) which Interest Period shall, at the option of Borrower, be one, two, three or six months, provided that:

(i)            all Eurodollar Loans comprising a single Borrowing shall at all times have the same Interest Period;

(ii)           the initial Interest Period for any Eurodollar Loan shall commence on the date of such Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Loan of a different Type) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the last day of the immediately preceding Interest Period;

(iii)          if any Interest Period relating to a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv)          if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v)           no Interest Period may be selected at any time when an Unmatured Event of Default or Event of Default is then in existence; and

(vi)          no Interest Period shall extend beyond the Termination Date.

3.5           Compensation for Funding Losses.

(a)           Borrower shall compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such amounts), for all losses, expenses and liabilities (including, without limitation, any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Loans to the extent not recovered by the Lender in connection with the liquidation or re-employment of such funds and including the compensation payable by such Lender to a Participant but excluding loss of anticipated profit with respect to any Loans) and any loss sustained by such Lender in connection with the liquidation or re-employment of such funds (including, without limitation, a return on such liquidation or re-employment that would result in such Lender receiving less than it would have received had such Eurodollar Loan remained outstanding until the last day of the Interest Period applicable to such Eurodollar Loans) which such Lender may sustain as a result of (regardless of whether such events occur as a result of an Event of Default or Unmatured Event of Default or the exercise of any right or remedy of Agent or the Lenders under this Agreement or any other agreement, or at law): (i) any failure by Borrower to continue or borrow, or convert from or into, Eurodollar Loans on a date specified therefor in a Notice of Borrowing or Notice of Conversion or Continuation delivered by Borrower (whether or not withdrawn); (ii) any payment, prepayment or conversion or continuation of any of its Eurodollar Loans occurring for any reason whatsoever on a date which is not the last day of an Interest Period applicable thereto; (iii) any repayment of any of its Eurodollar Loans not being made on the date specified in a notice of payment given by Borrower; or (iv) (A) any other failure by Borrower to repay its Eurodollar Loans when required by the terms of this Agreement or (B) an election made by Borrower pursuant to Section 3.7.  Such a written request as to additional amounts owed such Lender under this Section 3.5 and delivered to Borrower and Agent by such Lender shall, absent demonstrable error, be final, conclusive and binding for all purposes.

(b)           Calculation of all amounts payable to a Lender under this Section 3.5 shall be made as though that Lender had actually funded its relevant Eurodollar Loan through the purchase of a Eurodollar deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 3.5.

3.6           Increased Costs, Illegality, Etc.

(a)           Generally.  In the event that:

(i)            on any Interest Rate Determination Date, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii)           at any time, any Lender shall incur increased costs or reduction in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the date of this Agreement in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (A) a change in the basis of taxation of payments to any Lender of the principal of or interest on the Notes or any other amounts payable hereunder (except for (a) changes in the rate of tax on, or determined by reference to, the net income or profits of such Lender imposed by the jurisdiction in which its principal office or applicable lending office is located and (b) United States withholding taxes, which shall be governed by the provisions of Section 4.6) or (B) a change in official reserve requirements (but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate) and/or (y) other circumstances since the date of this Agreement affecting such Lender or the interbank Eurodollar market or the position of such Lender in such market (excluding, however, differences in a Lender’s cost of funds from those of Agent which are solely the result of credit differences between such Lender and Agent); or

(iii)          at any time, the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or Agent, in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing), which notice shall, absent demonstrable error, be final and conclusive and binding upon all parties hereto, to Borrower and, except in the case of clause (i) above, to Agent of such determination (which notice Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice by Agent no longer exist, and any Notice of Borrowing or Notice of Conversion or Continuation given by Borrower with respect to Eurodollar Loans (other than with respect to conversions to Base Rate Loans) which have not yet been incurred (including by way of conversion) shall be deemed rescinded by Borrower, (y) in the case of clause (ii) above, Borrower shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall reasonably determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, submitted to Borrower by such Lender shall, absent demonstrable error, be final and conclusive and binding on all the parties hereto; however the failure to give any such notice shall not release or diminish Borrower’s obligations to pay additional amounts pursuant to this Section 3.6 (a)(y) provided that Borrower shall not be required to compensate such Lender pursuant to this section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Borrower of the increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof and (z) in the case of clause (iii) above, Borrower shall take one of the actions specified in Section 3.6(b) as promptly as possible and, in any event, within the time period required by law.  In determining such additional amounts pursuant to clause (y) of the immediately preceding sentence, each Lender shall act reasonably and in good faith and will, to the extent the increased costs or reductions in amounts receivable relate to such Lender’s loans in general and are not specifically attributable to a Loan hereunder, use averaging and attribution methods which are reasonable and which cover all loans similar to the Loans made by such Lender whether or not the loan documentation for such other loans permits the Lender to receive increased costs of the type described in this Section 3.6(a).

(b)           Eurodollar Loans.  At any time that any Eurodollar Loan is affected by the circumstances described in Section 3.6(a)(ii) or (iii), Borrower may (and, in the case of a Eurodollar Loan affected by the circumstances described in Section 3.6(a)(iii), shall) either (i) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel the respective Borrowing by giving Agent telephonic notice (confirmed in writing) on the same date that Borrower was notified by the affected Lender or Agent pursuant to Section 3.6(a)(ii) or (iii), or (ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan, provided, that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.6(b).

(c)           Capital Requirements.  If any Lender determines that the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) concerning capital adequacy, or any change in (after the date of this Agreement) interpretation or administration thereof by any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Revolving Commitment or Converted Term Loan Amount hereunder or its obligations hereunder, then Borrower shall pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable and which will, to the extent the increased costs or reduction in the rate of return relates to such Lender’s commitments or obligations in general and are not specifically attributable to the Revolving Commitments, Term Loans and obligations hereunder, cover all commitments and obligations similar to the Revolving Commitment or Converted Term Loan Amount and obligations of such Lender hereunder whether or not the loan documentation for such other commitments or obligations permits the Lender to make the determination specified in this Section 3.6(c), and such Lender’s determination of compensation owing under this Section 3.6(c) shall, absent demonstrable error, be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 3.6(c), will give prompt written notice thereof to Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of Borrower’s obligations to pay additional amounts pursuant to this Section 3.6(c) provided that Borrower shall not be required to compensate such Lender pursuant to this Section 3.6(c) for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Borrower of the increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(d)           Change of Lending Office.  Each Lender which is or will be owed compensation pursuant to Section 3.6(a) or (c) will, if requested by Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to cause a different branch or Affiliate to make or continue a Loan or Letter of Credit if such designation will avoid the need for, or materially reduce the amount of, such compensation to such Lender and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable expenses incurred by any Lender in utilizing a different branch or Affiliate pursuant to this Section 3.6(d).  Nothing in this Section 3.6(d) shall affect or postpone any of the obligations of Borrower or the right of any Lender provided for herein.

3.7           Replacement of Affected Lenders.  (x) If any Lender becomes a Defaulting Lender or otherwise defaults in its Obligations to make Revolving Loans or fund Unpaid Drawings, (y) if any Lender is owed increased costs under Section 3.6(a)(ii) or (iii), Section 3.6(c) or Borrower is required to make any payments under Section 4.6 to any Lender materially in excess of those to the other Lenders or (z) as provided in Section 11.1(b) in the case of certain refusals by a Lender to consent to certain proposed amendments, changes, supplements, waivers, discharges or terminations with respect to this Agreement which have been approved by the Majority Lenders, Borrower shall have the right, if no Event of Default or Unmatured Event of Default then exists, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Assignee or Eligible Assignees, none of whom shall be a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) acceptable to Agent, provided that (i) at the time of any replacement pursuant to this Section 3.7, the Replacement Lender shall enter into one or more assignment agreements, in the form of Exhibit 11.9 hereto, pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender and (ii) all obligations of Borrower owing to the Replaced Lender (including, without limitation, any such increased costs and excluding those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being paid) shall be paid in full to such Replaced Lender concurrently with such replacement.  Upon the execution of the respective assignment documentation, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Lender.  Notwithstanding anything to the contrary contained above, no Lender that acts as a Facing Agent may be replaced hereunder at any time which it has Letters of Credit outstanding hereunder unless arrangements satisfactory to such Facing Agent (including the furnishing of a standby letter of credit in form and substance, and issued by an issuer satisfactory to such Facing Agent or the depositing of cash collateral into the Collateral Account in amounts and pursuant to arrangements satisfactory to such Facing Agent) have been made with respect to such outstanding Letters of Credit.

ARTICLE IV

REDUCTION OF COMMITMENTS; PAYMENTS AND PREPAYMENTS

4.1           Voluntary Reduction of Commitments.  (a)  Upon at least three Business Days’ prior written notice (or telephonic notice confirmed in writing) to Agent at the Notice Office (which notice Agent shall promptly transmit to each Lender), Borrower shall have the right, from time to time and without premium or penalty, to terminate the unutilized portion of the Revolving Commitments or the Swing Line Commitment, as the case may be, in part or in whole; provided that (x) any such voluntary termination of the Revolving Commitments shall apply to proportionately and permanently reduce the Revolving Commitment of each Revolving Lender, (y) any partial voluntary reduction pursuant to this Section 4.1 shall be in the amount of at least $5,000,000 and integral multiples of $5,000,000 in excess of that amount and (z) no such voluntary termination of the Revolving Commitments shall be permitted if the effect thereof would be to reduce the total of the Revolving Commitments below the aggregate principal amount of outstanding Revolving Loans plus the aggregate LC Obligations and the Swing Line Loan Commitment.  The parties hereto acknowledge that the Borrower has on the Restatement Date and prior to the Term Loan Conversion permanently reduced the Revolving Commitments by the amount of the Revolver Commitment Reduction .

(b)           In the event of certain refusals by a Lender to consent to certain proposed amendments, changes, supplements, waivers, discharges or terminations with respect to this Agreement which have been approved by the Majority Lenders as provided in Section 11.1(b), Borrower shall have the right, upon five (5) Business Days’ prior written notice to Agent (which notice Agent shall promptly transmit to each of the Lenders), to terminate the entire Revolving Commitment of such Lender, so long as all Loans, together with accrued and unpaid interest, fees and all other amounts, due and owing to such Lender are repaid concurrently with the effectiveness of such termination at which time Schedule 1.1(b) shall be deemed modified to reflect such changed amounts pursuant to Section 4.1(a) and Borrower cash collateralizes such Lender’s Commitment Percentage of the LC Obligations.  At such time, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement which shall survive as to such repaid Lender.

4.2           Voluntary Prepayments.  (a)  Borrower shall have the right to prepay any or all of the Loans in whole or in part from time to time on the following terms and conditions: (i) Borrower shall give Agent irrevocable written notice at its Notice Office (or telephonic notice promptly confirmed in writing) of its intent to prepay, the amount of such prepayment and the specific Borrowings to which such prepayment is to be applied, which notice shall be given by Borrower to Agent by 12:00 noon (New York City time) at least three Business Days prior to the date of such prepayment and which notice shall (except in the case of Swing Line Loans) promptly be transmitted by Agent to each of the applicable Lenders; (ii) each partial prepayment of any Borrowing (other than a Borrowing of Swing Line Loans) shall be in an aggregate principal amount of at least $1,000,000 and each partial prepayment of a Swing Line Loan shall be in an aggregate principal amount of at least $500,000; provided that no partial prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the aggregate principal amount of the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; (iii) Eurodollar Loans may only be prepaid pursuant to this Section 4.2 on the last day of an Interest Period applicable thereto or on any other day subject to Section 3.5; (iv) each prepayment in respect of any Borrowing shall be applied pro rata among the Loans comprising such Borrowing provided, that such prepayment shall not be applied to any Loans of a Defaulting Lender at any time when the aggregate amount of Loans of any Non-Defaulting Lender exceeds such Non-Defaulting Lender’s Commitment Percentage of all Loans then outstanding.  The notice provisions, the provisions with respect to the minimum amount of any prepayment, and the provisions requiring prepayments in integral multiples above such minimum amount of this Section 4.2 are for the benefit of Agent and may be waived unilaterally by Agent.

(b)           In the event of certain refusals by a Lender to consent to certain proposed amendments, changes, supplements, waivers, discharges or terminations with respect to this Agreement which have been approved by the Majority Lenders as provided in Section 11.1(b), Borrower shall have the right, upon five (5) Business Days’ prior written notice to Agent (which notice Agent shall promptly transmit to each of the Lenders), to repay all Loans, together with accrued and unpaid interest, fees  and all other amounts due and owing to such Lender in accordance with said Section 11.1(b), so long as (A) in the case of the repayment of Revolving Loans of any Revolving Lender pursuant to this clause (b), the Revolving Commitment of such Revolving Lender is terminated concurrently with such repayment pursuant to Section 4.1(b) and (B) in the case of the repayment of Loans of any Lender, the consents required by Section 11.1(b) in connection with the repayment pursuant to this clause (b) shall have been obtained.

4.3           Mandatory Prepayments.

(a)           Prepayment Upon Overadvance.  Borrower shall prepay the outstanding principal amount of the Revolving Loans or the Swing Line Loan on any date on which the aggregate outstanding principal amount of such Loanstogether with the aggregate LC Obligations (after giving effect to any other repayments or prepayments on such day) exceeds the aggregate Revolving Commitments or the Swing Line Loan Commitment, as the case may be, in the amount of such excess.  If, after giving effect to the prepayment of all outstanding Revolving Loans, the aggregate LC Obligations exceeds the Revolving Commitments then in effect, Borrower shall cash collateralize LC Obligations by depositing, pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Agent and Borrower, cash with Agent in an amount equal to the difference between such LC Obligations and the Revolving Loan Commitments then in effect.  Agent shall establish in its name for the benefit of the Revolving Lenders a cash collateral account (the “Collateral Account”) into which it shall deposit such cash to hold as collateral security for the LC Obligations.

(b)           Payment at Termination Date.   Borrower hereby unconditionally promises to pay to each Lender on the Termination Date, the unpaid principal amount of each Loan (including, without limitation, each Swing Line Loan) made by such Lender.  Borrower hereby further agrees to pay interest in immediately available funds at the office of Agent on the unpaid principal amount of such Loans from time to time from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.6.

(c)           Mandatory Prepayment Upon Asset Disposition.  If Borrower or any of its Subsidiaries receives Net Sale Proceeds from an Asset Disposition, to the extent that such Net Sale Proceeds exceed $10,000,000 such excess shall be applied as a mandatory prepayment of Loans in the manner set forth in Section 4.4.  Notwithstanding the foregoing, Borrower or any Subsidiary may reinvest up to $10,000,000 of the Net Sale Proceeds of such Asset Disposition (the “Reinvestable Proceeds”) within two hundred seventy (270) days in productive replacement assets of a kind then used or useable in the business of Borrower or its Subsidiaries and if so reinvested within such period, such proceeds shall not be subject to prepayment.  If, however, Borrower does not intend to so reinvest such Reinvestable Proceeds or if the period set forth in the immediately preceding sentence expires without Borrower having reinvested such Reinvestable Proceeds such Reinvestable Proceeds shall be applied as a mandatory prepayment of Loans in the manner set forth in Section 4.4.

(d)           Mandatory Prepayment Upon Incurrence of Indebtedness.  On the date of receipt by Borrower and/or any of their Subsidiaries of Net Offering Proceeds from the incurrence of Indebtedness, an amount equal to 100% of such Net Offering Proceeds shall be applied as a mandatory prepayment of Loans in the manner set forth in Section 4.4.

(e)           Scheduled Term Repayments.  Borrower agrees to pay Scheduled Term Repayments on the Term Loans until the Term Loans are paid in full in the amounts and at the times specified in the definition of Scheduled Term Repayments to the extent that prepayments have not previously been applied to such Scheduled Term Repayments (and such Scheduled Term Repayments have not otherwise been reduced) pursuant to the terms hereof.

(f)            Mandatory Prepayment With Excess Cash Flow.  On each Excess Cash Payment Date, an amount equal to 75% of Excess Cash Flow, if positive, of Borrower and its Subsidiaries for the most recent Excess Cash Flow Period ending prior to such Excess Cash Payment Date shall be applied as a mandatory repayment of principal of the Loans as provided in Section 4.4.

4.4           Application of Prepayments. Except as expressly provided in this Agreement, all prepayments of principal made by Borrower pursuant to Section 4.3(c),(d) and (f) shall be applied (i) first to the payment of the unpaid principal amount of the Term Loans, after all Term Loans have been paid in full, second to the payment of the then outstanding balance of the Revolving Loans and third, after all Revolving Loans have been paid in full, to the cash collateralization of LC Obligations; (ii) within each of the foregoing Loans, first to the payment of Base Rate Loans and second to the payment  of Eurodollar Loans; and (iii) with respect to Eurodollar Loans, in such order as Borrower shall request (and in the absence of such request, as Agent shall determine so as to minimize breakage costs).   If any prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount, such Borrowing shall immediately be converted into Base Rate Loans.   All prepayments shall include payment of accrued interest on the principal amount so prepaid, shall be applied to the payment of interest before application to principal and shall include amounts payable, if any, under Section 3.5.

4.5           Method and Place of Payment.

(a)           Except as otherwise specifically provided herein, all payments under this Agreement shall be made to Agent, for the ratable account of the Lenders entitled thereto, not later than 12:00 Noon (New York City time) on the date when due and shall be made in immediately available funds in lawful money of the United States of America and in each case to the account specified therefor for Agent or if no account has been so specified at the Payment Office, it being understood that with respect to payments in Dollars, written telex or telecopy notice by Borrower to Agent to make a payment from the funds in Borrower’s account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account.  Agent will thereafter cause to be distributed on the same day (if payment was actually received by Agent prior to 12:00 Noon (New York City time) on such day) like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled to receive any such payment in accordance with the terms of this Agreement.  If and to the extent that any such distribution shall not be so made by Agent in full on the same day (if payment was actually received by Agent prior to 12:00 Noon (New York City time) on such day), Agent shall pay to each Lender its ratable amount thereof and each such Lender shall be entitled to receive from Agent interest on such amount at the overnight Federal Funds Rate for each day from the date such amount is paid to Agent until the date Agent pays such amount to such Lender.

(b)           Any payments under this Agreement which are made by Borrower later than 12:00 Noon (New York City time) shall, for the purpose of calculation of interest, be deemed to have been made on the next succeeding Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension, except that with respect to Eurodollar Loans, if such next succeeding Business Day is not in the same month as the date on which such payment would otherwise be due hereunder or under any Note, the due date with respect thereto shall be the next preceding applicable Business Day.

4.6           Net Payments.

(a)           All payments made by Borrower hereunder or under any Loan Document will be made without setoff, counterclaim or other defense.  Except as provided in Section 4.7(d), all payments hereunder and under any of the Loan Documents (including, without limitation, payments on account of principal and interest and fees) shall be made by Borrower free and clear of and without deduction or withholding for or on account of any present or future tax, duty, levy, impost, assessment or other charge of whatever nature now or hereafter imposed by any Governmental Authority, but excluding therefrom (i) a tax imposed on or measured by the net income, net profits, net receipts or capital (including a branch profits tax or a franchise tax based on net income, net profits, net receipts or capital) of the Lender by the jurisdiction (or political subdivision or taxing authority thereof) in which the Lender is incorporated or organized, or in which it is a citizen, resident or domiciliary or the jurisdiction (or political subdivision or taxing authority thereof) in which any lending office that participated in the making of a loan hereunder is located, (ii) in the case of any Lender organized under the laws of any jurisdiction other than the United States or any state thereof (including the District of Columbia), any taxes imposed by the United States by means of withholding at the source unless, and to the extent that, such withholding results from a change in applicable law, treaty or regulations or the interpretation or administration thereof (including, without limitation, any guideline or policy not having the force of law) by any authority charged with the administration thereof subsequent to the date such Lender becomes a Lender with respect to the Loan or portion thereof affected by such change and (iii) any tax imposed on or measured by the net income, net profits, net receipts or capital (including a branch profits tax, or a franchise tax based on net income, net profits, net receipts or capital) of a Lender or an office or branch thereof by the United States of America or any political subdivision or taxing authority thereof or therein (such tax or taxes, other than a tax or taxes excluded under (i), (ii), or (iii), being herein referred to as “Tax” or “Taxes” and tax or taxes excluded under (i), (ii) or (iii) shall be referred to as “Excluded Taxes”).  If Borrower is required by law to make any deduction or withholding of any Taxes from any payment due hereunder or under any of the Loan Documents, then the amount payable will be increased to such amount which, after deduction from such increased amount of all such Taxes required to be withheld or deducted therefrom, will not be less than the amount due and payable hereunder had no such deduction or withholding been required.  A certificate as to any additional amounts payable to a Lender under this Section 4.6 submitted to Borrower by such Lender shall show in reasonable detail the amount payable and the calculations used to determine in good faith such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto.

(b)           If Borrower makes any payment hereunder or under any of the Loan Documents in respect of which it is required by law to make any deduction or withholding of any Taxes, it shall pay the full amount to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to all affected Lenders within 30 days after it has made such payment to the applicable authority any receipt issued by such authority to the Borrower evidencing the payment to such authority of all amounts so required to be deducted or withheld from such payment.

(c)           Without prejudice to the other provisions of Section 4.6, if any Lender, or Agent on its behalf, is required by law to make any payment on account of Taxes on or in relation to any amount received or receivable hereunder or under any of the Loan Documents by such Lender, or Agent on its behalf, or any liability for Tax in respect of any such payment is imposed, levied or assessed against any Lender or Agent on its behalf, Borrower will promptly, following receipt of the certificate described in the immediately following sentence, indemnify such person against such Tax payment or liability, together with any interest, penalties and expenses (including reasonable counsel fees and expenses) payable or incurred in connection therewith, including any tax of any Lender arising by virtue of payments under this Section 4.6(c), computed in a manner consistent with this Section 4.6(c).  A certificate prepared in good faith as to the amount of such payment (showing in reasonable detail the amount payable and the calculations used to determine such amount) by such Lender, or Agent on its behalf, absent manifest error, shall be final, conclusive and binding upon all parties hereto for all purposes.

(d)           Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to Borrower and Agent on or prior to the Restatement Date, or in the case of a Lender that is an Assignee of an interest under this Agreement pursuant to Section 3.7 or 11.9 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment), on the date of such assignment to such Lender, (i) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or successor or other applicable forms prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from or reduced rate of United States withholding tax on interest payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver the applicable form pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit 4.6(d) (any such certificate, a “Section 4.6(d)(ii) Certificate”) and (y) two accurate and complete original signed copies of IRS Form W-8BEN (or successor form), certifying to such Lender’s entitlement to a complete exemption from United States withholding tax on payments of interest to be made under this Agreement and under any Note; provided, however, that no Lender shall be required to deliver an IRS Form W-8BEN, W-8ECI, W-8IMY, or Section 4.6(d)(ii) Certificate under this Section 4.6(d) to the extent that the delivery of such form is not authorized by law; provided further, however, that in the event that a Lender provides the Borrower or the Agent with an IRS Form W-8IMY (or substitute form) indicating that it is a “flow through” entity, as defined in Treasury Regulations promulgated under Section 1441 of the Code, or otherwise, not a beneficial owner of interest payments under this Agreement and under any Note, such Lender agrees, on or prior to the Restatement Date, or the date of assignment to such Lender, as applicable, to take any actions necessary, and to deliver to Borrower and Agent all forms necessary, to establish such Lender’s entitlement to a complete exemption from, or a reduction in, United States withholding tax on payments of interest to be made under this Agreement and under any Note, including causing its partners, members, beneficiaries, beneficial owners, and their beneficial owners, if any, to take any actions and deliver any forms necessary to establish such exemption.  Notwithstanding the foregoing, (i) a fiscally transparent entity may provide an IRS Form W-8BEN to claim a treaty exemption or rate reduction to the extent that such entity is receiving interest and is not treated as fiscally transparent by its own jurisdiction,  provided the satisfaction of such conditions entitles the Lender to an exemption or reduction from withholding at the time such Lender becomes a party to this Agreement and (ii) a withholding foreign partnership, withholding foreign trust, and qualified intermediary shall only provide such information as is required by Treasury Regulations promulgated under Code Section 1441.  For purposes of this Agreement, the term “Forms” shall include any attachments for to IRS Forms W-8 IMY required to be filed by the Lender.  In addition, each Lender agrees that from time to time after the Initial Borrowing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Lender will deliver to Borrower and Agent two new accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY and a Section 4.6(d)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender (or its partners, members, beneficiaries, or beneficial owners) to a continued exemption from or reduction in United States withholding Tax on interest payments under this Agreement and any Note, or it shall immediately notify Borrower and Agent of its inability to deliver any such form or certificate; provided, however, that no Lender shall be required to deliver an IRS Form W8-BEN, W-8ECI, or W-8IMY under this Section 4.6(d) to the extent that the delivery of such form is not authorized by law; provided, further, however, that any Lender which does not deliver the applicable form pursuant to Section 4.6(d) shall be entitled to additional payment pursuant to Section 4.6(a) or indemnification under Section 4.6(c) only if and to the extent (i) such failure results solely from a change in law or (ii) the Tax to which such additional payment or indemnification relates would have been imposed regardless of whether such Lender provided such forms.   Notwithstanding anything to the contrary contained in Section 4.6, any Lender that has not provided to Borrower the IRS Forms required to be provided to Borrower pursuant to this Section 4.6(d) shall not be entitled to any payment of additional amounts pursuant to Section 4.6(a) or indemnification under Section 4.6(c) with respect to any deduction or withholding which would not have been required if such Lender had provided such forms.

(e)           Each Lender that is incorporated or organized under the laws of the United States of America or a state thereof shall provide two properly completed and duly executed copies of IRS Form W-9, or any successor or other applicable form.  Each Lender shall deliver to Borrower and Agent (provided that such Lender remains lawfully able to do so), two further duly executed forms and statements, properly completed in all material respects, at or before the time any such form or statement expires or becomes obsolete, or otherwise as reasonably requested by Borrower.  Each Lender shall promptly notify Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower (or any other form or certification adopted by U.S. taxing authorities for such purpose).

(f)            Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of any event or the existence of any condition that would cause Borrower to make a payment in respect of any Taxes to such Lender pursuant to Section 4.6(a) or a payment in indemnification for any Taxes pursuant to Section 4.6(c), it will use reasonable efforts to make, fund or maintain the Loan (or portion thereof) of such Lender with respect to which the aforementioned payment is or would be made through another lending office of such Lender or take any other action reasonably requested by Borrower if as a result thereof the additional amounts which would otherwise be required to be paid by such Borrower in respect of such Loans (or portions thereof) or participation in Letters of Creditpursuant to Section 4.6(a) or Section 4.6(c) would be materially reduced, and if, as determined by such Lender, in its reasonable discretion, the making, funding or maintaining of such Loans or participation in Letters of Credit (or portions thereof) through such other lending office or taking of such other action would not otherwise materially adversely affect such Loans or such Lender.  Borrower agrees to pay all reasonable expenses incurred by any Lender in utilizing another lending office of such Lender or taking of such other action pursuant to this Section 4.6(f).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce Agent and each Lender to enter into this Agreement and the Second Amendment and Restatement Agreement and to make the Loans and issue (or participate in) the Letters of Credit, Borrower hereby represents and warrants to Agent and each Lender, and hereby agrees, as follows:

5.1           Corporate Existence; Compliance with Law.  Each of Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified and in good standing as a foreign corporation, and is duly authorized to do business, in each jurisdiction where its ownership or leasing of property or the character of its operations makes such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that all failures to comply therewith would not reasonably be expected to have a Material Adverse Effect.

5.2           Corporate Power; Authorization; No Violation.  The execution, delivery and performance by each Credit Party of this Agreement and the other Loan Documents to which it is a party (i) are within such Credit Party’s corporate power, (ii) have been duly authorized by all necessary corporate, shareholder and other action on the part of each Person whose authorization is required, (iii) do not violate any Requirement of Law or any material Contractual Obligation applicable to such Credit Party, (iv) will not result in or require the creation or imposition of any Lien of any nature upon or with respect to any of the properties now owned or hereafter acquired by such Person (other than any permitted by the Loan Documents) and (v) will not require any authorization or approval or other action by, or notice to or filing or registration with, any Governmental Authority (other than those which have been obtained and are in force and effect).

5.3           Binding Effect.  This Agreement has been, and the other Loan Documents to which any Credit Party is a party will be when executed and delivered, duly executed and delivered on behalf of Borrower and the other Loan Parties thereto.  This Agreement constitutes, and the other Loan Documents to which any Credit Party is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Loan Parties that are party thereto, enforceable against such Loan Parties in accordance with their respective terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).  The security interests created in favor of Agent, as Pledgee for the benefit of the Lenders under the Pledge Agreement constitute first perfected security interests in the Pledged Stock, subject to no security interests of any other Person.  No filings or recordings are required in order to perfect the security interests created in the Pledged Stock under the Pledge Agreement.

5.4           Purpose of Loans.  The proceeds of the Loans shall be used by Borrower to (i) repay existing indebtedness under the Existing Credit Agreements and (ii) for general corporate and working capital purposes (including without limitation the Asset Acquisition and other Acquisitions).  No proceeds of any of the Loans will be used for “buying,” “purchasing,” or “carrying,” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect or for any purpose which would cause any of the loans or extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Board.

5.5           Subsidiaries.  Schedule 5.5 annexed hereto and made a part hereof is a complete and correct list of all Subsidiaries of Borrower as of the Restatement Date and separately identifies all Material Subsidiaries of Borrower as of the Restatement Date.  All of such Subsidiaries are Wholly–Owned Subsidiaries of Borrower except as otherwise indicated on such Schedule 5.5.  There does not exist any encumbrance or restriction on the ability of (i) any Subsidiary of Borrower to pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Borrower or any Subsidiary of Borrower, or to pay any Indebtedness owed to Borrower or a Subsidiary of Borrower, (ii) any Subsidiary of Borrower to make loans or advances to Borrower or any of Borrower’s Subsidiaries or (iii) Borrower or any of its Subsidiaries to transfer any of its properties or assets to Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (x) applicable law, (y) this Agreement or the other Loan Documents or (z) customary provisions restricting subletting or assignment of any lease or other contract governing a leasehold interest or other contract rights of Borrower or a Subsidiary of Borrower.

5.6           Indebtedness.  Schedule 5.6 annexed hereto and made a part hereof is a complete and correct list of all Indebtedness of Borrower and its Subsidiaries which, in any individual instance exceeds $250,000 in principal amount and which is outstanding as of the Restatement Date (other than Intercompany Indebtedness).

5.7           Financial Statements; Financial Condition; Undisclosed Liabilities; Projections, etc.

(a)           Financial Statements.  The balance sheet of Borrower at December 31, 1998, December 31, 1999, and December 31, 2000, and the related statements of operations, cash flows and shareholders’ equity of Borrower for the Fiscal Year or other period ended on such dates, as the case may be, copies of which have been furnished to the Lenders prior to the date hereof which have been examined by Ernst & Young L.L.P., independent certified public accountants, were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and results of operations of the Borrower and its Subsidiaries at such dates and for the periods then ended.  Since December 31, 2000, there has been no Material Adverse Effect.

(b)           Solvency.  On and as of the Restatement Date, after giving effect to the Transaction and to all Indebtedness (including the Loans) being incurred, and to be incurred (and the use or proceeds thereof), and Liens created, and to be created, by Borrower in connection with the transactions contemplated hereby, (i) the sum of the assets, at a fair valuation, of Borrower will exceed its Debts; (ii) Borrower has not incurred nor intends to, nor believes that it will, incur Debts beyond its ability to pay such Debts as such Debts mature; and (iii) Borrower will have sufficient capital with which to conduct its business.

(c)           No Undisclosed Liabilities.  Except as fully reflected in the financial statements and the notes thereto referred to in Section 5.7(a) or on Schedule 5.7(c), there are (after giving effect to the Transaction and the other transactions contemplated hereby) no liabilities or obligations with respect to Borrower of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to Borrower.  As of the Restatement Date (and after giving effect to the Transaction and the other transaction contemplated hereby), Borrower does not know of any basis for the assertion against Borrower of any liability or obligation of any nature whatsoever that is not reflected in such financial statements or the notes related thereto delivered pursuant to Section 5.7(a) or on Schedule 5.6 which, either individually or in the aggregate, could reasonably be expected to be material to Borrower.

(d)           Projections.   On and as of the Restatement Date, the financial projections, attached hereto as Schedule 5.7(d) (the “Projections”) have been prepared on a basis consistent with the financial statements referred to in Section 5.7(a) and are based on good faith estimates and assumptions made by the management of Borrower, and there are no statements or conclusions in any of the Projections which are based upon or include information known to Borrower to be misleading or which fail to take into account material information known to Borrower regarding the matters reported therein; provided that for the third quarter of Fiscal Year 2001 the individual line items set forth in the Projections (other than Diluted Earnings Per Share) are subject to the information and discussion set forth on the news release included with such Projections.  On the Restatement Date, Borrower believed that the Projections were reasonable and attainable, it being understood that uncertainty is inherent in any forecasts or projections and that no assurance can be given that the results set forth in the Projections will actually be obtained.

5.8           No Material Litigation.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of Borrower, threatened against Borrower or any of its Subsidiaries or any of its or their respective properties or assets before any arbitrator or Governmental Authority (a) with respect to this Agreement or any other Loan Document or any of the actions contemplated hereby or thereby, or (b) which would reasonably be expected to have a Material Adverse Effect.

5.9           Performance of Agreements.  Neither Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation of Borrower or any of its Subsidiaries and no event or condition has occurred or become known or exists which with notice or the lapse of time or both would constitute such a default except where such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect.

5.10         Taxes.  Borrower and each of its Subsidiaries has filed or caused to be filed all material tax returns and reports which are required to be filed, and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its properties or assets and all other taxes, fees and other charges imposed on its or any of their respective properties by any Governmental Authority other than those the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently pursued and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower and/or its Subsidiaries, as applicable) and no material tax Lien has been filed or received.  There is no proposed tax assessment against Borrower or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

5.11         Governmental Regulation.  (i)  Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by a company required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and (ii) neither Borrower nor any of its Subsidiaries is engaged directly or indirectly, principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purposes of purchasing or carrying any margin stock, within the meaning of Regulation T, U or X of the Board.

5.12         Ownership of Property; Liens.  Each of Borrower and its Subsidiaries has good and indefeasible title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except for Permitted Liens.

5.13         Intellectual Property.  Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how, patents and processes necessary for the conduct of its business as currently conducted, except for those the failure to own or be licensed to use, which would not reasonably be expected to have a Material Adverse Effect (the “Intellectual Property”).  No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Borrower know of any valid basis for any such claim except for such claims and infringements that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  To Borrower’s or any of its Subsidiaries’ knowledge, the use of such Intellectual Property by Borrower and its Subsidiaries does not infringe on the rights of any Person, in each case except for such claims and infringements that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.14         Disclosure.  This Agreement and any other document, certificate or statement furnished to Agent or any Lender by or on behalf of Borrower or any of its Subsidiaries, taken as a whole, do not contain any untrue statement of a material fact and do not omit to state a material fact necessary in order to make the statements contained herein and therein not misleading when made.  There is no fact known to Borrower or any of its Subsidiaries which now has or in the future would reasonably be expected to have (so far as Borrower or any of its Subsidiaries can now reasonably foresee) a Material Adverse Effect which has not been disclosed in this Agreement, or in the other documents and certificates furnished to Agent and each Lender specifically for use in connection with the transactions contemplated hereby.

5.15         ERISA.  Borrower and each of its ERISA Affiliates are in compliance in all material respects with applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder with respect to all Plans and, to the best of Borrower’s knowledge, all Multiemployer Plans, except where noncompliance would not reasonably be expected to have a Material Adverse Effect.  No Termination Event has occurred or is reasonably expected to occur with respect to any Plan.  The sum of the “amounts of unfunded benefit commitments” (as defined in Section 4001(a)(18) of ERISA) under all Plans (excluding each Plan with an amount of unfunded benefit commitments of zero or less) is not more than $7,500,000.  The aggregate Withdrawal Liability under all Multiemployer Plans is not more than $7,500,000.

5.16         Labor Relations.  Except to the extent that such practices, circumstances, events or questions would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) neither Borrower nor any of its Subsidiaries is engaged in any unfair labor practice and (b) no significant strike, labor dispute, slowdown or stoppage is pending against Borrower or any of its Subsidiaries or, to the best knowledge of Borrower, threatened against Borrower or any of its Subsidiaries.

5.17         Insurance.  Except as otherwise permitted by Section 7.8, the properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by Persons engaged in the same or similar businesses.

5.18         Public Utility Holding Company Act.  Neither Borrower nor any of its Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.19         Security Documents.

(a)           Security Agreement Collateral.  The provisions of each Security Agreement  are effective to create in favor of Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the relevant Credit Party in the Collateral, and each Security Agreement, together with the timely filings of Form UCC-1 creates a fully perfected first lien on, and security interest in, all right, title and interest of the relevant Credit Party in all of the Collateral described therein, subject to no other Liens other than Permitted Liens.  Each Credit Party has good and marketable title to, or rights in, all Collateral, free and clear of all Liens except Permitted Liens.

(b)           Real Estate Collateral.  The Mortgage executed on the Restatement Date creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and Lien on the Mortgaged Property for the benefit of the Secured Creditors, superior to and prior to the rights of all third Persons (except that the security interest created in the Mortgaged Property may be subject to the Permitted Liens related thereto and any Liens referred to in the Mortgage Policy) and subject to no other Liens (other than Permitted Real Property Encumbrances and any Liens referred to in the Mortgage Policy).

5.20         Matters Pertaining to Second Amendment and Restatement Agreement.

                (a)           Representations and Warranties.  Each of the representations and warranties given by Borrower in the Agreement are true and correct in all material respects as of the Restatement Date, except to the extent such representations and warranties are expressly made as of a specified date in which event such representations and warranties shall be true and correct as of such specified date.

                (b)           Corporate Power; Authorization; No Violation.  The execution, delivery and performance by each Credit Party of the Second Amendment and Restatement Agreement and the other Loan Documents to which it is a party (i) are within such Credit Party’s corporate power, (ii) have been duly authorized by all necessary corporate, shareholder and other action on the part of each Person whose authorization is required, (iii) do not violate any Requirement of Law or any material Contractual Obligation applicable to such Credit Party, (iv) will not result in or require the creation or imposition of any Lien of any nature upon or with respect to any of the properties now owned or hereafter acquired by such Person (other than any permitted by the Loan Documents) and (v) will not require any authorization or approval or other action by, or notice to or filing or registration with, any Governmental Authority (other than those which have been obtained and are in force and effect).

ARTICLE VI

CONDITIONS OF CREDIT

6.1           Conditions Precedent to Effectiveness.  The amendments to the First Amended and Restated Credit Agreement effected hereby shall become effective upon the satisfaction of each of the following conditions:

(a)           Loan Documents.  Agent shall have received each of:

(i)            the Second Amendment and Restatement Agreement, executed and delivered by a duly authorized officer of Borrower, the Agent and the Majority Lenders;

(ii)           for the account of each Lender requesting the same, Notes conforming to the requirements hereof and executed by a duly authorized officer of Borrower;

(iii)          a Security Agreement executed and delivered by a duly authorized officer of Borrower and each Subsidiary Guarantor substantially in the form of Exhibit 6.1(a)(iii) hereto (as amended, restated, supplemented or otherwise modified from time to time, in the case of the Borrower the "Borrower Security Agreement" and in the case of the Subsidiary Guarantors the "Subsidiary Guarantor Security Agreement" collectively with the Borrower Security Agreement, the “Security Agreements”) together with:

(a)           proper financing statements (Form UCC-1 or such other financial statements or similar notices as shall be required by local law) fully executed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the opinion of Agent, desirable to perfect the security interests purported to be created by the Security Agreements;

 (b)          evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreements and all other actions as may be necessary or, in the opinion of Agent, desirable to perfect the security interests intended to be created by the Security Agreements;

 (c)          evidence that all other actions necessary, or in the reasonable opinion of Agent, desirable to perfect the security interests purported to be granted by the Security Agreement have been taken;

(iv)          the Amended and Restated Pledge Agreement executed and delivered by a duly authorized officer of Borrower substantially in the form of Exhibit 6.1(a)(iv) hereto (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”) and all the Pledged Securities referred to therein then owned, if any, by such Credit Party, (x) endorsed in blank in the case of promissory notes constituting Pledged Securities and (y) together with executed and undated stock powers, in the case of capital stock constituting Pledged Securities, or other transfer assignment instruments in form and substance satisfactory to Agent, in the case of membership interests constituting Pledged Securities and (z) the Pledge Agreement and such other documents shall be in full force and effect, and each Credit Party which is a limited liability company shall have certificated all existing membership interests and delivered to Agent, as pledgee, such pledged certificates as Pledged Securities;

(v)           the Amended and Restated Guaranty executed and delivered by a duly authorized officer of each Subsidiary Guarantor substantially in the form of Exhibit 6.1(a)(v) (as amended, restated, supplemented or otherwise modified from time to time, the “Subsidiary Guaranty”); and

(vi)          the Mortgage in the form of Exhibit 6.1(a)(vi)(i), executed by Borrower’s Subsidiary, Vision Ease Lens, Inc., with respect to such Subsidiary’s real property in the city of Ramsey, Minnesota together with a "marked up" Mortgage Title Insurance Commitment in the form attached hereto as Exhibit 6.1(a)(vi)(ii).

(b)           Corporate Proceedings.  Agent shall have received (i) a copy of the resolutions, in form and substance satisfactory to Agent, of the board of directors of Borrower authorizing (x) the execution, delivery and performance of the Second Amendment and Restatement Agreement, the Notes and the other Loan Documents to which it is a party and (y) the borrowings and other extensions of credit contemplated hereunder, certified by the Secretary or an Assistant Secretary of Borrower as of the Restatement Date, which certificate shall state that the resolutions thereby certified have not been amended, revoked, or rescinded and shall be in form and substance satisfactory to Agent, (ii) a copy of the resolutions, in form and substance satisfactory to Agent, of the board of directors of each Subsidiary Guarantor authorizing (x) the execution, delivery and performance of each Loan Document to which it is a party, certified by the Secretary or an Assistant Secretary of each such Subsidiary Guarantor as of the Restatement Date, which certificate shall state that the resolutions thereby certified have not been amended, revoked, or rescinded and shall be in form and substance satisfactory to Agent and (iii) copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates, and bring down telegrams, if any, which Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

(c)           Corporate Documents.  Agent shall have received, with a counterpart for each Lender, true and complete copies of the certificate of incorporation and by-laws of Borrower and each Subsidiary, certified as of the Restatement Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Person or a certificate of the Secretary or an Assistance Secretary of such Person certifying that there has been no change to such Certificate of Incorporation and By-laws since the Restatement Date.

(d)           Incumbency Certificate.  Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Credit Party, dated the Restatement Date, as to the incumbency and signature of the officers of such Person executing the Loan Documents to which it is a party and any certificate or other documents to be delivered by it pursuant thereto.

(e)           Fees and Amendment Fee.  Agent and the Documentation Agent shall have received, for their own accounts and/or the accounts of Lenders, (i) all accrued fees and expenses due and owing hereunder or in connection herewith to Lenders and Agents and (ii) an amendment fee in the amount of .125% of the sum of the Commitments and Converted Term Loan Amounts of each Lender (after giving effect to the Second Amendment and Restatement Agreement) that executes the Second Amendment and Restatement Agreement on or before 5:00 p.m. central time, October 12, 2001.

(f)            Legal Opinions.  Agent shall have received, with a counterpart for each Lender, the executed legal opinion of each of Faegre & Benson, counsel to the Credit Parties, substantially in the form of Exhibit 6.1(f)(i) and of the general counsel of Borrower substantially in the form of Exhibit 6.1(f)(ii).  Such legal opinions shall cover such other matters incident to the transactions contemplated by the Second Amendment and Restatement Agreement as Agent may reasonably require and such counsel delivering the foregoing legal opinion is expressly instructed to deliver its opinion for the benefit of each of Agent and the Lenders.

(g)           Approvals.  All necessary governmental (domestic and foreign) and third party approvals in connection with the Transaction and otherwise referred to herein or therein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of all or any part of the Transaction or the other transactions contemplated by the Loan Documents and otherwise referred to herein or therein.  Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon all or any part of the Transaction, the transactions contemplated by the Documents or the making of the Loans or the issuance of the Letters of Credit.

(h)           Litigation.  No litigation by any entity (private or governmental) shall be pending or, to the best knowledge of Borrower, threatened with respect to the Second Amendment and Restatement Agreement, any of the Loan Documents or any documentation executed in connection herewith or the transactions contemplated hereby (including, without limitation, the Transaction), or the obligations being refinanced in connection with the consummation of the Transaction or which Agents or the Majority Lenders shall determine could reasonably be expected to have a Material Adverse Effect.

(i)            Officer’s Certificate.  Agents shall have received a certificate executed by a responsible officer on behalf of Borrower, dated the Restatement Date and in the form of Exhibit 6.1(i) hereto, stating that the representations and warranties set forth in Article V hereof are true and correct as of the date of the certificate, that no Event of Default or Unmatured Event of Default has occurred and is continuing and that the conditions of Section 6.1 hereof have been fully satisfied (except that no opinion need be expressed as to the Agent’s or Majority Lenders’ satisfaction with any document, instrument or other matter).

(j)            Adverse Change.  On or prior to the Restatement Date, nothing shall have occurred (and none of the Agents nor any Lender shall have become aware of any facts or conditions not previously known) which Agents or the Majority Lenders shall determine has or reasonably could be expected to have, or could have a Material Adverse Effect.

6.2           Certain Conditions Precedent to Each Loan or Letter of Credit.  The agreement of each Lender to make a Loan (including, without limitation, its initial Loans hereunder, but other than any Revolving Loan the proceeds of which are to be used exclusively to repay Refunded Swing Line Loans) and the obligation of any Facing Agent to issue or any Lender to participate in any Letter of Credit is subject to the satisfaction of the following conditions precedent:

(a)           Representations and Warranties.  All representations and warranties of Borrower and each other Credit Party contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of such Loan or Letter of Credit;

(b)           No Events of Default.  There shall exist no Event of Default or Unmatured Event of Default;

(c)           Available Revolving Commitment.  After giving effect to the Loans and Letters of Credit requested to be made, no Lender will have an Available Revolving Commitment which is less than zero; and

(d)           Other Matters.  Agent shall have received such other documents as required by this Agreement in connection with such Loan, all in form and substance as required by this Agreement including, with respect to Revolving Loans, a request for a Borrowing in accordance with the provisions of Section 2.5 hereof; and with respect to the issuance of a Letter of Credit, Agent and the respective facing Agent shall have received a Letter of Credit Request meeting the requirements of Section 2.9(b).

Each request for a Borrowing and the acceptance by Borrower of the proceeds thereof shall constitute a representation and warranty by Borrower, as of the date of the Loans comprising such Borrowing, that the conditions specified in Section 6.2(a), (b) and (c) have been satisfied.

ARTICLE VII

AFFIRMATIVE COVENANTS

Borrower hereby agrees that, so long as any Commitment remains in effect, or any Loan or LC Obligation remains outstanding and unpaid or any other amount is owing to any Lender or any Agent hereunder, Borrower shall:

7.1           Financial Statements.  Furnish to each Lender:

(a)           as soon as available, but in any event within 120 days after the end of each fiscal year of Borrower, a copy of the consolidated and consolidating (by business unit) balance sheet of Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated and consolidating (by business unit) statements of income, retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year; and

(b)           as soon as available, but in any event not later than 45 days after the end of each of the quarterly periods of each fiscal year of Borrower, the unaudited consolidated and consolidating (by business unit) balance sheet of Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating (by business unit) statements of income, retained earnings and of cash flows of Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year (except with respect to balance sheet figures which shall be in comparative form for the previous audited period only);

all such financial statements shall be complete and correct in all material respects and shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the accountants preparing such statements or Financial Officer, as the case may be, and disclosed therein) and, in the case of the consolidated financial statements referred to in Section 7.1(a), accompanied by a report thereon of independent certified public accountants of recognized national standing, which report shall contain no qualifications with respect to the continuance of Borrower and its Subsidiaries as going concerns and shall include a statement to the effect that such financial statements present fairly in all material respects the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the consolidated results of their operations and cash flow for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards.

7.2           Certificates; Other Information.  Furnish to each Lender (or, if specified below, to Agent):

(a)           Accountant’s Certificates.  Concurrently with the delivery of the financial statements referred to in Section 7.1(a), (i) to the extent not contrary to the then current recommendations of the American Institute of Certified Public Accountants, a certificate from Ernst & Young L.L.P. or other independent certified public accountants of nationally recognized standing, stating that, in the course of their annual audit of the books and records of Borrower, no Event of Default or Unmatured Event of Default has come to their attention which was continuing at the end of such fiscal year or on the date of their certificate, or if such an Event of Default or Unmatured Event of Default has come to their attention, the certificate shall indicate the nature of such Event of Default or Unmatured Event of Default and the action which Borrower proposes to take with respect thereto, and (ii) a letter, in form reasonably satisfactory to Agent from such accountants with respect to reliance on such accountant’s certificate and report on the annual consolidated financial statements referred to in this Section;

(b)           Officer’s Certificate.  Concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(b), a certificate of a Financial Officer substantially in the form of Exhibit 7.2(b) stating that, to the best of such Financial Officer’s knowledge, (i) such financial statements present fairly, in accordance with GAAP, the financial condition and results of operations of Borrower and its Subsidiaries for the period referred to therein (subject, in the case of interim statements, to normal recurring adjustments) and  (ii) that no Event of Default or Unmatured Event of Default has occurred, in each case except as specified in such certificates, which shall set forth detailed computations to the extent necessary to establish whether Borrower is in compliance with the covenants set forth in Section 8.1 of this Agreement;

(c)           Budgets; Projections.  As soon as available and in any event within sixty (60) days following the first day of each fiscal year of Borrower (i) an annual budget in form substantially similar to the Projections (including budgeted statements of operations, income, cash flows, retained earnings and shareholders’ equity and balance sheets) prepared by Borrower for each fiscal quarter of such fiscal year and (ii) projections in form substantially similar to the Projections covering the period from such fiscal year through the Termination Date, in each case prepared in reasonable detail, with appropriate presentation and discussion of the principal assumptions upon which such budgets and projections are based, which shall be accompanied by the statement of the chief executive officer or Chief Financial Officer of Borrower to the effect that, to the best of his knowledge, such budget and projections are a reasonable estimate for the periods respectively covered thereby;

(d)           Audit Reports and Statements.  Promptly following Borrower’s receipt thereof, copies of all consolidated financial or other consolidated reports or statements, if any, submitted to Borrower or any of its Subsidiaries by independent public accountants relating to any annual or interim audit of the books of Borrower or any of its Subsidiaries;

(e)           Public Filings.  Within 20 days after the same become public, copies of all financial statements, filings, registrations and reports which Borrower may make to, or file with, the United States Securities and Exchange Commission or any successor or analogous U.S. Governmental Authority;

(f)            Status.  Within five Business Days after the occurrence thereof, written notice to Agent of any change in the Most Recent Ratio of Consolidated Debt to Consolidated EBITDA which results in a change in the Applicable Margin or the Applicable Commitment Fee, provided, however, that the failure to provide such notice shall not delay or otherwise affect any change in the Applicable Margin or other amount payable hereunder which is to occur upon such a change pursuant to the terms of this Agreement; and

(g)           Other Requested Information  Such other information respecting the respective properties, business affairs, financial condition and/or operations of Borrower or any of its Subsidiaries as Agent or any Lender may from time to time reasonably request.

7.3           Notices.  Promptly upon obtaining knowledge thereof, give notice to Agent (which shall promptly provide a copy of such notice to each Lender) of:

(a)           Event of Default or Unmatured Event of Default.  The occurrence of any Event of Default or Unmatured Event of Default, accompanied by a statement of a Financial Officer setting forth details of the occurrence referred to therein and stating what action Borrower proposes to take with respect thereto.

(b)           Litigation and Related Matters.  The commencement of, or any material development in any action, suit, proceeding or investigation pending or threatened against or affecting Borrower or any of its Subsidiaries or any of their respective properties before any arbitrator or Governmental Authority, in which the amount involved that Borrower reasonably determines is not covered by insurance is $7,500,000 or more, or which, if determined adversely to Borrower or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.

(c)           Notice of Change of Control.  Each occasion that there shall occur a Change of Control, and such notice shall set forth in reasonable detail the particulars of each such occasion.

7.4           Conduct of Business and Maintenance of Existence.  Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its and each Subsidiary’s corporate existence (except for any Subsidiary merged or otherwise consolidated with or into Borrower or another Subsidiary) and take all reasonable action to maintain all rights, privileges and franchises material to its and those of each of its Subsidiaries’ businesses except as otherwise permitted pursuant to Sections 8.4 and 8.7 and comply and cause each of its Subsidiaries to comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not in the aggregate reasonably be expected to have a Material Adverse Effect.

7.5           Payment of Obligations.  Pay or discharge or otherwise satisfy at maturity or, to the extent permitted hereby, prior to maturity or before they become delinquent, as the case may be, and cause each of its Subsidiaries to pay or discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be:

(i)            all its and their respective Indebtedness;

(ii)           all taxes, assessments and governmental charges or levies imposed upon any of them or upon any of their income or profits or any of their respective properties or assets prior to the date on which penalties attach thereto; and

(iii)          all lawful claims prior to the time they become a Lien (other than Permitted Liens) upon any of their respective properties or assets;

provided, however, that neither Borrower nor any of its Subsidiaries shall be required to pay or discharge any such Indebtedness, tax, assessment, charge, levy or claim while the same is being contested by it in good faith and by appropriate proceedings diligently pursued so long as Borrower or such Subsidiary, as the case may be, shall have set aside on its books adequate reserves in accordance with GAAP (segregated to the extent required by GAAP) with respect thereto and title to any material properties or assets is not jeopardized in any material respect.

7.6           Inspection of Property, Books and Records.  Keep, or cause to be kept, and cause each of its Subsidiaries to keep or cause to be kept, adequate records and books of account, in which complete entries are to be made reflecting its and their business and financial transactions, such entries to be made in accordance with sound accounting principles consistently applied and will permit, and cause each of its Subsidiaries to permit, any Lender or its respective representatives, at any reasonable time, and from time to time at the reasonable request of such Lender made to Borrower and upon reasonable notice, to visit and inspect its and their respective properties, to examine and make copies of and take abstracts from its and their records and books of account, and to discuss its and their respective affairs, finances and accounts with its and their principal officers, directors and independent public accountants (and by this provision Borrower authorizes such accountants to discuss with the Lenders and such representatives the affairs, finances and accounts of Borrower and its Subsidiaries; provided, however, that prior to the occurrence and continuance of an Event of Default, all such discussions shall take place in the presence of a Financial Officer of Borrower).

7.7           ERISA.  (i)  As soon as practicable and in any event within thirty days after Borrower or any of its Subsidiaries or ERISA Affiliates knows or has reason to know that a Reportable Event has occurred with respect to any Plan which would have a Material Adverse Effect, deliver, or cause such Subsidiary or ERISA Affiliate to deliver, to Agent a certificate of a responsible officer of Borrower or such Subsidiary or ERISA Affiliate, as the case may be, setting forth the details of such Reportable Event and the action, if any, which Borrower or such Subsidiary or ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given; (ii) upon the request of any Lender made from time to time, deliver, or cause each Subsidiary or ERISA Affiliate to deliver, to each Lender a copy of the most recent actuarial report completed and annual report filed with respect to any Plan; (iii) as soon as possible and in any event within ten (10) days after Borrower or any of its Subsidiaries or ERISA Affiliates knows or has reason to know that any of the following have occurred or is reasonably likely to occur with respect to any Plan and could reasonably be expected to have a Material Adverse Effect: (A) the Plan Sponsor intends to terminate such Plan, (B) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate such Plan, (C) that an accumulated funding deficiency (as defined in Section 3.02(a) of ERISA and Section 412(a) of the Code) has been incurred or that on application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or on extension of any amortization period under Section 412 of the Code, or (D) that Borrower, or any Subsidiary of Borrower or any ERISA Affiliate will or is reasonably likely to incur any liability (including, but not limited to, contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(1) of ERISA, deliver, or cause such Subsidiary or ERISA Affiliate to deliver, to Agent a written notice thereof; and (iv) as soon as possible and in any event within thirty days after Borrower or any of its Subsidiaries or ERISA Affiliates knows or has reason to know that any of them has caused a complete withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205, respectively, of ERISA) from any Multiemployer Plan and that such withdrawal could reasonably be expected to have a Material Adverse Effect, deliver, or cause such Subsidiary or ERISA Affiliate to deliver, to Agent a written notice thereof.  For purposes of this Section 7.7, Borrower shall be deemed to have knowledge of all facts known by the Plan Administrator of any Plan of which Borrower is the Plan Sponsor, and each Subsidiary and ERISA Affiliate of Borrower shall be deemed to have knowledge of all facts known by the Plan Administrator of any Plan of which such Subsidiary or ERISA Affiliate, respectively, is a Plan Sponsor.  In addition to its other obligations set forth in this Section 7.7, Borrower shall, and shall cause each of its Subsidiaries and ERISA Affiliates to,

(A)          furnish to Agent, promptly after delivery of the same to the PBGC by Borrower or any of its Subsidiaries, a copy of any delinquency notice pursuant to Section 412(n) (4) of the Code,

(B)           correct any such failure to satisfy funding requirements or delinquency referred to in the foregoing clauses (iii)(C) of the first sentence of this Section 7.7 and clause (A) above within ninety (90) days after the occurrence thereof, except where the failure to so satisfy would not reasonably be expected to have a Material Adverse Effect, and

(C)           comply in good faith with the requirements set forth in Section 4980B of the Code and with Sections 601(a) and 606 of ERISA, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

7.8           Insurance.  Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, or such types and in such amounts as are customarily carried under similar circumstances by such other Persons.  Such insurance shall be maintained with financially sound and reputable insurers, except that a portion of such insurance program (not to exceed that which is customary in the case of companies engaged in the same or similar business or having similar properties similarly situated) may be effected through self-insurance, provided adequate reserves therefor, in accordance with GAAP, are maintained.

7.9           Environmental Laws.

(a)           Comply with in all material respects, and cause its Subsidiaries to comply with in all material respects, and, in each case take reasonable steps to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and take reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders, directives and information requests of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings would not  reasonably be expected to have a Material Adverse Effect; and

(c)           Defend, indemnify and hold harmless Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Borrower, any of its Subsidiaries or their respective properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorneys’ and consultants’ fees, investigation and laboratory fees, costs arising from any Remedial Actions, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.  The agreements in this clause (c) shall survive repayment of the Notes and all other Obligations.

7.10         Intentionally Omitted.

7.11         Intentionally Omitted.

7.12         Additional Security; Further Assurances.

(a)           Additional Subsidiary Guarantors.  Borrower agrees to cause each new Domestic Subsidiary established or created in accordance with Sections 8.4 and 8.8 (a “New Domestic Subsidiary”) to execute and deliver the Subsidiary Guaranty or such other guaranty of all Obligations and all obligations under Interest Rate Protection Agreements entered into with a Lender or any Affiliate thereof in form and substance reasonably satisfactory to Agent.

(b)           Pledge of New Subsidiary Stock.  Borrower agrees to pledge, or to cause its Subsidiaries to pledge, (i) all of the Capital Stock of each New Domestic Subsidiary and (ii) 65% of all Capital Stock of each new Foreign Subsidiary owned directly by Borrower or any Domestic Subsidiary established or created to Collateral Agent for the benefit of the Secured Creditors pursuant to the Pledge Agreement.

(c)           Grant of Security by New Domestic Subsidiaries.  Borrower will cause each New Domestic Subsidiary which is required to execute and deliver the Subsidiary Guarantee Agreement pursuant to Section 7.12(a) to grant to Collateral Agent a first priority Lien (subject to Permitted Liens) on all property of such Subsidiary that would have constituted Collateral on the Restatement Date upon terms substantially similar to those set forth in the Security Documents as appropriate, and reasonably satisfactory in form and substance to Agent.  Borrower shall cause each Subsidiary, at its own expense, to execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, any document or instrument necessary or desirable for the creation and perfection of the foregoing Liens.  Borrower will cause each of its newly established Subsidiaries to take all actions requested by Agent (including, without limitation, the filing of UCC-1’s) in connection with the granting and perfecting of such security interests.

(d)           Documentation for Additional Security.  The security interests required to be granted pursuant to this Section 7.12 shall be granted pursuant to such security documentation (which shall  be substantially similar to the Security Documents already executed and delivered by the Credit Parties on the Restatement Date) reasonably satisfactory in form and substance to Agent and shall constitute valid and enforceable perfected security interests prior to the rights of all third Persons (subject to Permitted Liens) and subject to no other Liens except Permitted Liens.  The Additional Security Documents and other instruments related thereto shall be duly recorded or filed in such manner and in such places and at such times as are required by law to establish, perfect, preserve and protect the Liens, in favor of Collateral Agent for the benefit of the Secured Creditors, required to be granted pursuant to the Additional Security Document and, all taxes, fees and other charges payable in connection therewith shall be paid in full by Borrower.  At the time of the execution and delivery of the Additional Security Documents, Borrower shall cause to be delivered to the Collateral Agent such agreements, certificates, opinions of counsel and other related documents as may be reasonably requested by Agent to assure Agent that this Section 7.12 has been complied with.

(e)           Foreign Subsidiaries Security.  If following a change in applicable law, including the relevant sections of the Code or the regulations promulgated thereunder, counsel for Borrower reasonably acceptable to Agent does not within 45 days after a request from Agent or the Lenders deliver evidence, in form and substance reasonably satisfactory to Agent, with respect to any Foreign Subsidiary which has not already had all of its stock pledged pursuant to the Pledge Agreement that a pledge of 66-2/3% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote would cause the undistributed earnings of such Foreign Subsidiary as determined for Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent for Federal income tax purposes, then that portion of such Foreign Subsidiary’s outstanding capital stock not theretofore pledged pursuant to the Pledge Agreement shall be pledge to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Pledge Agreement (or another pledge agreement in substantially similar form, if needed), to the extent that entering into such Pledge Agreement is permitted by the laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 7.12 to be in form and substance reasonably satisfactory to Agent.

7.13  Pledge of BV1.             Borrower shall, as soon as practicable, but in any event not later than January 31, 2000 (subject to extension in the reasonable discretion of the Agent), pledge 65% of the issued and outstanding Capital Stock of Buckbee-Mears Holding Company B.V., to the Collateral Agent for the benefit of the Secured Creditors pursuant to documentation reasonably satisfactory to the Agent, including, without limitation, an opinion of counsel (if requested by Agent).

ARTICLE VIII

NEGATIVE COVENANTS

Borrower hereby agrees that, so long as the Revolving Commitments remain in effect or any Obligation is owing to any Lender or any Agent hereunder, Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:

8.1           Financial Condition Covenants.

(a)           Maintenance of Consolidated Net Worth.  Permit Consolidated Net Worth on the last day of any fiscal quarter to be less than the sum of (i)  $150,000,000 plus (ii) the amount equal to 50% of the aggregate Consolidated Net Income of Borrower and its consolidated Subsidiaries since December 31, 1997; provided, however, that in the event that Borrower and its consolidated Subsidiaries have a consolidated net loss for any fiscal quarter, Consolidated Net Income for purposes only of clause (ii) of this Section 8.1(a) shall be deemed to be zero for such fiscal quarter plus (iii) 75% of the Net Offering Proceeds from the issuance of Capital Stock.

(b)           Leverage Ratio.  Permit the ratio of (a) Consolidated Debt on the last day of any fiscal quarter of Borrower (after giving effect to all payments and prepayments made on or prior to such last day) to (b) (i) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such last day plus (ii) 1997 Expansion Charge as of such day to be greater than the respective ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Ratio
September 30, 2001	3.75:1.0
December 31, 2001 through June 30, 2002	4.00:1.0
September 30, 2002	3.75:1.0
December 31, 2002	3.50:1.0
March 31, 2003 and thereafter	3.00:1.0

(c)           Interest Coverage Ratio.  Permit the ratio of (a) (i) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on the last day of any fiscal quarter of Borrower plus (ii) 1997 Expansion Charge as of such day to (ii) Consolidated Interest Expense for such period to be less than the respective ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Ratio
September 30, 2001	3.00:1.0
December 31, 2001 through March 31, 2002	2.75:1.0
June 30, 2002 through September 30, 2002	2.50:1.0
December 31, 2002 and thereafter	2.75:1.0

(d)           Capital Expenditures. (i) Borrower will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that during any fiscal year Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount so made by Borrower and its Subsidiaries (on a consolidated basis) during such fiscal year does not exceed $20,000,000.

(ii)           Notwithstanding the foregoing, in the event that the amount of Capital Expenditures permitted to be made by Borrower and its Subsidiaries pursuant to clause (i) above in any fiscal year (before giving effect to any increase in such permitted expenditure amount pursuant to this clause (ii)) is greater than the amount of such Capital Expenditures made by Borrower and its Subsidiaries during such fiscal year, such excess (the “Rollover Amount”) may be carried forward and utilized to make Capital Expenditures in the next succeeding fiscal year, provided that in no event shall the aggregate amount of Capital Expenditures made by Borrower and its Subsidiaries during any fiscal year pursuant to Section 8.1(d)(i) exceed 125% of the amount set forth in such Section 8.1(d)(i).

(iii)          Notwithstanding the foregoing, Borrower and its Subsidiaries may make Capital Expenditures (which Capital Expenditures will not be included in any determination under the foregoing clause (i)) with the insurance proceeds received by Borrower or any of its Subsidiaries from any Recovery Event so long as such Capital Expenditures are to replace or restore any properties or assets in respect to which such proceeds are received.

8.2           Indebtedness.  Incur, directly or indirectly, or suffer to exist any Indebtedness except:

(a)           Indebtedness incurred pursuant to this Agreement and the other Loan Documents;

(b)           Intercompany Indebtedness to the extent such Indebtedness constitutes a Permitted Investment; provided, however, that in the event of any subsequent issuance or transfer of any Capital Stock which results in the holder of such Indebtedness ceasing to be a Credit Party of Borrower or any subsequent transfer of such Indebtedness (other than to Borrower or any other Credit Party) such Indebtedness shall be required to be permitted under another clause of this Section 8.2; provided, further, however, that in the case of Intercompany Indebtedness consisting of a loan or advance to Borrower, each such loan or advance shall be subordinated to the indefeasible payment in full of all of Borrower’s obligations pursuant to this Agreement and the other Loan Documents, and each such loan or advance shall be on open account and shall not be evidenced by a promissory note or other instrument;

(c)           Indebtedness outstanding on the Closing Date and listed on Schedule 8.2(c) hereto, provided that the Indebtedness under Existing Credit Agreements have been paid in full with the proceeds of the Initial Loans under the Original Agreement;

(d)           Indebtedness under Interest Rate Protection Agreements entered into to protect Borrower or any of its Subsidiaries against fluctuations in interest rates in respect of the Obligations;

(e)           Indebtedness under Currency Protection Agreements so long as management of Borrower or such Subsidiary, as the case may be, has determined that entering into of such Currency Protection Agreements are bona fide hedging activities;

(f)            Permitted Subordinated Indebtedness;

(g)           Indebtedness of the Borrower pursuant to the Domestic Overdraft Facility in a principal amount not to exceed $10,000,000 at any time outstanding;

(h)           Permitted IDB/Community Development Indebtedness; and

(i)            other Indebtedness in addition to that described in clauses (a) through (h) of this Section 8.2; provided, however, that the aggregate principal amount of the Indebtedness permitted under this Section 8.2(i), when added to all Permitted IDB/Community Development Indebtedness then outstanding does not exceed $10,000,000.

8.3           Liens. Create, incur, assume or suffer to exist or agree to create, incur or assume any Lien (except for Permitted Liens) in, upon or with respect to any of its properties or assets (including, without limitation, any securities or debt instruments of any of its Subsidiaries), whether now owned or hereafter acquired, or assign or otherwise convey any right to receive income to secure any obligation.

8.4           Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); make any Material Asset Disposition; make any Acquisition; or make any material change in its present method of conducting business; provided, however, that as long as immediately after giving effect to such transaction, the resulting, surviving or transferee Person shall have Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of such Person prior to such transaction:

(a)           any Subsidiary of Borrower may be merged or consolidated with or into Borrower (provided, however, that Borrower shall be the continuing or surviving corporation) or with or into any one or more Wholly-Owned Subsidiaries of Borrower (provided, however, that (i) at least one Wholly-Owned Subsidiary shall be the continuing or surviving corporation and (ii) in the case of any merger or consolidation between Subsidiaries at least one of that is a Subsidiary Guarantor, a Subsidiary Guarantor shall be the surviving Person);

(b)           any Wholly-Owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Borrower or any other Wholly-Owned Subsidiary of Borrower;

(c)           Borrower may make any Permitted Acquisition (which may be effected through a merger of a Subsidiary with or into an acquired Person); and

(d)           Borrower may carry out the European Reorganization.

8.5           Restricted Payments.  Either:  (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock or to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase its Non-Convertible Capital Stock and except dividends or distributions payable to Borrower or a Subsidiary of Borrower) or (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Borrower (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being hereinafter referred to as a “Restricted Payment”); provided, however, that during such time as no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom:

(a)           Borrower or any Wholly-Owned Subsidiary of Borrower may make any Restricted Payment which, together with all other Restricted Payments made since the Closing Date would not exceed:

(i)            25% of the Consolidated Net Income accrued during the period (treated as one accounting period) from December 31, 1997 to the end of the most recent Fiscal Quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit), excluding, for all purposes of this clause (i) items treated as balance sheet adjustments in respect of foreign currency translations; plus

(ii)           $12,000,000; and

(b)           Borrower may pay dividends within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this Section 8.5; provided, however, that such dividend shall be included (without duplication) in the calculation of the amount of Restricted Payment for purpose of Section 8.5(a).

8.6           Distributions from Subsidiaries.  Create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Borrower to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to Borrower or any of its other Subsidiaries, (ii) make any loans or advances to Borrower or any of its other Subsidiaries, or (iii) transfer any of its property or assets to Borrower or any of its other Subsidiaries, except:

(a)           any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Closing Date and reflected on Schedule 8.6(a) hereto;

(b)           any encumbrance or restriction with respect to a Subsidiary of Borrower pursuant to an agreement relating to any Indebtedness issued by such Subsidiary on or prior to the date on which such Subsidiary became a Subsidiary of Borrower or was acquired by Borrower (other than Indebtedness issued as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions in contemplation of or pursuant to which such Subsidiary became a Subsidiary or was acquired by Borrower) and outstanding on such date;

(c)           any such encumbrance or restriction consisting of customary non-assignment provisions in leases or other contracts governing leasehold interests or other contract rights to the extent such provisions restrict the transfer of the lease, contract or rights; and

(d)           in the case of clause (iii) above, restrictions contained in security agreements securing Indebtedness of a Subsidiary of Borrower to the extent such restrictions restrict the transfer of the property subject to such security agreements.

8.7           Sales of Assets and Subsidiary Stock.  Convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing without the Agent’s prior written consent) all or any part of the property or assets of a Subsidiary of Borrower with a value in excess of $1,000,000 unless Borrower or such Subsidiary receives consideration at the time of such disposition at least equal to the fair market value, as determined in good faith by the board of directors of such Person (including a determination as to the value of all noncash consideration), of the shares and assets subject to such disposition.  The Net Sale Proceeds of any disposition shall be applied in the manner set forth in Section 4.3.

8.8           Investments.  Make any Investments except for Permitted Investments.

8.9           Transactions with Affiliates.  Conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower or any legal or beneficial owner of 5% or more of any class of Capital Stock of Borrower or with any Affiliate of such owner (other than a Wholly-Owned Subsidiary of Borrower or an employee stock ownership plan for the benefit of Borrower’s or any of its Subsidiaries’ employees) unless the terms of such business, transaction or series of transactions are (i) as favorable to Borrower or such Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm’s–length dealings with an unrelated third person or, if such transaction is not one which by its nature could be obtained from such person, is on fair and reasonable terms and (ii) are in the ordinary course of business or, if not in the ordinary course of business, are set forth in writing and the board of directors of Borrower or such Subsidiary, as the case may be, has determined in good faith that such business or transaction or series of transactions meets the applicable criteria set forth in clause (i) above.

8.10         Sale-Leasebacks.  Lease any property as lessee in connection with a Sale and Leaseback Transaction entered into after the Closing Date if, at the time of such entering into and after giving effect thereto, Attributable Debt for such Sale and Leaseback Transaction and for all Sale and Leaseback Transactions so entered into by Borrower and its Subsidiaries from and after the Closing Date shall exceed $5,000,000.

8.11         Fiscal Year.  Change the fiscal year of Borrower.

8.12         Amendments to Organizational Documents.  Amend, modify or waive, or permit any amendment, modification or waiver as to any material provision of its articles of incorporation, by-laws or other similar governing documents if such amendment, modification or waiver would adversely affect the interests of Agent or the Lenders.

8.13         Accounting Changes.  Make or permit to be made any change in accounting policies affecting the presentation of financial statements or reporting practices from those employed by it on the date hereof, unless (i) such change is required by GAAP, (ii) such change is disclosed to the Lenders through Agent or otherwise and (iii) relevant prior financial statements that are affected by such change are restated (in form and detail reasonably satisfactory to Agent) as may be required by GAAP to show comparative results.

8.14         Lines of Business.  Enter into or acquire any line of business which is not reasonably related to the business engaged in as of the date hereof.

8.15         Limitation on Voluntary Payments.  Make any voluntary prepayment of, or redeem, repurchase or defease, any Indebtedness except (i) prepayments of the Obligations and (ii) mandatory prepayments required pursuant to the instrument evidencing such Indebtedness or pursuant to which any such Indebtedness was issued.

ARTICLE IX

EVENTS OF DEFAULT

9.1           Events of Default.  If any of the events, acts, conditions or occurrences (each, an “Event of Default”) hereinafter set forth shall occur or exist (for any reason whatsoever, and whether such happening shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in accordance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)           Failure to Make Payments When Due.  (i) Borrower shall default in the payment when due of principal on any Loan in accordance with the terms hereof or any reimbursement obligation with respect to any Letter of Credit; or (ii) Borrower shall default in the payment when due of interest on any Loan in accordance with the terms hereof and such default shall continue for five (5) days after the date when due; or (iii) Borrower shall default in the payment when due of any other amount owing hereunder or any other Loan Document and such default shall continue for ten (10) days after the date when due; or

(b)           Representations.  Any representation or warranty made or deemed to be made by Borrower or any Credit Party herein or in any document, instrument or certificate delivered by a Credit Party pursuant hereto shall prove to have been incorrect or misleading in any material respect on or as of the date made or deemed made; or

(c)           Breach of Certain Covenants.  Borrower shall fail to perform or comply with any term or condition contained in Sections 7.1, 7.2, 7.3 or 7.12, Article VIII; or

(d)           Other Defaults Under Agreement or Loan Documents.  Borrower or any of its Subsidiaries shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as provided in clauses (a), (b) or (c) of this Section 9.1), or any other Loan Document and such default shall continue unremedied for a period of 30 days after written notice thereof shall have been given to Borrower by Agent or the Majority Lenders; or

(e)           Default Under Other Agreements.  Borrower or any of its Subsidiaries (i) shall default in the payment when due (after giving effect to any applicable grace period), whether at stated maturity or otherwise, of principal or interest in respect of Indebtedness having an aggregate principal amount of $5,000,000 or more; or (ii) shall fail to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness having an aggregate principal amount of $5,000,000, if the effect of any such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (determined without regard to whether any notice of acceleration or similar notice is required), such Indebtedness to be declared to be due and payable prior to its stated maturity, or cash collateral in respect thereof to be demanded; or

(f)            Judgments.  One or more judgments or decrees shall be entered against Borrower or any of its Subsidiaries involving, individually or in the aggregate, a liability of $7,500,000 or more and all such judgments or decrees shall not have been vacated, discharged or stayed pending appeal within sixty (60) days from the entry thereof but in any event prior to the commencement of enforcement proceedings; or

(g)           Voluntary Insolvency, Etc.  Borrower or any of its Material Subsidiaries shall become insolvent, generally fail to pay, or state in writing or publicly its inability or unwillingness to pay, its debts as they become due or call a meeting of creditors for the purpose of adjusting its debts; or Borrower or any of its Material Subsidiaries shall become insolvent or shall voluntarily commence any proceeding or file any petition under any bankruptcy, insolvency or similar law seeking dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business, or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or shall consent to, or acquiesce in the appointment of, a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business; or

(h)           Involuntary Insolvency, Etc.  Involuntary proceedings or an involuntary petition shall be commenced or filed against Borrower or any of its Material Subsidiaries under any bankruptcy, insolvency or similar law or seeking the dissolution or reorganization of it or the appointment of a receiver, trustee, custodian or liquidator for it or of a substantial part of its property, assets or business, or any writ, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of its property, assets or business, and such proceedings or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within sixty (60) days after commencement, filing or levy, as the case may be, or any order for relief shall be entered in any such proceeding; or

(i)            Unenforceability.  This Agreement or any other Loan Document shall cease for any reason to be in full force and effect (other than by reason of any action by Agent or any Lender or the satisfaction of all Borrower’s or any of its Subsidiaries’ obligations thereunder) or Borrower or any of its Subsidiaries or any other Person (other than the Lenders or Agent) shall disavow its obligations under any provision hereof or thereof, or shall deny that it has any or further obligations under any provision thereof, or shall contest the validity or enforceability of any provision thereof; or

(j)            ERISA.

(i)  A Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(l) of the Code), shall have occurred with respect to any Plan or Plans that would reasonably be expected to result in liability of Borrower to the PBGC or to a Plan in each case in an aggregate amount exceeding $7,500,000 and the Agent shall have notified Borrower in writing that (x) the Majority Lenders have made a determination that, on the basis of such Reportable Event or Reportable Events or such failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC, (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or (C) for the imposition of a lien in favor of a Plan and (y) as a result thereof an Event of Default exists hereunder; or a Termination Event shall have occurred; or

(ii)           The Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan and the amount of the Withdrawal Liability specified in such notice, when aggregated with all other Withdrawal Liabilities (determined as of the date or dates of such notification), exceeds $7,500,000; or

(iii)          Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $7,500,000; or

(k)           Change of Control.  A Change of Control shall occur; or

(l)            Environmental Default.  The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the release by Borrower or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any Environmental Law, which, in either case, would reasonably be expected to have a Material Adverse Effect; or

(m)          Security Documents.  At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect in accordance with the terms thereof or shall cease to give Agent for the benefit of the Lenders the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a first priority perfected security interest (subject to Permitted Liens) in, and Lien on, all of the Collateral for which Agent or Collateral Agent has taken necessary actions to perfect its security interest), in favor of Agent, superior to and prior to the rights of all third Persons and subject to no other Liens (except to the extent expressly permitted herein or therein); or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the Security Documents and such default shall continue beyond any grace period specifically applicable thereto pursuant to the terms of such Security Document.

THEN, and in any such event (except an Event of Default specified in paragraph (g) or (h) of this Section) and at any time thereafter while an Event of Default is continuing, Agent may with the consent of Majority Lenders, and at the direction of the Majority Lenders shall, take one or more of the following actions: (A) declare the Revolving Commitments terminated, whereupon the Revolving Commitment(s) of each Lender hereunder shall terminate immediately and all fees and other amounts accrued in accordance with this Agreement shall forthwith become due and payable without any other notice of any kind; (B) declare all sums then owing by Borrower hereunder and under the Notes to be forthwith due and payable, whereupon all such sums shall become and be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower; (C) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law and (D) terminate any Letter of Credit which may be terminated in accordance with its terms, (iv) direct Borrower to pay (and Borrower agrees that upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 9.1(g) or Section 9.1(h) with respect to Borrower it will pay) to Agent such additional amount of cash, to be held as security by Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of Borrower and its subsidiaries and then outstanding, provided, however, that if an Event of Default specified in paragraph (g) or (h) of this Section shall occur, the result which would occur upon the giving of notice by Agent to Borrower, as specified in clauses (A) or (B) above, shall occur automatically without the giving of any such notice.  Promptly following the making of any such declaration, Agent shall give notice thereof to Borrower and each Lender, but failure to notify any Person shall not impair the effect of such declaration.

9.2           Rescission of Acceleration.  Anything in Section 9.1 to the contrary notwithstanding, Agent shall, at the request of the Majority Lenders, rescind and annul any acceleration of the Notes under this Agreement by written instrument filed with Borrower; provided, however, that at the time such acceleration is so rescinded and annulled:

(i)            all past due interest and principal, if any, on the Notes and all other sums payable under this Agreement (except any principal and interest on any Notes which has become due and payable solely by reason of such acceleration) shall have been duly paid, and

(ii)           no other Event of Default or Unmatured Event of Default shall have occurred and be continuing which shall not have been waived in accordance with this Agreement.

9.3           Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE X

AGENT

10.1         Appointment and Authorization.  Each Lender hereby irrevocably appoints, designates and authorizes BT as Agent (for purposes of this Article X the term “Agent” shall include BT in its capacity as Collateral Agent pursuant to the Security Documents) and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to have authorized Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto (including, without limitation, to give notices and take such actions on behalf of the Majority Lenders as are consented to in writing by the Majority Lenders).  Agent may perform any of its duties hereunder, or under the other Loan Documents, by or through its agents or employees.

10.2         Nature of Duties.  Agent shall have no duties or responsibilities except those expressly set forth in this Agreement.  The duties of Agent shall be mechanical and administrative in nature.  EACH LENDER HEREBY ACKNOWLEDGES AND AGREES THAT AGENT SHALL NOT HAVE, BY REASON OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, A FIDUCIARY RELATIONSHIP TO OR IN RESPECT OF ANY LENDER.  Nothing in any of the Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of any of the Loan Documents except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the credit worthiness of Borrower, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any lender with any credit or other information with respect thereto, whether coming into its possession before making of the Loans or at any time or times thereafter.  Agent will promptly notify each Lender at any time that the Majority Lenders have instructed it to act or refrain from acting pursuant to Article IX.

10.3         Liability of Agent.  Agent, its Affiliates, or any of their respective officers, directors, employees, agents, affiliates or attorneys–in–fact (collectively, the “Agent–Related Persons”) shall not (i) be liable to any of the Lenders for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for their own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent, or the Documentation Agent under or in connection with, this Agreement or any other Loan Document, or the execution, validity, effectiveness, genuineness, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower to perform its obligations hereunder or thereunder.  No Agent–Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the terms or provisions contained in, or conditions of, this Agreement or any other Loan Document, or the financial condition of Borrower, or the existence or possible existence of any Unmatured Event of Default or Event of Default unless requested to do so by the Majority Lenders, or to inspect the properties, books or records of Borrower or any of its Subsidiaries or Affiliates.

10.4         Reliance by Agent.

(a)           The Lenders agree that Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Agent.  Agent may at any time request instructions from the Lenders with respect to actions or approvals (including the failure to act or approve) which by the terms of any of the Loan Documents Agent is permitted or required to take or to grant.  The Lenders agree that Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Lenders agree that Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders and such request or consent and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b)           For purposes of determining compliance with the conditions specified in Sections 6.1 and 6.2, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender, unless an officer of Agent, responsible for the transactions contemplated by the Loan Documents shall have received notice from the Lender prior to the initial Borrowing specifying in reasonable detail its objection thereto and either such objection shall not have been withdrawn by notice to Agent to that effect, or the Lender shall not have made available to Agent the Lender’s ratable portion of such Borrowing.

10.5         Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of the Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Event or Default or Unmatured Event of Default and stating that such notice is a “notice of default”.  In the event that Agent receives such a notice, Agent shall give notice thereof to the Lenders.  Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as shall be requested by the Majority Lenders in accordance with Article IX; provided, however, that unless and until Agent shall have received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

10.6         Credit Decision.  Each Lender expressly acknowledges that none of the Agent–Related Persons has made any representation or warranty to it and that no act by any Agent, hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries shall be deemed to constitute any representation or warranty by such Agent to any Lender.  Each Lender represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or its Subsidiaries.  Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower which may come into the possession of any of the Agent–Related Persons.

10.7         Indemnification.  The Lenders shall indemnify upon demand the Agent–Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), ratably according to each Lender’s Commitment Percentage from and against any and all liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, and reasonable expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Loans) be imposed on, incurred by or asserted against any such Person any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such Person under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment to the Agent–Related Persons of any portion of such liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any reasonable costs or out–of–pocket expenses (including Attorney Costs) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower.  Without limiting the generality of the foregoing, if the IRS or any authority of the U.S. or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section 10.7, together with all Attorney Costs.  The obligation of the Lenders in this Section 10.7 shall survive the payment of all Obligations hereunder and termination of the Agreement.

10.8         Agent in Individual Capacity.  Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with Borrower and its Subsidiaries and Affiliates as though Agent were not Agent hereunder and without notice to the Lenders.  With respect to its Loans, Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Agent hereunder or under any other Loan Document, including, without limitation, the acceptance of fees or other consideration for services without having to account for the same to any of the Lenders.  The terms “Lender” and “Lenders” shall include BT in its individual capacity.

10.9         Resignation by Agent.

(a)           Agent may resign from the performance of all its functions and duties hereunder at any time by giving fifteen (15) Business Days’ prior written notice to Borrower and the Lenders.  Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)           Upon any such notice of resignation, the Majority Lenders shall appoint a successor Agent who shall (unless an Event of Default has occurred and is continuing) be satisfactory to Borrower and shall be an incorporated bank or trust company.

(c)           If a successor Agent shall not have been so appointed within said 15 Business Day period, Agent, with the consent of Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Majority Lenders, with the consent of Borrower, appoint a successor Agent as provided above.

(d)           If no successor Agent has been appointed pursuant to clause (b) or (c) by the 20th Business Day after the date such notice of resignation was given by Agent, Agent’s resignation shall become effective and the Majority Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Majority Lenders, with the consent of Borrower, appoint a successor Agent as provided above.

(e)           Upon the effective date of such resignation, only such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s rights, powers and duties in such capacity shall be terminated.  After any retiring Agent resigns hereunder as Agent the provisions of this Article X and Section 11.4 shall inure to their respective benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement; except with respect to indemnification provisions under this Agreement which shall survive as to such resigning Agent.

10.10       Documentation Agent.  The designation of Bank One, NA as Documentation Agent shall not impose upon it any obligation or liability to the Borrower or any Lender.

ARTICLE XI

MISCELLANEOUS

11.1         No Waiver; Modifications in Writing.  (a) No failure or delay on the part of Agent or any Lender in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to Agent or any Lender at law or in equity or otherwise.  No amendment, modification, supplement, termination or waiver of or to any provision of this Agreement or any Note, nor consent to any departure by Borrower therefrom, shall be effective unless the same shall be consented to by or on behalf of Borrower and the Majority Lenders; provided, however, that the consent of each Lender (other than a Defaulting Lender) affected thereby shall be required to effect any amendment, modification, supplement, termination, waiver or consent, as the case may be (any of the foregoing, a “Modification”), which has the effect of

(i)            reducing the aggregate principal amount of, or interest rate on, any of the Revolving Notes or Term Notes or releasing any Subsidiary Guarantor (other than as a result of a transaction permitted by Section 8.4 or an Asset Disposition made in accordance with the terms of this Agreement) or reducing the aggregate amount of any fees provided for in this Agreement, except that any Modification that has the effect of reducing the aggregate amount of any fees payable to Agent for its own account shall require only the consent of Agent;

(ii)           extending the stated final maturity of any of the Revolving Commitments, Term Loans or the Notes or the date of any portion of any payment of principal of, or interest or fees in respect of, any of the Revolving Commitments, Term Loans or the Notes (other than by way of (a) Modification of any provision for, or having the effect of requiring, any mandatory prepayment of any portion of any Loan, or (b) Modification or waiver of any Event of Default (other than an Event of Default described in Section 9.1(a)(i), 9.1(g) or 9.1(h)) or Unmatured Event of Default); or

(iii)         changing this proviso or the first sentence of Section 11.9(a), reducing the percentage specified in the definition of the term “Majority Lenders”, or (except in connection with a permitted assignment by any Lender under this Agreement) the definition of the terms “Revolving Commitment”, "Term Loans" or “Commitment Percentage” (it being understood with respect to all of the foregoing that, with the consent of the Majority Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Revolving Commitments are included in such determination on the date hereof);

(iv)          releasing any of the Pledged Stock (except as expressly provided in the applicable Security Documents) under all of the Security Documents; or

(v)          releasing any of the Collateral (except as expressly provided in Section 11.20(b));

provided, further, that the consent of Agent shall be required to effect any Modification that has the effect of (x) increasing the duties or obligations of Agent, (y) increasing the standard of care or performance required on the part of Agent, or (z) reducing or eliminating the indemnities, exculpations or immunities to which Agent is entitled.

Any Modification of or to any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given and only if in writing.  Except where notice is specifically required by this Agreement, no notice to or demand on Borrower or any other Person in any case shall entitle Borrower or such other Person to any other or further notice or demand in similar or other circumstances.

 (b)  If, in connection with any proposed amendment, change, supplement, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (a)(i) through (v), inclusive, of the first proviso to the third sentence of Section 11.1(a), the consent of the Majority Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right, so long as all non–consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non–consenting Lender or Lenders (or, at the option of the Borrower if the respective Lender’s consent is required with respect to less than all Loans, to replace only the respective Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 3.7 so long as at the time of such replacement, each such Replacement Lender consents to the proposed amendment, modification, supplement, waiver, discharge, termination or other change or (B) terminate such non–consenting Lender’s Revolving Commitment and repay all outstanding Loans of such Lender which gave rise to the need to obtain such Lender’s consent, in accordance with Section 4.l(b) and/or 4.2; provided that, unless the Revolving Commitment is terminated and Loans repaid pursuant to the preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Majority Lenders (determined before giving effect to the proposed action) shall specifically consent thereto, provided, further, that in any event Borrower shall not have the right to replace a Lender, terminate its Revolving Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) contemplated by the second proviso to the third sentence of Section 11.1(a).

11.2         Intentionally omitted.

11.3         Notices, Etc.  Except where telephonic instructions or notices are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto or any other Person shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by a reputable courier delivery service, or by prepaid telex, TWX or telegram (with messenger delivery specified in the case of a telegram), or by telecopier, and shall be deemed to be given for purposes of this Agreement on the day received if deposited in registered or certified mail, postage prepaid, and otherwise on the day that such writing is delivered or sent to the intended recipient thereof, or in the case of notice delivered by telecopy, upon completion of transmission with a copy of such notice also being delivered under any of the methods provided above, all in accordance with the provisions of this Section provided that any notice, request or demand to or upon any Agent or the Lenders pursuant to Sections 2.1, 2.2, 3.4 or 4.1 shall not be effective until received.  Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telex, TWX or telecopier numbers) indicated on Schedule 11.3 hereto or in any applicable Assignment and Assumption Agreement and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party on Schedule 11.3 hereto or in any applicable Assignment and Assumption Agreement (in each case as such may be modified from time to time by notice hereunder).

11.4         Costs, Expenses and Taxes; Indemnity.

(a)           Generally.  Borrower agrees (without duplication) to pay promptly upon written request by Agent, which shall include reasonable detail (i) all reasonable costs and expenses in connection with the negotiation, preparation, printing, typing, reproduction, execution and delivery of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and any amendment, waiver, consent relating hereto or thereto or other modifications of (or supplements to) any of the foregoing and any and all other documents and instruments furnished pursuant hereto or thereto or in connection herewith or therewith, including without limitation, the reasonable fees and out-of-pocket expenses of Winston & Strawn, special counsel to Agent, and any local counsel retained by Agent relative thereto, other Attorney Costs, independent public accountants and other outside experts retained by Agent in connection with the administration of this Agreement and the other Loan Documents, and (ii) all reasonable costs and expenses (including, without limitation, Attorney Costs), if any, paid by Agent or any Lender in connection with the enforcement of this Agreement, any of the Loan Documents or any other agreement furnished by Borrower or any of its Subsidiaries pursuant hereto or thereto or in connection herewith or therewith.  In addition, Borrower shall pay any and all present and future stamp, transfer excise and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, any Loan Document, or the making of any Loan, and each agrees to save and hold Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay by Borrower in paying, or omission by Borrower to pay, such taxes.  Any portion of the foregoing fees,  costs and expenses which remains unpaid more than thirty (30) days following Agent’s or any Lender’s statement and request for payment thereof shall bear interest from the date of such statement and request to the date of payment at the Default Rate.

(b)           Indemnification.  Borrower will indemnify and hold harmless Agent and each Lender and each director, officer, employee, agent and Affiliate of each Agent and each Lender (collectively, the “Indemnified Persons”) from and against all losses, claims, damages, penalties, causes of action, obligations, costs, expenses or liabilities (including, without limitation, Attorney Costs and reasonable expenses, consultant fees and investigation fees) (collectively, “Expenses”) to which such Indemnified Person shall become subject, insofar as such Expenses (or actions, suits or proceedings, including, without limitation, any inquiry or investigation or claim in respect thereof, whether or not any Indemnified Person is named as a party) arise out of, in any way relate to, or result from the transactions contemplated by this Agreement and to reimburse each Indemnified Person upon its written demand showing reasonable detail, for any legal or other expenses incurred in connection with investigating, preparing to defend or defending any such loss, claim, damage, liability, action or claim; provided, however, that Borrower shall have no obligation to an Indemnified Person hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of any such Indemnified Person or for any loss, claim, damage, liability, action or claim incurred by any Lender hereunder resulting solely from the gross negligence or willful misconduct of another Lender; and provided, further, however, that no Indemnified Person may settle any such action, suit or proceeding without the consent of Borrower which consent shall not be unreasonably withheld or delayed.  If an action, suit or proceeding arising from any of the foregoing is brought against any Indemnified Person, Borrower shall, if requested by such Indemnified Person, resist and defend at its own expense such action, suit or proceeding or cause the same to be resisted and defended by counsel reasonably satisfactory to such Indemnified Person.  Each Indemnified Person shall have the right to employ its own counsel to investigate and control the defense of any matter covered by such indemnity and the reasonable fees and expenses of such counsel shall be at the expense of the indemnifying party, provided, however, that in any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, Borrower shall not be liable for fees and expenses of more than one counsel (in addition to any local counsel), which counsel shall be designated by the Agent provided, further, however, each Indemnified Person shall have the right to employ separate counsel in any such inquiry, action, claim or proceeding and to control the defense thereof, and the reasonable fees and expenses of such counsel shall be at the expense of the Borrower if (i) Borrower shall have agreed in writing to pay such fees and expenses or (ii) such Indemnified Person shall have notified Borrower that it has been advised by counsel that there may be one or more legal defenses available to such Indemnified Person that are different from or additional to those available to the other Indemnified Persons and that such common representation would adversely impact the adequacy of the proposed representation.  If Borrower shall fail to do, or cause to be done, any act or thing which it has covenanted to do or cause to be done under this Agreement or any representation or warranty on the part of Borrower contained in any Loan Document shall be breached, Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend its own funds for such purpose, and will use its best efforts to give prompt written notice to Borrower that it proposes to take such action; provided, however, that any failure by Agent to do any such act or thing or give any such notice shall not relieve Borrower of any such obligations and shall not impose or result in the imposition of any liability on Agent or any Lender.  Any and all amounts so expended by Agent shall be due and payable by Borrower promptly upon Agent’s written demand therefor, together with interest thereon at a rate per annum equal to the Default Rate during the period from and including the date so demanded by Agent to the date of repayment.  To the extent that the undertaking to indemnify, pay or hold harmless Agent or Lender as set forth in this Section 11.4 may be unenforceable because it is violative of any law or public policy, Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(c)           If any sum due from Borrower under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable hereunder or under such order or judgment into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against Borrower with any Governmental Authority or in any court or tribunal, or (ii) enforcing any order or judgment given or made in relation hereto, Borrower shall indemnify and hold harmless each of the Persons to whom such sum is due from and against any loss actually suffered as a result of any discrepancy between (a) the rate of exchange used to convert the amount in question from the first currency into the second currency, and (b) the rate or rates of exchange at which such Person, acting in good faith in a commercially reasonable and prompt manner, purchased the first currency with the second currency after receipt of a sum paid to it in the second currency in satisfaction, in whole or in part, of any such order, judgment, claim or proof.  The foregoing indemnity shall constitute a separate obligation of Borrower distinct from its other obligations hereunder and shall survive the giving or making of any judgment or order in relation to all or any of such other obligations.

(d)           The obligations of Borrower under this Section and the other indemnification obligations of the Borrower under this Agreement shall be effective and binding on Borrower irrespective of whether any Loans are made and shall survive (i) the termination of this Agreement and the discharge of Borrower’s other obligations hereunder and under the Notes and (ii) the assignment by any Lender of any of its interests herein pursuant to Section 11.9(c) with respect to any acts, omissions and/or events occurring or arising prior to the Effective Date of such assignment.

(e)           Nothing contained in this Section shall be deemed to limit or reduce any indemnity in favor of any Agent or any Lender contained in any other Loan Document or agreement.

11.5         Confirmations.  Each of Borrower and each holder of a Note agrees, from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

11.6         Transfer of Notes.  In the event that the holder of any Note (including any Lender) shall transfer such Note, it shall immediately advise Agent and Borrower of such transfer, and Agent and Borrower shall be entitled conclusively to assume that no transfer of any Note has been made by any holder (including any Lender) unless and until Agent and Borrower shall have received written notice to the contrary.  Each transferee of any Note shall take such Note subject to the provisions of this Agreement and to any Modification or other action taken under this Agreement prior to the receipt by Agent and Borrower of written notice of such transfer by each previous holder of such Note and, except as expressly otherwise provided in such notice, Agent and Borrower shall be entitled conclusively to assume that the transferee named in such notice shall thereafter be vested with all rights and powers under this Agreement with respect to the Loans of the Lender named as the payee of the Note which is the subject of such transfer.

11.7         Adjustments; Setoff.

(a)           If, other than as expressly set forth elsewhere herein, any Lender shall obtain on account of the Committed Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its Commitment Percentage of payments on account of the Committed Loans obtained by all the Lenders, such Lender shall forthwith (x) notify Agent of such fact, and (y) purchase from the other Lenders such participations in the Committed Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid thereto together with an amount equal to such paying Lender’s Commitment Percentage (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender, of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  Agent will keep records (which shall be conclusive and binding in the absence of demonstrable error), of participations purchased pursuant to this Section 11.7 and will in each case promptly notify the Lenders and Borrower following any such purchases.  Any payments received after the Lenders have taken action pursuant to this Section 11.7 shall be allocated ratably among the Revolving Loans and the Swing Line Loans of all the Lenders.

(b)           Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 11.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 11.7(d)) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

(c)           Nothing herein shall require any Lender to exercise any right of setoff or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of Borrower.

(d)           In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Borrower or any other Person, any such notice being expressly waived by Borrower, upon the occurrence of an Event of Default to setoff and apply against any Obligations any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, whether matured or unmatured, of Borrower to such Lender, any amount owing from such Lender or any branch or agency thereof to or for the credit or account of Borrower, at or at any time after, the happening of  any of the above-mentioned events, and the aforesaid right of setoff may be exercised by such Lender against Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditor of Borrower, or against anyone else claiming through or against, Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditor, notwithstanding the fact that such right of setoff shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant.  Each Lender agrees promptly to notify Borrower and Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

(e)           Borrower expressly agrees that to the extent Borrower makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Indebtedness to the Lenders or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

11.8         Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement and it shall not be necessary in making proof of this Agreement to produce more than one such counterpart or counterparts bearing the signatures of all of the parties thereto.

11.9         Binding Effect; Assignment; Addition and Substitution of Lenders.

(a)           This Agreement shall be binding upon, and inure to the benefit of, Borrower, Agent, the Lenders, all future holders of the Notes and their respective successors and assigns; provided, however, that Borrower may not assign its rights or obligations hereunder or in connection herewith or any interest herein (voluntarily, by operation of law or otherwise) without the prior written consent of Agent and all of the Lenders.

(b)           Each Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in all or any portion of its Revolving Commitment and Loans or participation in Letters of Credit or any other interest of such Lender hereunder (in respect of any Lender, its “Credit Exposure”).  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, and Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Borrower agrees that if amounts outstanding under this Agreement or any of the Loan Documents are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Loan Document, provided, however,  that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 11.7.  Borrower also agrees that each Participant shall be entitled to the benefits of Sections 3.5, 3.6 and 4.6 with respect to its participation in the Loans outstanding from time to time.  Each Lender agrees that any agreement between such Lender and any such Participant in respect of such participating interest shall not restrict such Lender’s right to approve or agree to any amendment, change, supplement waiver of, discharge or termination to any of the provisions of this Agreement or any of the Loan Documents except to the extent that any of the forgoing would (i) extend the final scheduled maturity of any Loan or Note in which such Participant is participating beyond the Termination Date, or reduce the rate or extend the time of payment of interest or fees on any such Loan or Note (except in connection with a waiver of applicability of any post–default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that waivers or modifications of conditions precedent, covenants, Events of Default or Unmatured Events of Default or of a mandatory reduction in Commitments shall not constitute a change in the terms of such participation, and that an increase in any Revolving Commitment or Loan shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Loan Documents) supporting the Loans and/or Letters of Credit hereunder in which such Participant is participating.

(c)           Any Lender may at any time assign to one or more Eligible Assignees, including an Affiliate thereof (each an “Assignee”), all or any part of its Credit Exposure pursuant to an Assignment and Assumption Agreement, provided that (i) it assigns its Credit Exposure in an amount not less than $5,000,000 (or if less the entire amount of Lender’s Credit Exposure) and (ii) any assignment of all or any portion of any Lender’s Credit Exposure to an Assignee other than another Lender shall require the prior written consent of Agent and, so long as no Unmatured Event of Default or Event of Default has occurred and is continuing, Borrower (the consent of Borrower and Agent not to be unreasonably withheld or delayed), and provided further, that notwithstanding the foregoing limitations, any Lender may at any time assign all or any part of its Credit Exposure to any Affiliate of such Lender or to any other Lender.  Upon execution of an Assignment and Assumption Agreement and the payment of a nonrefundable assignment fee of $3,500 in immediately available funds to Agent at its Payment Office in connection with each such assignment, written notice thereof by such transferor Lender to Agent and the recording by Agent of such assignment and the resulting effect upon the Loans and Revolving Commitment of the assigning Lender and the Assignee, the Assignee shall have, to the extent of such assignment, the same rights and benefits as it would have if it were a Lender hereunder and the holder of the Obligations (provided that Borrower and Agent shall be entitled to continue to deal solely and directly with the assignor Lender in connection with the interests so assigned to the Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to Borrower and Agent by the assignor Lender and the Assignee) and, if the Assignee has expressly assumed, for the benefit of Borrower, some or all of the transferor Lender’s obligations hereunder, such transferor Lender shall be relieved of its obligations hereunder to the extent of such assignment and assumption, and except as described above, no further consent or action by Borrower, the Lenders or Agent shall be required.  At the time of each assignment pursuant to this Section 11.9(c) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) United States Federal income tax purposes, the respective Assignee shall provide to Borrower and Agent the appropriate IRS Forms (and, if applicable a Section 4.6(d)(ii) Certificate) described in Section 4.6(d).  Each Assignee shall take such Credit Exposure subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by Agent and Borrower of written notice of such transfer, by each previous holder of such Credit Exposure.  Such Assignment and Assumption Agreement shall be deemed to amend this Agreement and Schedule 1.1(a) hereto, to  the extent, and only to the extent, necessary to reflect the addition of such Assignee as a Lender and the resulting adjustment of all or a portion of the rights and obligations of such transferor Lender under this Agreement, the Revolving Commitment, the determination of its Commitment Percentage (rounded to twelve decimal places), the Loans and any new Notes to be issued, at Borrower’s expense, to  such Assignee, and no further consent or action by Borrower or the Lenders shall be required to effect such amendments.

(d)           Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning Borrower and any Subsidiary of Borrower which has been delivered to such Lender by Borrower pursuant to this Agreement or which has been delivered to such Lender by Borrower in connection with such Lender’s credit evaluation of Borrower prior to entering into this Agreement; provided that such Transferee or prospective Transferee agrees in writing to treat any such information which is not public as confidential.

(e)           Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, the Notes held by it) to any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board without notice to, or the consent of, Borrower.  No such pledge or assignment shall release the transferor Lender from its obligations hereunder.

11.10       CONSENT TO JURISDICTION; MUTUAL WAIVER OR JURY TRIAL.

(A)          ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CT CORPORATION SYSTEM WITH OFFICES ON THE DATE HEREOF AT 1633 BROADWAY, NEW YORK, NEW YORK 10019 AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING.  IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, THEN SUCH PARTY SHALL DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO AGENT UNDER THIS AGREEMENT.  EACH PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY, AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW.   NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY UNDER THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PARTY IN ANY OTHER JURISDICTION.

(B)          EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(C)          EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY COURT OR JURISDICTION, INCLUDING WITHOUT LIMITATION THOSE REFERRED TO IN CLAUSE (A) ABOVE, IN RESPECT TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.11       Governing Law.  THIS AGREEMENT AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE INTERNAL LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH SUCH LAWS OF SAID STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

11.12       Registry.  Borrower hereby designates Agent to serve as Borrower’s agent, solely for purposes of this Section 11.12 to maintain a register (the “Register”) on which it will record the Commitment from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation shall not affect Borrower’s obligations in respect of such Loans.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Register maintained by Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitment and Loans shall be recorded by Agent on the Register only upon the acceptance by Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 11.9.  Coincident with the delivery of such an Assignment and Assumption Agreement to Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount then owing to such assignor or transferor Lender shall be issued to the assigning or transferor Lender and/or the new Lender. Borrower agrees to indemnify Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by Agent in performing its duties under this Section 11.12 except for those resulting solely from Agent’s willful misconduct and/or gross negligence in the performance of such duties.

11.13       Severability of Provisions.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

11.14       Headings.  The Table of Contents and article and section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

11.15       Independent Nature of Lenders’ Rights.  The amounts payable at any time under this Agreement to each Agent and each Lender shall be separate and independent debts; each Lender shall be entitled to protect and enforce its rights arising out of this Agreement; and it shall not be necessary for any Agent or any other Lender to be joined as an additional party in any proceeding for such purpose.

11.16       Survival of Representations.  Unless a longer period is provided herein, all covenants, agreements and representations in this Agreement shall survive the making by the Lenders of the Loans and the execution and delivery to Agent for the account of the Lenders of the Notes evidencing the Loans, regardless of any investigation made by any Agent or the Lenders and of the Agent’s and the Lenders’ access to any information, and shall continue in full force and effect until the final and indefeasible payment in full of the Notes and all of Borrower’s obligations under this Agreement and the termination of the Revolving Commitments in their entirety.

11.17       Confidentiality.  Each of the Lenders severally agrees to keep confidential all non-public information pertaining to Borrower and its Subsidiaries which is provided to it by any such parties in accordance with such Lender’s customary procedures for handling confidential information of this nature and in a prudent fashion, and shall not disclose such information to any Person except (i) to the extent such information is public when received by such Lender or becomes public thereafter due to the act or omission of any party other than a Lender, (ii) to the extent such information is independently obtained from a source other than Borrower or its Subsidiaries and such information from such source is not, to such Lender’s knowledge, subject to an obligation of confidentiality or, if such information is subject to an obligation of confidentiality, that disclosure of such information is permitted, (iii) to an Affiliate of such Lender, counsel, auditors, examiners of any regulatory authority having jurisdiction over such Lender, accountants and other consultants retained by Agent or any Lender, (iv) in connection with any litigation or the enforcement of the rights of any Lender or Agent under this Agreement or any other Loan Document, (v) to the extent required by any applicable statute, rule or regulation or court order (including, without limitation, by way of subpoena) or pursuant to the request of any Governmental Authority having jurisdiction over any Lender or Agent; provided, however, that in such event, if the Lender(s) are able to do so, the Lender shall provide Borrower with prompt notice of such requested disclosure so that Borrower may seek a protective order or other appropriate remedy, and, in any event, the Lenders will endeavor in good faith to provide only that portion of such information which, in the reasonable judgment of the Lender(s), is relevant and legally required to be provided, or (vi) to the extent disclosure to other entities is appropriate in connection with any proposed or actual assignment or grant of a participation by any of the Lenders of interests in this Agreement and/or any of the other Loan Documents to such other financial institutions (who will in turn be required to maintain confidentiality as if they were Lenders parties to this Agreement).  In no event shall Agent or any Lender be obligated or required to return any such information or other materials furnished by Borrower.

11.18       Effectiveness.  This Agreement shall become effective on the date (the “Effective Date”) on which Borrower and each of the Lenders shall have signed a counterpart of this Agreement (whether the same or different counterparts) and shall have delivered the same to the Agent at the Notice Office (or to Agent’s counsel as directed by such counsel) or, in the case of the Lenders, shall have given to Agent or telephonic (confirmed in writing), written, telex or facsimile notice (actually received) at such office or the office of Agent’s counsel that the same has been signed and mailed to it.  Agent will give Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

11.19       Waiver of Immunities.  Subject to Section 11.10 of this Agreement, each Lender waives, in relation to any action or proceeding arising out of or relating to this Agreement or any Note, any sovereign immunity or other immunity to suit or to execution or attachment to which such Lender or any of its property may be or become entitled.

11.20       Concerning the Collateral and the Loan Documents.

(a)           Authority.  Each Lender (on its own behalf and on behalf of any Affiliate of such Lender which is a Secured Creditor) authorizes and directs BT to act as collateral agent and to enter into the Loan Documents relating to the Collateral for the benefit of the Lenders and the other Secured Creditors.  Each Lender (on its own behalf and on behalf of any Affiliate of such Lender which is a Secured Creditor) agrees that any action taken by the Agent, the Collateral Agent or the Majority Lenders (or, where required by the express terms, hereof, a different proportion of the Lenders) in accordance with the provisions hereof or of the other Loan Documents, and the exercise by the Agent, the Collateral Agent or the Majority Lenders (or, where so required, such different proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and the other Secured Creditors. Without limiting the generality of the foregoing, the Agent and the Collateral Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the other Secured Creditors with respect to all payments and collections arising in connection herewith and with the Loan Documents relating to the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by any Credit Party, (iii) act as collateral agent for the Lenders and the other Secured Creditors for purposes stated in the Loan Documents to the extent such perfection is required under the Loan Documents, provided, however, the Agent and the Collateral Agent hereby appoints, authorizes and directs each Lender and the other Secured Creditors to act as collateral sub-agent for the Agent, the Collateral Agent and the Lenders for purposes of the perfection of all security interests and Liens with respect to each Credit Party’s respective deposit accounts maintained with, and cash and Cash Equivalents held by, such Lender or such other Secured Creditor; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and liens created or purported to be created by the Loan Documents, and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Agent or the Lenders with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b)           Release of Collateral.

(i)            The Agent and each Lender (on its own behalf and on behalf of any Affiliate of such Lender that is a Secured Creditor) hereby directs the Agent and the Collateral Agent to release, in accordance with the terms hereof, any Lien held by the Agent or the Collateral Agent, under the Security Documents:

(A)          against all of the Collateral, upon final and indefeasible payment in full in cash of the Loans and Obligations and termination of all Commitments and Letters of Credit and termination hereof;

(B)           against any part of the Collateral sold or disposed of by Borrower or any of its Subsidiaries to the extent such sale or disposition is permitted hereby (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited hereby);

(C)           against any Collateral acquired by Borrower or any of its Subsidiaries after the Restatement Date and at least 80% of the purchase price therefor is within 120 days of the acquisition thereof financed with Purchase Money Indebtedness secured by a Lien permitted by clause (ix) of the definition of Permitted Liens.

(D)          so long as no Unmatured Event of Default or Event of Default has occurred and is continuing, in the sole discretion of the Agent upon the request of Borrower, against any part of the Collateral with a fair market value of less than $1,000,000 in the aggregate during the term of this Agreement as such fair market value may be certified to the Agent by Borrower in an officer’s certificate acceptable in form and substance to the Agent; and

(E)           against a part of the Collateral which release does not require the consent of all of the Lenders as set forth in Section 11.1(a), if such release is consented to by the Majority Lenders;

provided, however, that (y) the Agent and the Collateral Agent shall not be required to execute any such document on terms which, in its opinion, would expose it to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (z) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any of its Subsidiaries in respect of) all interests retained by Borrower and/or any of its Subsidiaries, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(ii)           Each Lender (on its own behalf and on behalf of any Affiliate of such Lender that is a Secured Creditor) hereby directs the Agent and the Collateral Agent (and the Agent and the Collateral Agent agree) to execute and deliver or file such termination and partial release statements and such other things as are necessary to release Liens to be released pursuant to this Section 11.20 promptly upon the effectiveness of any such release or enter into intercreditor agreements contemplated or permitted herein.

(c)           No Obligation.  Neither the Agent nor the Collateral Agent shall have any obligation whatsoever to any Lender or any other Secured Creditor or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or has been encumbered or that the Liens granted to the Agent and the Collateral Agent herein or pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent or the Collateral Agent in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent and the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent’s and the Collateral Agent’s own interests in the Collateral as one of the Lenders and that the Agent and the Collateral Agent shall not have any duty or liability whatsoever to any Lender, provided, that, notwithstanding the foregoing, the Agent and the Collateral Agent shall be responsible for its grossly negligent actions or actions constituting intentional misconduct.

                11.21       Matters Relating to the Second Amendment and Restatement Agreement.

                                (a)           References to and Effect on the Agreement.

On and after the date hereof each reference in the Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import, and each reference to the Agreement, as the case may be, in the Loan Documents and all other documents (the "Ancillary Documents") delivered in connection with the Agreement shall mean and be a reference to the Agreement as amended by the Second Amendment and Restatement Agreement.

Except as specifically amended above, the Agreement, and the other Loan Documents and all other Ancillary Documents shall remain in full force and effect and are hereby ratified and confirmed.

The execution, delivery and effectiveness of the Second Amendment and Restatement Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders or Agent under the Agreement, the Loan Documents or the Ancillary Documents.

                                (b)           Execution in Counterparts.  The Second Amendment and Restatement Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

                (c) Governing Law.  THE SECOND AMENDMENT AND RESTATEMENT AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE INTERNAL LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH SUCH LAWS OF SAID STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment and Restatement Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BMC INDUSTRIES, INC.

By:	/s/ Kathleen P. Pepski
Name:	Kathleen P. Pepski
Title:	Senior Vice President and
Chief Financial Officer

BANKERS TRUST COMPANY,

individually as a Lender and as Agent

By:	/s/ Robert Telescai
Name:	Robert Telesca
Title:	Vice President

BANK ONE, NA (Main Office Chicago)

individually as a Lender and as documentation agent

By:	/s/ Jenny A. Gilpin
Name:	Jenny A. Gilpin
Title:	Director, Capital Markets

WELLS FARGO BANK MINNESOTA,
NATIONAL ASSOCIATION (f/k/a Norwest
Bank Minnesota, National Association)

By:	/s/ Calvin R. Emerson
Name:	Calvin R. Emerson
Title:	Vice President

HARRIS TRUST AND SAVINGS BANK

By:	/s/ John Quigley
Name:	John Quigley
Title:	Vice President

CREDIT AGRICOLE INDOSUEZ

By:
Name:
Title:

By:
Name:
Title:

WACHOVIA BANK, N.A.

By:	/s/ Susan Holmes
Name:	Susan Holmes
Title:	Senior Vice President

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Ching Lim
Name:	Ching Lim
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ William J. Umscheid
Name:	William J. Umscheid
Title:	Vice President